Exhibit 10.1

Execution Version

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of March 27, 2013

among

REVEL AC, INC.,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as the Borrower,

THE GUARANTORS PARTY HERETO,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Issuing Bank

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

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-ii-

-iii-

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SCHEDULES:

1.01(a)	ACHA Parcel
1.01(b)	Buffer Property
1.01(c)	Restricted Subsidiaries
1.01(d)	Mortgaged Property
2.01(a)	Revolving Commitments
2.01(b)	Term Loan Commitments
3.03	Consents and Approvals
3.05(b)(i)	Real Property
3.05(b)(iv)	Assessments for Public Improvements
3.05(b)(vii)	Restrictions on Transferability
3.05(c)	Redevelopment Resolutions
3.05(d)	Project Property
3.05(e)	Coverage Ratio Properties
3.06(b)	Trademarks
3.06(c)	Patents
3.06(d)	Copyrights
3.06(e)	Licenses
3.07(a)	Subsidiaries
3.07(c)	Organizational Chart
3.08	Litigation
3.12	Regarding Certain Capital Expenditures
3.18	Environmental Matters
5.04(a)	Insurance
6.01(c)	Existing Indebtedness
6.02(b)	Existing Liens Arising by Operation of Law
6.02(f)	Existing Liens
6.17	Existing Negative Pledges

EXHIBITS:

A	Form of Administrative Questionnaire
B	Form of Assignment and Assumption
C	Form of Borrowing Request
D	Approved Budget
E	Form of Declaration of Covenants and Restrictions
F	Form of Subordination, Non-Disturbance and Attornment Agreement
G	Form of Interest Election Request
H	[Reserved]
I	Form of Revolving Note
J	Form of Term Note
K	Form of Tax Compliance Certificate
L	Form of Interim Order
M	Form of Cash Flow Forecast

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DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of March 27, 2013 among REVEL AC, INC., a Delaware corporation and a debtor and debtor-in-possession (the “Borrower”) in a case pending under chapter 11 of the Bankruptcy Code (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Guarantors, the Lenders, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Bank.

W I T N E S S E T H:

WHEREAS, on March 26, 2013 (the “Filing Date”), the Borrower and each of the Guarantors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (such court, together with any other court having competent jurisdiction over the Case from time to time, the “Bankruptcy Court”) and commenced cases numbered 13-16253, 13-16254, 13-16255, 13-16256 and 13-16257 respectively (each, a “Case,” and, collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (a) Revolving Loans and Letters of Credit at any time and from time to time during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed $125,000,000 and (b) Term Loans on the date of any Roll-Up Borrowing in an aggregate principal amount not to exceed $125,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“AC Property Co” shall mean Revel Atlantic City, LLC, a New Jersey limited liability company.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that is in form and substance consistent in all material respects with, and as it may be amended in accordance with the terms of, the Restructuring Support Agreement and the Restructuring Term Sheet and provides for, among other things, the termination of the Revolving Commitments and the payment in full in cash of the Obligations outstanding under the Loan Documents and, with respect to any Letter of Credit that does not become a letter of credit under the Exit Facilities, Cash Collateralization of such Letter of Credit in an amount not less than the Minimum Collateral Amount, on the Plan Effective Date of such Reorganization Plan.

“ACHA” shall mean the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other Governmental Authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract.

“ACHA Contract” shall mean that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of February 10, 2011, as the same may be further amended from time to time.

“ACHA Approval” shall mean the earlier to occur of (i) the issuance by the ACHA of a certificate of completion under any of the ACHA Documents or (ii) the approval by ACHA of an increase in the Revolving Commitments to at least $100.0 million.

“ACHA Documents” shall mean all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“ACHA Parcel” shall mean that portion of the Mortgaged Property described as such on Schedule 1.01(a).

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.06(a) hereof.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Advisors” shall mean (a) counsel to the Agents, the Issuing Bank, the Lenders and their Related Parties, limited to (i) one primary counsel for the Agents (as of the Closing Date, Cadwalader, Wickersham & Taft LLP), (ii) one primary counsel for the Steering Committee (as of the Closing Date, Paul, Weiss, Rifkind, Wharton & Garrison LLP), (iii) one gaming counsel for the Agents (as of the Closing Date, Michael & Carroll), (iv) one gaming counsel for the Steering Committee (as of the Closing Date, Fox Rothschild LLP) and (v) to the extent reasonably necessary or advisable, local counsel in connection with the reorganization of the Loan Parties or otherwise and (b) any financial advisors, investment bankers and other specialty consultants retained by the Agents, counsel for the Agents, the Steering Committee or counsel for the Steering Committee.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amenities CapEx” shall mean Capital Expenditures consisting of completion and refinement of amenities to the Project that are contemplated to be made and described on Annex A to Schedule 3.12.

“Amenities CapEx Borrowing” shall mean a Revolving Borrowing the proceeds of which are used to pay for Amenities CapEx.

“Amenities CapEx Budget Reserve” shall mean $8,929,873.94, as such amount may be adjusted in accordance with Schedule 3.12.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean (a) in the case of Eurodollar Loans, a percentage per annum equal to (i) 9.00% with respect to the Term Loan and (ii) 7.50% with respect to each Revolving Loan, and (b) in the case of ABR Loans, a percentage per annum equal to (i) 8.00% with respect to the Term Loan and (ii) 6.50% with respect to each Revolving Loan.

“Approved Budget” shall mean the Loan Parties’ budget attached hereto as Exhibit D, setting forth (i) in reasonable detail the receipts and disbursements of the Loan Parties on a weekly basis from the Filing Date through and including June 15, 2013 and (ii) the Loan Parties’ projected consolidated balance sheet and consolidated statements of income as of the end of each month occurring prior to June 15, 2013, as such budget may be amended or modified from time to time by the Borrower provided that the Required Lenders shall have provided prior written consent to any such amendment or modification.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean J.P. Morgan Securities LLC, as sole lead arranger.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, to any person other than (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Avoidance Actions” shall mean the Loan Parties’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall have the meaning assigned in the Recitals hereto.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall mean J.P. Morgan Securities LLC, as sole bookrunner.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (ii) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Boutique Hotel Documents” shall have the meaning assigned to such term in Section 6.06(p).

“Boutique Hotel Easements” shall have the meaning assigned to such term in Section 6.06(p).

“Boutique Hotel Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within such portion of the Project.

“Boutique Hotel Up Front Lease Proceeds” shall mean with respect to a Boutique Hotel Lease, the cash proceeds received by the Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Boutique Hotel Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any boutique hotel, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Boutique Hotel Lease or (y) any other liabilities retained by the Borrower or any of its Restricted

Subsidiaries associated with the properties leased in such Boutique Hotel Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Boutique Hotel Up Front Lease Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made within 180 days of such Boutique Hotel Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Boutique Hotel Lease, such cash proceeds shall constitute Boutique Hotel Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Boutique Hotel Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the boutique hotel associated with the Boutique Hotel Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a boutique hotel, in order to facilitate the use, operation, construction or development of such boutique hotel (all such costs referenced in this clause (v), the “Boutique Hotel Construction Costs”).

“Buffer Property” shall mean the Real Property described on Schedule 1.01(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cage Cash” shall mean cash that is located and maintained on-site at the Project required to be maintained by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Capital Expenditure” shall mean with respect to any person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 constituting an acquisition of a person, business unit or division or substantially all of a person’s assets, (vii) expenditures financed with the net cash proceeds of Indebtedness permitted to be incurred under Section 6.01(e) or (s), (viii) expenditures financed with net cash proceeds received by the Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of the Loan Parties under the Energy Services Agreement shall not, for purposes of the Loan Documents, constitute Capital Lease Obligations.

“Carve-Out” shall have the meaning assigned to such term in the Orders.

“Case” and “Cases” shall each have the meaning assigned in the Recitals hereto.

“Cash” shall mean money, currency or a credit balance in any demand or Cash Account.

“Cash Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral”, “Cash Collateralized’ and “Cash Collateralization” shall each have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Financial Services LLC or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (e) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Financial Services LLC or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (f) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; (g) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Financial Services LLC or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance; and (h) demand deposit accounts maintained in the ordinary course of business with any commercial bank meeting the qualifications specified in clause (b) above.

“Cash Flow Forecast” shall have the meaning assigned to such term in Section 5.01(h).

“Cash Management Order” shall mean the Bankruptcy Court order, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, relating to the cash management system, bank accounts, and business forms of the Loan Parties.

“Casino License” shall mean any and all licenses, approvals and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any person, other than the transactions contemplated by the REG Lease (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of the Borrower or any parent company of the Borrower, measured by voting power rather than number of shares; or

(4) after an initial public offering of the Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) it is acknowledged and agreed that nothing in any stockholders or securityholders agreement relating to the Units, the Warrants or the shares of common stock receivable upon exercise of the Warrants, will result in the holders of the Units or the Warrants or the shares of stock being considered a “person” or a “group” referred to in clause (3) above.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Claims Cap” shall have the meaning assigned to such term in Section 8.01(z).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a Revolving Loan (or Revolving Borrowing) or a Term Loan (or Term Borrowing).

“Closing Date” shall mean the first date following the Interim Order Entry Date on which the conditions precedent set forth in Sections 4.01 and 4.03 shall have been satisfied or waived in accordance with Section 10.02 (which in no event shall be more than three (3) Business Days following the Interim Order Entry Date (or such later date as the Administrative Agent and the Required Lenders may agree in their sole discretion)).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all real, personal and mixed property (including Equity Interests and following entry of the Final Order, the proceeds of Avoidance Actions) of the Loan Parties’ respective estates in the Cases, including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, governmental approvals, licenses and permits, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, securities, partnership or membership interests in limited liability companies and capital stock of any Subsidiary of any Loan Party, including, without limitation, the products and proceeds thereof (but for the avoidance of doubt excluding any property over which the creation or granting of a Lien would violate any applicable Gaming Laws).

“Collateral Agent” shall mean JPMorgan Chase Bank, in its capacity as collateral agent under the Loan Documents for the benefit of the Secured Parties, as the context may require.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean the Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party or JPMorgan Chase Bank or any Affiliate thereof) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or a convention, trade show or exhibition facility (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor).

“Construction Cap” shall have the meaning assigned to such term in Section 8.01(z).

“Construction Consultant” shall mean Merritt & Harris, Inc. or such other construction consultant of recognized national standing appointed by the Administrative Agent.

“Construction Costs” shall have the meaning assigned to such term in Section 8.01(z).

“Construction Management Agreement” shall mean that certain Construction Management Agreement between REG and the Construction Manager dated April 5, 2007, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Construction Manager” shall mean Tishman Construction Corporation of New Jersey, or such other construction manager of recognized national standing appointed by the Borrower with the reasonable consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Manager Litigation Proceeds” shall mean the actual net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from or on behalf of Tishman Construction Corporation of New Jersey as damages or in settlement of claims arising from or in connection with disputes between the Borrower and its Restricted Subsidiaries and Tishman Construction Corporation of New Jersey, net of (i) legal, accounting and other professional fees, (ii) taxes paid or payable in connection therewith, (iii) amounts reserved from such amount for settlement of claims or other actual or potential liabilities (provided that, to the extent and at any time such amounts are released from such reserve such amounts shall constitute Construction Manager Litigation Proceeds) and (iv) amounts previously paid by the Borrower and its Restricted Subsidiaries constituting disputed amounts under the Construction Management Agreement.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent persons) of the Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent person), if, in each case, such other director’s (or equivalent person’s) nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equityholders of the Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean each control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement.

“Coverage Ratio Properties” shall mean any parcel of real property, excluding the Mortgaged Property, which is included by any owner of the Mortgaged Property or by any Governmental Authority for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio, it being understood that real property which is Coverage Ratio Property may subsequently cease to be Coverage Ratio Property as a result of a change in the applicable coverage ratio requirements, other action or waiver by any Governmental Authority, or the inclusion of other real property for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio.

“CRDA” shall mean the Casino Reinvestment Development Authority.

“CRDA Obligations” shall have the meaning assigned to such term in Section 3.25.

“Credit Extension” shall mean each of the following: (a) a borrowing of Loans or (b) an issuance of Letters of Credit.

“CUP” shall mean the central utility plant that provides energy, hot water and chilled water to the Project.

“CUP Documents” shall mean the Energy Services Agreement and the CUP Land Lease.

“CUP Easements” shall have the meaning assigned to such term in Section 6.06(m).

“CUP Holder” shall mean ACR Energy Partners, LLC.

“CUP Land Lease” shall mean that certain Lease between the CUP Holder and NB Acquisition LLC, a New Jersey limited liability company, dated as of April 8, 2011.

“Day Club” shall mean a daytime club destination on or near the beach at the Project.

“Day Club CapEx” shall mean Capital Expenditures in respect of the completion of the Day Club as described on Annex B to Schedule 3.12.

“Day Club CapEx LC” shall mean a reducing Letter of Credit issued by the Issuing Bank for the account of the Borrower for the benefit of the general contractor for the construction of the Day Club to pay for Day Club CapEx in accordance with Schedule 3.12.

“Day Club CapEx LC Maximum Amount” shall mean, as of any date of determination, an amount equal to $6,148,088.23 less the amount drawn under the Day Club CapEx LC at any time prior to such date plus the amount by which the Day Club CapEx LC Maximum Amount may be increased pursuant to Schedule 3.12.

“Day Club CapEx Revolving Loan Basket” shall mean, as of any date of determination, an amount equal to $1,076,132.79 less the aggregate amount of Revolving Loans the proceeds of which have been used prior to such date for payment of Day Club CapEx, as such amount may be increased or decreased pursuant to Schedule 3.12.

“Declaration of Covenants and Restrictions” shall mean an agreement substantially in the form of Exhibit E or in such other form reasonably satisfactory to the Collateral Agent, including such provisions as shall be necessary to conform such document to applicable laws or as shall be customary under applicable laws, pursuant to which each Coverage Ratio Property shall be deed restricted in such manner that no action may be taken with respect to a Coverage Ratio Property (for so long as it is Coverage Ratio Property), the effect of which would be to cause the Mortgaged Property to fail to comply with any applicable maximum impervious coverage area limitations.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07(c).

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and any other Lender.

“Disbursement Agent” shall mean JPMorgan Chase Bank, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement, dated as of March 27, 2013, among the Borrower, the Administrative Agent and the Disbursement Agent.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Revolving Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Revolving Commitment Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Revolving Commitment Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualified Lender” shall mean any Lender with respect to which a finding of Disqualification has occurred.

“Disqualification” shall mean, with respect to any person:

(a) the failure of such person if not extended, timely to (i) file pursuant to applicable Gaming Laws any application or waiver request required of such person by any Gaming Authority in connection with any licensing or qualification of such person by reason of the status of such person in connection with the Loan Parties or request designation that the Lender has no status under the Gaming Laws and/or that the Gaming Authorities will not exercise their discretion to require qualification or (ii) have a finding of failure to cooperate with any Gaming Authority or provide any information or documentation required by any Gaming Authority withdrawn;

(b) the withdrawal by such person (except where requested or permitted by the applicable Gaming Authority) of any such application; or

(c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such person is “unsuitable” or disqualified as a lender to the Loan Parties or (ii) denying the issuance to such person of any Casino License required under applicable Gaming Laws to be held by such person as a lender to the Loan Parties.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (w) the Borrower or any Affiliate of the Borrower (other than a person who is an Affiliate solely because such person owns Voting Stock or other Equity Interests of the Borrower or any of its Subsidiaries), (x) any person that is subject to a Disqualification, (y) any Competitor or (z) any Defaulting Lender or any of its Subsidiaries.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Loan Party in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof by a Loan Party or any direct or indirect owner of the Borrower (after taking into account any tax credits or deductions and any tax sharing arrangements attributable to the Loan Parties, in each case reducing the amount of taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Energy Services Agreement” shall mean the Second Amended and Restated Energy Sales Agreement, dated April 11, 2011, between REG and CUP Holder.

“Entertainment Venue Documents” shall have the meaning assigned to such term in Section 6.06(o).

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(o).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, re-mediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Mortgaged Property or (ii) any violation or alleged violation of any Environmental Law by a Loan Party, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to public health, safety (as it relates to environmental matters), or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as it relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, any such person, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERGG Agreement” shall mean The State Economic Redevelopment and Growth Incentive Grant Agreement, dated as of February 11, 2011 by and among Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a Delaware limited liability company, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Proceeds” shall mean cash proceeds received by the Borrower or REG from the State of New Jersey under the ERGG Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412(b) or (c) of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) with respect to any Plan, the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Real Property” shall mean (i) the Buffer Property and (ii) (a) any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by any Loan Party under Section 2.16, any U.S. federal withholding tax imposed pursuant to a law in effect (including FATCA) at the time such person becomes a party hereto (or designates a new lending office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), and (d) any withholding tax resulting from a person’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing LC” shall mean letter of credit number TFTS-234767 issued by JPMorgan Chase Bank for the account of the Borrower for the benefit of Companion Property and Casualty with a face amount of $1,900,000 as of the Closing Date, as such letter of credit may be amended, restated, modified or extended from time to time provided that the outstanding face amount thereof shall not be in excess of the Existing LC Maximum Amount.

“Existing LC Maximum Amount” shall mean, as of any date of determination, an amount equal to $1,900,000 less the amount drawn under the Existing LC at any time prior to such date.

“Exit Agents” shall mean the administrative agent and the collateral agent under each of the Exit Credit Agreements.

“Exit Borrower” shall mean the Borrower as defined in each of the Exit Credit Agreements.

“Exit Credit Agreements” shall mean each of the credit agreements for the Exit Facilities of the reorganized Borrower and consistent in form and substance with the Exit Facility Term Sheet, with such amendments, modifications, supplements and changes permitted or agreed to pursuant to the terms of the Restructuring Support Agreement or otherwise.

“Exit Facilities” shall mean, collectively, the term loan and revolving credit facility under the Exit Credit Agreements.

“Exit Facility Term Sheet” shall mean the term sheet in respect of the Exit Credit Agreements attached as Exhibit C to the Restructuring Term Sheet.

“Exit Guarantors” shall mean the Guarantors as defined in each of the Exit Credit Agreements.

“Exit Lenders” shall mean the Lenders as defined in each of the Exit Credit Agreements.

“Exit Loan Documents” shall mean the Loan Documents as defined in each of the Exit Credit Agreements.

“Extraordinary Receipts” shall mean actual net cash proceeds received by the Borrower or any of its Restricted Subsidiaries in excess of $2,000,000 in any single occurrence or series of related occurrences (a) as damages or settlement amounts in connection with any Commercial Tort Claims (as defined in the UCC), now or hereafter arising and excluding any of such damages or settlement amounts constituting Special Proceeds, in each case, net of (i) legal, accounting and other professional fees, and taxes paid or payable in connection therewith and (ii) amounts reserved, in accordance with GAAP, from such amount for settlement or payment of claims or other actual or potential liabilities (provided that, to the extent and at any time such amounts are released from such reserve and not applied to such settlement or payment or liabilities, such amounts shall constitute Extraordinary Receipts at such time) or (b) as an upfront payment in consideration for the entering into any joint venture (excluding any such payments constituting Special Proceeds or relating to the Day Club and excluding ongoing lease payments or payments relating to the joint venture or distributions, and which for the avoidance of doubt, shall not include any payments received after the opening of any such joint venture), net of (i) selling or leasing expenses associated with such joint venture (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such upfront payment including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such joint venture or (y) any other liabilities retained by the Borrower or any of its Restricted Subsidiaries associated with such joint venture (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Extraordinary Receipts); and (iii) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with such joint venture, including any such costs relating to modifications to be made to portions of the Project, in order to facilitate the use, operation, construction or development of such joint venture.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any federal regulation promulgated or Revenue Ruling, Revenue Procedure, Notice or other official guidance issued thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean each of the fees under Section 2.06.

“Filing Date” shall have the meaning assigned in the Recitals hereto.

“Final Effective Date” shall mean the first date following the Final Order Entry Date on which the conditions precedent set forth in Sections 4.01, 4.02 and 4.03 shall have been satisfied or waived in accordance with Section 10.02 (which in no event shall be more than three (3) Business Days following the Final Order Entry Date (or such later date as the Administrative Agent and the Required Lenders may agree in their sole discretion)).

“Final Order” shall mean a final order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order and in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order, the borrowing by the Borrower of the full amount of the aggregate Revolving Commitments and the Roll-Up Borrowings to occur on the Final Effective Date as set forth in Section 2.23(c).

“Final Order Entry Date” shall mean the date that the Final Order is entered by the Bankruptcy Court in the Cases.

“Financial Advisor” shall have the meaning assigned to such term in Section 8.01(p)(i) hereof.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Day Orders” shall mean all orders entered or to be entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Filing Date or within five (5) Business Days of the Filing Date or based on motions filed on or about the Filing Date (including, for the avoidance of doubt, the Cash Management Order), which shall each be in form and substance reasonably satisfactory to the Agents and the Required Lenders.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action or status by a particular person, any consent, approval or other authorization required for such action or status by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by the Loan Parties within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” shall mean any building or other structure as described within the provisions of N.J.S.A. 5:12-19, including a building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Laws” shall mean all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by the Loan Parties, including, but not limited to, those in connection with material debt transactions and those relating to qualification, waiver or other requirements with respect to the Lenders, the Arranger and the Agents.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., FINRA), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(c), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10, each a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutant, contaminant, or hazardous or toxic chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such person is a limited partner) in which such person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Deed” shall mean that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party (other than payments in respect of business interruption as reasonably determined by the Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof, whether by a Loan Party or any direct or indirect owner thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements, the Security Agreement or the Orders.

“Intellectual Property License Agreements” shall mean those agreements providing for the assignment and/or license of trademarks and related property from one or more Loan Parties to a Permitted Investor, parent company of the Borrower or Affiliate thereof and the license to one or more Loan Parties of trademarks or related property for use in Atlantic City, New Jersey.

“Intellectual Property Security Agreements” shall mean any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit 4, 5 or 6, as applicable, to the Security Agreement.

“Intercompany Note” shall mean the intercompany note, dated as of March 27, 2013, among the Loan Parties.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09(b), substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Loan with an Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period and (c) the Revolving Commitment Termination Date with respect to any Revolving Loan or the Term Loan Maturity Date with respect to the Term Loan, as applicable.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Availability Amount” shall mean, as of any date of determination, the lesser of (a) the sum of (x) $20,000,000 plus (y) the then applicable Existing LC Maximum Amount plus (z) the then applicable Day Club CapEx LC Maximum Amount and (b) such lower amount as the Bankruptcy Court may order.

“Interim Order” shall mean an interim order or orders of the Bankruptcy Court entered in the Cases authorizing and approving, among other things, this Agreement, the other Loan Documents, the extension of credit to the Borrower (x) under Revolving Commitments in the form of Letters of Credit and NM Loans up to the Interim Availability Amount and (y) under Roll-Up Borrowings as set forth in Section 2.23, and the transactions contemplated hereby and thereby and granting Liens on the Collateral, with the applicable priority thereof, and the Superpriority Claims, each as described in Section 3.26, in favor of the Collateral Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit L hereto, as such order or orders may be extended, amended, supplemented or modified in a manner reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Investigation Budget” shall have the meaning assigned to such term in the Orders.

“Investigation” shall mean (a) the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against (i) any Agent, the Issuing Bank or any Lender or their respective Related Parties, including with respect to any of the Liens created in connection with the Loan Documents or (ii) the agents, trustee, noteholders or lenders, as applicable, under any of the Prepetition 2012 Credit Agreement, the Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture or their respective Related Parties, (b) the review or challenge of any Liens granted in connection with the Prepetition 2012 Credit Agreement, the Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture, or (c) the investigation, initiation or prosecution of claims, causes of action, adversary proceedings or other litigation with respect to Avoidance Actions against any such persons, including but not limited to those that may exist under 11 U.S.C §§ 544, 547, 548 or otherwise.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean JPMorgan Chase Bank or such other Lender designated as an Issuing Bank pursuant to Section 2.18(j).

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“Land” shall mean the real estate comprising the Mortgaged Property, which together with the Mortgaged Property as more specifically described, and as shall be more specifically described, in the Mortgages including all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to the Land.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligation” shall mean, for any Letters of Credit, the obligations of any person to pay any amounts due in connection therewith.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Superpriority Claim” shall have the meaning assigned to such term in Section 3.26(a).

“Lenders” shall mean (a) the financial institutions that are a party hereto and (b) any financial institution that has become party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” shall mean any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.06(c).

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such interest period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“License Revocation or Suspension” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or Liquor License issued by any Gaming Authority or applicable Governmental Authority covering any casino or gaming facility operated in connection with the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to possess, store, sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.

“Liquor Laws” shall mean, the laws, rules, regulations and orders applicable to or involving the possession, storage, sale and/or distribution of beer, wine or liquor by the Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which the Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to possess, store, sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean the Term Loan and each Revolving Loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Notes (if any) executed and delivered pursuant to Section 2.05(c), the Security Documents, the Disbursement Agreement and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Documents” shall have the meaning assigned to such term in Section 6.06(n).

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(n).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations, condition (financial or otherwise), liabilities, properties or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to pay the Obligations or (c) materially and adversely affects the rights of the Secured Parties under their respective Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the Security Documents.

“Material Agreement” shall mean (a) the Intellectual Property License Agreements, (b) the Energy Services Agreement, (c) the Transportation Improvement Project Documents, (d) the Redevelopment Agreement, and (e) the REG Lease (but in any case excluding the Loan Documents).

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of the Borrower or any of its Subsidiaries entered into after the Filing Date in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with Sections 2.08, 2.09, 2.10 or 2.19, an amount equal to 103% of the principal outstanding amount of all LC Exposure subject to such provision or (iii) with respect to any repayment of Revolving Loans, the outstanding principal amount of such Revolving Loans.

“Minimum Liquidity Requirement” shall have the meaning ascribed to such term in Section 6.10(a).

“MNPI” shall have the meaning assigned to such term in Section 10.01(e).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document or instrument, including any Order, creating and evidencing a Lien on a Mortgaged Property for the benefit of the Secured Parties in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean the Real Property listed on Schedule 1.01(d) or otherwise as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Orders.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset

Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any issuance of Indebtedness by the Borrower or any of its Restricted Subsidiaries, the net cash proceeds thereof, net of customary fees, commissions, costs and other expenses (including legal, accounting and investment banking fees and expenses) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, including but not limited to Insurance Proceeds and Eminent Domain Proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith).

“NM Loan” shall mean any Revolving Loan that was not borrowed as part of a Roll-Up Borrowing.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall mean each Revolving Note and each Term Note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit I or Exhibit J hereto, as applicable.

“Obligations” shall mean obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of LC Reimbursement Obligations, interest thereon and obligations to provide Cash Collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of the Cases and any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officer’s Certificate” shall mean a certificate executed on behalf of a Loan Party by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Orders” shall mean the Interim Order or the Final Order or both, as the context may require.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes and any other excise, property, mortgage recording or similar Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License or other Gaming Approvals and the Redevelopment Agreement.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to the Borrower and its Subsidiaries the foregoing shall only be

Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B-II of the Title Policy.

“Permitted Investors” shall mean (i) any members of management of the Borrower on the Closing Date and family members thereof, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the persons referred to in the immediately preceding clause (i), (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the persons referred to in the immediately preceding clauses (i) or (ii), and (iv) any Affiliates of any of the persons referenced in clauses (i), (ii) or (iii), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor or the Borrower shall not refinance Indebtedness of the Borrower or a Guarantor, and (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension; provided that if any Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other Loan Parties may be guarantors of such Indebtedness.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plan Effective Date” shall mean the date of the effectiveness of an Acceptable Reorganization Plan that has been confirmed pursuant to a final order of the Bankruptcy Court.

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Prepetition” shall mean, when used with respect to any agreement or instrument or any claim or proceeding or any other matter with respect of any Loan Party, an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred or, by operation of law, is deemed to have occurred, prior to the Filing Date.

“Prepetition 2012 Credit Agreement” shall mean that certain Credit Agreement, dated as of May 3, 2012, by and among Revel AC, Inc., as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, collateral agent, swingline lender and an issuing bank, as amended, supplemented or otherwise modified from time to time.

“Prepetition 2012 Credit Agreement Lender” shall mean each “Lender” (under and as defined in the Prepetition 2012 Credit Agreement) from time to time party to the Prepetition 2012 Credit Agreement.

“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition (i) Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or any other Prepetition claims against any Loan Party.

“Prepetition Second Lien Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Prepetition Second Lien Documents, and its successors and assigns.

“Prepetition Second Lien Documents” shall mean the Prepetition Second Lien Indenture and the other Collateral Documents (as defined in the Prepetition Second Lien Indenture), including each mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Prepetition Second Lien Indenture” shall mean that certain indenture, dated as of February 17, 2011, among the Borrower, the Guarantors and the Prepetition Second Lien Trustee, as trustee and collateral agent for the Prepetition Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement.

“Prepetition Second Lien Notes” shall mean the $304,400,000 12% second lien notes due 2018 issued on February 17, 2011 under the Prepetition Second Lien Indenture as part of the Units and any notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind and any notes issued in exchange therefor having the same economic terms, including guarantees thereof by the Guarantors.

“Prepetition Second Lien Secured Parties” shall mean the Prepetition Second Lien Trustee, the Prepetition Second Lien Collateral Agent and each person that is a holder of Prepetition Second Lien Notes (either separately or as part of a Unit).

“Prepetition Second Lien Noteholder” shall mean each person that is a holder of Prepetition Second Lien Notes (either separately or as part of a Unit).

“Prepetition Second Lien Trustee” shall mean U.S. Bank National Association, in its capacity as Trustee under the Prepetition Second Lien Indenture, and its successors and assigns.

“Prepetition Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of February 17, 2011, by and among the Borrower, as borrower, the guarantors party thereto, JPMorgan Chase Bank, as administrative agent and collateral agent and the other parties thereto, as amended, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Credit Agreement Lender” shall mean each “Lender” (under and as defined in the Term Loan Credit Agreement) from time to time party to the Term Loan Credit Agreement.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(e).

“Primed Liens” shall have the meaning assigned to such term in Section 3.26(d).

“Priming Liens” shall have the meaning assigned to such term in Section 3.26(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(e).

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall mean the beachfront casino entertainment resort commonly known as Revel Atlantic City Hotel and Casino in Atlantic City, New Jersey.

“Project Completion Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 3.05(b)(i), on which the Project is located.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the relevant Loan Party or Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, which includes, without limitation, the easements on the Project Site, the Project Site and the other Mortgaged Property.

“Redevelopment Agreement” shall mean that certain Redevelopment Agreement, dated November 8, 2007, by and between the City of Atlantic City, The City Council of Atlantic City and Revel Entertainment Group, LLC, as amended by that certain Amendment to the Redevelopment Agreement, dated November 30, 2010, by and between the City Council of Atlantic City and Revel Entertainment Group, LLC, that certain Second Amendment to the Redevelopment Agreement, dated February 10, 2011, by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Third Amendment to the Redevelopment Agreement dated September 22, 2011, by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Fourth Amendment to the Redevelopment Agreement dated November 30, 2011 by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Fifth Amendment to the Redevelopment Agreement, dated November 30, 2011, by and between the City, the City Council and Revel Atlantic City, LLC and that certain Sixth Amendment to the Redevelopment Agreement dated January 27, 2012 and April 9, 2012 by and between the City, the City Council and Revel Entertainment Group, LLC.

“REG” shall mean Revel Entertainment Group, LLC, a New Jersey limited liability company.

“REG Lease” shall mean that certain Ground Lease, dated as of February 17, 2011, between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents, advisors and counsel of such person and of such person’s Affiliates.

“Release” shall mean any reportable or actionable spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing,

dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or throughout any structure or facility.

“REM” shall mean Revel Entertainment Marketing, LLC, a New York limited liability company.

“Reorganization Plan” shall mean a plan of reorganization of the Loan Parties in the Cases.

“Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing more than 50% of the sum of the total Revolving Credit Exposure, unused Revolving Commitments and the outstanding balance of the Term Loan; provided that Revolving Credit Exposure, unused Revolving Commitments and Term Loans held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Lenders; provided, further that for (a) any amendment to increase the aggregate Revolving Commitments to an amount in excess of $125,000,000, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (A) more than 80% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments and (B) more than 80% of the outstanding balance of the Term Loan and (b) any amendment to increase the Term Loan to an amount in excess of $125,000,000, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (1) more than 80% of the outstanding balance of the Term Loan and (2) more than 80% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments; and provided, further that for purposes of the exercise of remedies pursuant to this Agreement and the other Loan Documents, during the continuance of an Event of Default, “Required Lenders” shall mean Lenders having Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans representing (i) more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments and (ii) more than 50% of the outstanding balance of the Term Loan.

“Required Revolving Lenders” shall mean Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments; provided that Revolving Credit Exposure and the unused Revolving Commitments held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Revolving Lenders.

“Required Term Loan Lenders” shall mean Lenders having outstanding Term Loans representing more than 50% of the sum of the total outstanding balance of the Term Loan; provided that Term Loans held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Term Loan Lenders.

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement dated February 19, 2013 by and among the Loan Parties, JPMorgan Chase Bank, the Prepetition Term Loan Credit Agreement Lenders party thereto, the Prepetition 2012 Credit Agreement Lenders party thereto and the Prepetition Second Lien Noteholders party thereto, as amended in accordance with the terms thereof.

“Restructuring Term Sheet” shall mean the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement, as amended in accordance with the terms thereof.

“Revel Deed” shall mean that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 or (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.02. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $125,000,000. Notwithstanding the foregoing, at any time prior to the date on which the “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) are prepaid or repaid in full, the aggregate amount of the Lenders’ Revolving Commitments (and each Lender’s pro rata portion thereof) shall be reduced by the aggregate outstanding principal amount of the “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) as of such date.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Percentage” shall mean, with respect to any Revolving Lender at any time, the percentage of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments. The initial Revolving Commitment Percentage of each Revolving Lender is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Termination Date” shall mean the earliest to occur of (a) May 30, 2013, subject to extension to allow for receipt of any Gaming Approvals required in order to allow the Acceptable Reorganization Plan to become effective, but in no event later than June 15, 2013, (b) April 24, 2013 if the Bankruptcy Court shall not have entered the Final Order by the end of such date, (c) the effective date of the Acceptable Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court in the Cases, and (d) the acceleration of any Loans and the termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” shall mean a Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Lender” shall mean a Lender with a Revolving Commitment and/or Revolving Credit Exposure.

“Revolving Note” shall mean a promissory note made by the Borrower to a Revolving Lender, substantially in the form of Exhibit I, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Roll-Up Borrowing” shall mean the portion of any Revolving Loan or Term Loan that is used to repay principal amounts outstanding under the Prepetition 2012 Credit Agreement.

“Roll-Up Ratio” shall mean an amount equal to 5.11:1.0.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03 hereto.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations of the Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party; provided that (i) the Obligations of the Borrower under any such Hedging Agreement or Treasury Services Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under such Hedging Agreements or Treasury Services Agreement and (iii) the Secured Obligations shall exclude any Excluded Swap Obligation.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Bank and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent or a Lender or an Affiliate of an Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date (provided that, as consideration for the benefits of being deemed a Secured Party under the Loan Documents, each such counterparty appoints the Collateral Agent as its agent under the Loan Documents and otherwise agrees to be bound by the provisions of the Security Agreement and the provisions of Article IX hereof as if it were a direct party thereto and hereto as a Lender).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the collective reference to the Orders, the Security Agreement, the Intellectual Property Security Agreements, the Control Agreements (if any), the Mortgages (if any), and all other pledge and security documents now or hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any person to secure the obligations and liabilities of any Loan Party under any Loan Document. The Security Documents (other than the Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Orders.

“Special Assessment Obligations” shall mean special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse the Companies for Project Completion Costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the Project Site and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Special Proceeds” shall mean, collectively, any Boutique Hotel Up Front Lease Proceeds, Construction Manager Litigation Proceeds or Sportsbook Up Front Lease Proceeds.

“Sportsbook Lease” shall mean the lease of a portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a sportsbook (and related ancillary activities) within such portion of the Project.

“Sportsbook Up Front Lease Proceeds” shall mean with respect to a Sportsbook Lease, the cash proceeds received by the Borrower or any of its Restricted Subsidiaries as an upfront payment in consideration for the entering into of the Sportsbook Lease, and not as ongoing lease payments, and which for the avoidance of doubt, shall not include any payments received after the opening of any sportsbook, net of (i) selling or leasing expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such lease including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Sportsbook Lease or (y) any other liabilities retained by the Borrower or any of its Restricted Subsidiaries associated with the properties leased in such Sportsbook Lease (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Sportsbook Up Front Lease Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made within 180 days of such Sportsbook Lease with respect to unassumed liabilities relating to the properties sold or leased (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of the entering into of such Sportsbook Lease, such cash proceeds shall constitute Sportsbook Up Front Lease Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties leased in such Sportsbook Lease (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) all cash costs incurred or to be incurred (as reasonably estimated by the Borrower) by the Borrower or any of its Restricted Subsidiaries in connection with or related to the design, development, construction, equipping and opening of the facilities associated with the Sportsbook Lease, including any such costs relating to modifications to be made to portions of the Project other than that portion to be operated as a sportsbook, in order to facilitate the use, operation, construction or development of such sportsbook (all such costs referenced in this clause (v), the “Sportsbook Construction Costs”).

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Steering Committee” shall have the meaning given therefor in the Restructuring Term Sheet.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms or by the terms of the Orders subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Restricted Subsidiary that is a Guarantor hereunder.

“Superpriority Claim” shall mean superpriority administrative expense claim with priority over any and all other obligations, liabilities and indebtedness, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Return” shall mean all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the term loan in the amount of $125,000,000 made by Term Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make the Term Loan hereunder on the date of any Roll-Up Borrowing in the amount set forth on Schedule 2.01(b). The aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date is $125,000,000.

“Term Loan Lender” shall mean a Lender that holds a portion of the Term Loan.

“Term Loan Maturity Date” shall mean the earliest to occur of (a) May 30, 2013, subject to extension to allow for receipt of any Gaming Approvals required in order to allow the Acceptable Reorganization Plan to become effective, but in no event later than June 15, 2013, (b) April 24, 2013 if the Bankruptcy Court shall not have entered the Final Order by the end of such date, (c) the effective date of the Acceptable Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court in the Cases, and (d) the acceleration of any Loans and the termination of the Revolving Commitment in accordance with the terms of this Agreement.

“Term Loan Percentage” shall mean, with respect to any Term Loan Lender at any time, the percentage of the aggregate Term Loans held by such Term Loan Lender. The initial Term Loan Percentage of each Term Loan Lender is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Loan Lender shall have been assigned its Term Loans, as applicable.

“Term Note” shall mean a promissory note made by the Borrower to a Term Loan Lender, substantially in the form of Exhibit J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Title Policy” shall mean the mortgagee’s policy of title insurance delivered on the “Second Amendment Effective Date” under (and as defined in) the Prepetition 2012 Credit Agreement insuring that each mortgage delivered thereunder was a valid first and prior enforceable lien on the applicable Loan Parties’ fee simple or leasehold interest in the Mortgaged Property (including any easements appurtenant thereto) subject only to the Permitted Encumbrances.

“Tower II Air Parcel” shall mean the vertical airspace above the podium for the second tower.

“Transportation Improvement Project” shall mean that certain road improvement project for the widening and landscaping of roadways to and from the Project described in the Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC.

“Transportation Improvement Project Documents” shall mean the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Units” shall mean the Units of the Borrower, each consisting of (i) $2,000 principal amount of Prepetition Second Lien Notes and (ii) a Warrant.

“Unrestricted Subsidiary” shall mean (i) SI LLC, a New Jersey limited liability company, (ii) REM and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrants” shall mean the Warrants of the Borrower, initially issued on February 17, 2011, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of the Borrower, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” has the meaning assigned to such term in Section 10.17(b).

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”), Class (e.g., a Term Loan”) or Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”), Class (e.g. a “Term Borrowing”) or Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Borrower and the Required Lenders. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein. Obligations of the Loan Parties under the CUP Documents shall not constitute Indebtedness or Capital Lease Obligations, notwithstanding any treatment in GAAP to the contrary. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE LOANS

Section 2.01 Commitments to Lend.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving

Lender, agrees severally and not jointly, to make Revolving Loans to the Borrower in amounts such that its Revolving Credit Exposure shall not exceed (after giving effect to all Revolving Loans repaid and all reimbursements of LC Disbursements made with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan (i) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the Revolving Commitments of all Revolving Lenders, (ii) with respect to each Revolving Lender individually, such Revolving Lender’s outstanding Revolving Loans plus its participation interests in outstanding LC Exposure shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of Revolving Commitments of all Revolving Lenders and (iii) prior to the Final Effective Date, the sum of (x) the aggregate outstanding principal amount of the NM Loans and (y) the aggregate LC Exposure shall not exceed the Interim Availability Amount. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. The Revolving Loans shall (i) bear interest as provided in Section 2.06 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

(b) Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender agrees, severally and not jointly, to make the Term Loan to the Borrower on the date of any Roll-Up Borrowing to be comprised of Term Loans pursuant to Section 2.23 in the principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of the Term Loan may not be reborrowed. The Term Loans shall (i) bear interest as provided in Section 2.06 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The Term Loan shall be made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing (other than any Roll-Up Borrowing or any continuance thereof), such Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made (other than any Roll-Up Borrowing or any continuance thereof), such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(e); provided, further, that, with respect to any Amenities CapEx Borrowing, the minimum borrowing requirement shall be $500,000 and the integral multiple requirements shall not apply.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request Eurodollar Revolving Loans, or to elect to convert or continue any Borrowing to Eurodollar Loans, if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.

Section 2.03 Borrowing Procedure. Except with respect to any Roll-Up Borrowing, the borrowing procedure for which is set forth Section 2.23, to request a Borrowing, the Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) the Class and initial Type of the Loans comprising such Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(f) in the case of a Amenities CapEx Borrowing, accompanied by a certificate of a Responsible Officer of the Borrower (i) identifying the item(s) on Annex A to Schedule 3.12 that are to be paid with the proceeds of such Amenities CapEx Borrowing, (ii) setting forth (x) the aggregate amount of Amenities CapEx Borrowings made at any time prior to such Amenities CapEx Borrowing and (y) the aggregate amount of Amenities CapEx Borrowings made after giving effect to the making of such Amenities CapEx Borrowing (which shall in no event exceed $8,929,873.94 as such amount may be adjusted as provided on Schedule 3.12), (iii) certifying that all proceeds of any previously advanced Amenities CapEx Borrowing have been applied consistent with Annex A to Schedule 3.12 and (iv) attaching a schedule setting forth with specificity (x) the proposed application of the proceeds of such Amenities CapEx Borrowing and (y) the actual application of proceeds of previously advanced Amenities CapEx Borrowings to specific expenditures associated therewith to the extent not set forth on a prior such schedule. Administrative Agent will promptly forward a copy of each such certificate to the Lenders. Administrative Agent shall have three (3) Business Days to review each such certificate and the related request for a Amenities CapEx Borrowing. Such Amenities CapEx Borrowing shall be funded not later than the expiration of such three-Business Day period unless, within such three-Business Day period, Administrative Agent notifies the Borrower in writing that such Amenities CapEx Borrowing does not comply with the terms hereof (together with reasonable detail regarding the basis for such determination).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings.

(a) Subject to Section 2.23, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. Subject to Section 2.23, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or by wire transfer of immediately available funds to such other account designated by the Borrower from time to time, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Repayment of Loans; Evidence of Debt.

(a) Promise to Repay. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender and all unreimbursed LC Reimbursement Obligations on the Revolving Commitment Termination Date or as otherwise provided herein and (ii) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of the Term Loan advanced by each such Term Loan Lender and then outstanding on the Term Loan Maturity Date or as otherwise provided herein.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note (in the form of Exhibit I) or Term Note (in the form of Exhibit J), as applicable, to evidence such Lender’s Loans.

Section 2.06 Fees.

(a) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(b) Revolving Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at 4.00% per annum on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of each calendar month and on the Revolving Commitment Termination Date, commencing on the last Business Day of the month in which the Closing Date occurs. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender.

(c) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit (“Letter of Credit Fees”), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Borrowings on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure arising from or related to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that notwithstanding the foregoing no fronting fees shall be payable so long as JPMorgan Chase Bank or any of its Affiliates are the only Revolving Lenders under this Agreement. Participation fees and fronting fees shall be payable on the last Business Day of each calendar month, commencing on the last Business Day of the month in which the Closing Date occurs; provided that all such fees shall be payable on the Revolving Commitment

Termination Date and any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.07 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.07(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.07(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, then all Obligations (whether or not overdue) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.07 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.07(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.08 Termination and Reduction of Commitments.

(a) The Revolving Commitments shall terminate immediately and without further action on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate immediately and without further action upon the initial funding of the Term Loans.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent payment of the Revolving Loans in accordance with Section 2.08 (or, if no such Borrowings are outstanding, the deposit of Cash Collateral in an account with the Collateral Agent pursuant to Section 2.20), the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent by written notice of any election to terminate or reduce the Revolving Commitments hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of such termination or reduction. Each such notice shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the effective date of such termination or reduction. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.09 Interest Elections.

(a) General. Subject to Section 2.23, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and the Borrowing of the Term Loan on the Closing Date shall be of ABR Loans. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or facsimile (or other electronic means), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Term Loan Lenders or the Required Revolving Lenders, as applicable, may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing; in whole or in part, subject to the requirements of this Section 2.10.

(ii) Notice of Prepayment. The Borrower shall notify the Administrative Agent in writing of any prepayment of any Loans hereunder pursuant to this Section 2.10(a) by (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount, Type and Class of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each partial prepayment of the Term Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the outstanding principal amount of the Term Loan. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

(b) Mandatory Prepayments.

(i) Revolving Credit Exposure. In the event and on such occasion that the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall within one (1) Business Day prepay Revolving Borrowings and/or Cash Collateralize LC Exposure in an amount not less than the applicable Minimum Collateral Amount applicable to such excess amount; provided, however, that, subject to Section 2.20, the Borrower shall not be required to Cash Collateralize the LC Exposure pursuant to this Section 2.10(b)(i) unless after the prepayment in full of the Revolving Loans, the aggregate LC Exposure exceeds the aggregate Revolving Commitments then in effect.

(ii) Asset Sales, Debt Issuance, Casualty Events, Special Proceeds and Extraordinary Receipts. The Borrower shall make or cause to be made prepayments of the Term Loan from Net Cash Proceeds, Special Proceeds and from the proceeds of any Extraordinary Receipts, and, if the Term Loan shall have been paid in full, the Borrower shall make or cause to be made prepayments from Net Cash Proceeds, Special Proceeds and from the proceeds of any Extraordinary Receipts of each of the Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20) and the Revolving Commitment shall be reduced dollar for dollar in connection with each such prepayment, in each case as follows:

(A) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $500,000 in the aggregate; provided that no such prepayment or reduction shall be required under this section with respect to (1) any Asset Sale permitted by Section 6.06(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p) or (q); (2) the granting of any Lien permitted by Section 6.02, or (3) any Asset Sale permitted by Section 6.05.

(B) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness not prohibited hereunder) by the Borrower or any of its Subsidiaries after the Closing Date, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds.

(C) Casualty Events. Not later than 10 Business Days following the receipt of any Net Cash Proceeds of any Casualty Event (excluding an amount not to exceed, in the aggregate, $5,000,000 of cash insurance proceeds received in connection with claims related to the 2012 Superstorm Sandy event) by the Borrower or any of its Subsidiaries, the Borrower shall make or cause to be made such prepayments and reductions in an aggregate amount equal to 100% of such Net Cash Proceeds.

(D) Special Proceeds; Extraordinary Receipts. Not later than ten (10) Business Days following receipt of Special Proceeds or Extraordinary Receipts, the Borrower shall apply 100% of any amount of Special Proceeds or Extraordinary Receipts toward such prepayments and reductions.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.10(b) shall be applied as follows:

(A) with respect to all amounts paid pursuant to Sections 2.10(b)(i), first, to the prepayment of Revolving Borrowings (without any corresponding reductions of Revolving Commitment) and second, if no Revolving Borrowings are outstanding, to deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20; and

(B) with respect to all amounts paid pursuant to Section 2.10(b)(ii), first, to the prepayment of Term Loans, second, to the prepayment of Revolving Borrowings (and corresponding permanent reduction of Revolving Commitment) and third, if no Revolving Borrowings are outstanding, to deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.20 (and corresponding permanent reduction of Revolving Commitment).

(iv) Notice of Mandatory Prepayment Events. The Borrower shall use commercially reasonable efforts to give to the Administrative Agent at least one (1) Business Day’s prior written notice of each and every prepayment required under this Section 2.10(b), including the amount of such prepayment and the anticipated timing therefor.

(c) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied, first, to prepay outstanding ABR Loans and, second, to prepay outstanding Eurodollar Loans.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any (i) Tax of any kind whatsoever with respect to this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.15 or (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or maintaining its obligation to participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and setting forth in reasonable detail the basis of such amounts and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing

Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the fronting fees and administrative fees paid to the Issuing Bank pursuant to Section 2.06(c)(ii) retained by the Issuing Bank for its own account, and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Commitment, each payment with respect to LC Exposure and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentage or Term Loan Percentage, as applicable, of such Lenders; provided that, in the event any amount paid to any Lender pursuant to this Section 2.14(b) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. For the avoidance of doubt, the provisions of this Section shall be subject to Section 2.19 and Section 10.17 to the extent applicable.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder with respect to the Loans, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and such other obligations of the other relevant Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective relevant Loans and participations in LC Disbursements and other amounts owing them, as applicable; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of Cash Collateral as provided for in Section 2.20(d) or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14 applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of paragraph (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall, without duplication of additional amounts paid pursuant to Section 2.15(a), indemnify each Agent and Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on such Agent or Lender by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent if such Lender may not lawfully deliver such documentation under applicable Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Lender or the Administrative Agent is entitled to an exemption from such withholding, such Lender and the Administrative Agent shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower and/or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) in the event such Lender is incapable of delivering such forms, certificates or other evidence under applicable Law, notify the Administrative Agent and the Borrower if such Lender may not lawfully deliver such forms, certificates or other evidence under applicable Law.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If any Agent or Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender); provided that the applicable Loan Party, upon the request of such Agent or Lender, agrees to repay the amount paid over such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Agent or Lender be required to pay any amount to any Loan Party under this Section 2.15(f) the payment of which would place such Agent or Lender in a less favorable net after-tax position than such Agent or Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g) Payments Made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(h) Issuing Bank. For all purposes of this Section 2.15, the term “Lender” shall include the Issuing Bank.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender or if the Borrower exercises its replacement rights under Section 10.02(d), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 from the assignee or the Borrower);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law, including the receipt of any required Gaming Approvals.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.17 [Reserved].

Section 2.18 Letters of Credit.

(a) General. Upon the Closing Date, the Existing LC and the Day Club CapEx LC shall each be deemed to have been issued hereunder and shall be a Letter of Credit for all purposes hereunder. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period, and the Issuing Bank agrees to issue Letters of Credit requested in accordance with this Section 2.18. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as is acceptable to the

Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the sum of (x) $1,000,000 plus (y) the then applicable Existing LC Maximum Amount plus (z) the then applicable Day Club CapEx LC Maximum Amount and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Maturities for Letter of Credit shall not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable automatically annually thereafter in the case of standby Letters of Credit. All Letters of Credit shall expire no later than the date that is five Business Days prior to the Revolving Commitment Termination Date (such date, the “Letter of Credit Expiration Date”), unless the Borrower agrees, at the time the Borrower requests any such Letter of Credit expiring later than the Letter of Credit Expiration Date, to Cash Collateralize such Letter of Credit on the Business Day prior to the Letter of Credit Expiration Date or all the Revolving Lenders have approved such expiry date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, (i) two Business Days after the Borrower shall have received notice of such LC Disbursement, if such notice is received by the Borrower prior to 10:00 a.m., New York City time, or (ii) three Business Days after the Borrower received such notice, if such notice is not received prior to such time. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (not to be unreasonably withheld) and such Revolving Lender. Any Revolving Lender designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

Section 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders and Required Term Loan Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender pursuant to Section 2.20; fourth, as the

Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and LC Exposure are held by the Lenders pro rata in accordance with their Revolving Commitment Percentage and Term Loan Percentage, as applicable, without giving effect to Section 2.19(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(I) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.06(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(II) Each Defaulting Lender shall be entitled to receive Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(III) With respect to any other fees required to be paid to any Defaulting Lender pursuant to clause (II) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentage (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b) Defaulting Lender Cure. If the Borrower, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitment Percentage and Term Loan Percentage (without giving effect to Section 2.19(a)(iv)), as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.20 Cash Collateral.

(a) Certain Credit Support Events.

(i) Event of Default. Subject to the Orders, if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Issuing Bank, the Administrative Agent or the Required Revolving Lenders demanding the deposit of Cash Collateral, the Borrower shall provide Cash Collateral in an amount not less than the Minimum Collateral Amount of the aggregate outstanding LC Exposure plus any accrued and unpaid interest on unreimbursed LC Disbursements.

(ii) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing

Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(iii) Letter of Credit Expiration Date. Unless waived by the Issuing Bank in its sole discretion, if, as of the Letter of Credit Expiration Date, there are any issued and outstanding Letters of Credit that have not been Cash Collateralized, the Borrower shall Cash Collateralize such LC Exposure in an amount not less than the Minimum Collateral Amount (or, with the consent of the Issuing Bank, cause a back-stop letter of credit to be issued for the benefit of, and delivered to, the Issuing Bank by a letter of credit issuer reasonably acceptable to the Issuing Bank in a face amount not less than the Minimum Collateral Amount applicable to such outstanding LC Exposure).

(iv) Other Provisions. In addition to the requirements pursuant to clauses (i) through (iii) above, the Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount on the terms and subject to the conditions set forth in other provisions of this Agreement.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations which such Cash Collateral may be applied pursuant to Section 2.20(d). If at any time the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Holding of Cash Collateral. Subject to the Orders, the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any account holding Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s or Defaulting Lender’s, as applicable, risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements with respect to such Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure with respect to such Letters of Credit at such time.

(d) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the specific LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure or to secure other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19(a), the person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Documents.

Section 2.21 Priority of Claims.

(a) Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, if (x) an Event of Default has occurred and is continuing and the maturity of Loans has been accelerated, and the Collateral Agent is taking action to enforce rights in respect of any Collateral or (y) any distribution is made in respect of any Collateral in any bankruptcy or insolvency proceeding of any Loan Party, all proceeds of any sale, collection or other liquidation of any Collateral, all Insurance Proceeds received in circumstances described in clauses (x) or (y) above and all proceeds of any such distribution, subject to the Carve-Out, shall be applied (i) FIRST, to the payment of all amounts owing to each Agent and the Issuing Bank (each, in its capacity as such) pursuant to the terms of this Agreement and any other Loan Document or in connection with the transactions contemplated thereunder and hereunder, (ii) SECOND, to the payment in full of all Obligations in respect of Revolving Loans and Cash Collateralization of all LC Exposure pursuant to Section 2.20 in accordance with the terms of this Agreement and (iii) THIRD, after the Revolving Credit Exposure has been repaid or terminated in full, to the payment in full of the Obligations in respect of the Term Loan.

(b) Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, if an Event of Default has occurred and is continuing, subject to the Carve-Out, Net Cash Proceeds shall be applied (i) FIRST, to the payment of all amounts owing to each Agent (in its capacity as such) pursuant to the terms of this Agreement and any other Loan Document or in connection with the transactions contemplated thereunder and hereunder, (ii) SECOND, to the payment in full of all Obligations in respect of Revolving Loans and Cash Collateralization of all LC Exposure pursuant to Section 2.20 in accordance with the terms of this Agreement and (iii) THIRD, after the Revolving Credit Exposure has been repaid or terminated in full, to the payment in full of the Obligations in respect of the Term Loan.

(c) Each Term Loan Lender hereby agrees that if it shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement) at any time prior to the payment or termination in full of the Revolving Credit Exposure, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of this Section 2.21.

Section 2.22 Exit Facility. Subject to the conditions set forth in this Section 2.22 and the conditions to the effectiveness of the Acceptable Reorganization Plan, upon the satisfaction or waiver by the requisite lenders under each of the Exit Credit Agreements of the conditions precedent set forth therein and upon the Plan Effective Date, the outstanding Loans and other Obligations governed by this Agreement shall be repaid or refinanced by the Exit Facilities, as provided in the Acceptable Reorganization Plan. Each Lender shall have the option of becoming an Exit Lender. Each of the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.22 and as are required to complete the Exit Loan Documents on terms substantially similar to the terms set forth therefor in the Restructuring Term Sheet.

Section 2.23 Roll-Up Borrowings.

(a) Letters of Credit. Upon each issuance of a Letter of Credit (other than the Day Club CapEx LC or the Existing LC), or amendment of a Letter of Credit that increases the face amount thereof, the Borrower shall simultaneously be deemed to have made a request for a Roll-Up Borrowing in a principal amount equal to the Roll-Up Ratio multiplied by the amount of such issued Letter of Credit or the amount of such increase.

(b) Revolving Borrowings Prior to Final Effective Date. Upon each Revolving Borrowing of an NM Loan (other than a NM Loan the proceeds of which are used repay an LC Disbursement with respect to the Day Club CapEx LC or the Existing LC) made prior to the Final Effective Date, the Borrower shall simultaneously be deemed to have made a request for a Roll-Up Borrowing in a principal amount equal to the Roll-Up Ratio multiplied by the principal amount of such Revolving Borrowing of an NM Loan.

(c) Final Effective Date. Subject to the Final Order, upon the Final Effective Date, the Borrower shall be deemed to have made a request for a Roll-Up Borrowing comprised of (i) Revolving Loans in an principal amount equal to the aggregate principal amount of “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) outstanding as of such date and (ii) the Term Loan in a principal amount equal to the aggregate principal amount of the “Term Loan” (as defined in the Prepetition 2012 Credit Agreement) outstanding as of such date.

(d) Roll-Up Borrowing Mechanics. Notwithstanding anything herein to the contrary, as an administrative accommodation, the aggregate amount each Lender is obligated to fund hereunder with respect to any Roll-Up Borrowing shall be netted against the aggregate amount that such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, is entitled to receive as repayment or prepayment for the principal amount of the loans owed to such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, under the Prepetition 2012 Credit Agreement on the date of such Roll-Up Borrowing; provided, that each Lender shall have been deemed to have made each Roll-Up Borrowing, and each Loan with respect thereto shall be deemed to be outstanding hereunder, in the aggregate principal amount of such Roll-Up Borrowing notwithstanding the netting provisions of this sentence. Any Roll-Up Borrowing made pursuant to this Section 2.23 shall be comprise of, first, a Revolving Borrowing, until the “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) are repaid in full and then, a Term Borrowing. The Type(s) of, and applicable Interest Periods (or portions thereof) with respect to, any Term Borrowing (or each portion thereof) made on with respect to a Roll-Up Borrowing shall be the same as the type(s) of, and applicable interest periods (or portions thereof) with respect to, the “Term Loan” (as defined in the Prepetition 2012 Credit Agreement) (or each portion thereof) outstanding as of the date of such Roll-Up Borrowing and each such Interest Period shall be deemed to have commenced on the date that the interest period for the relevant portion of the “Term Loan” (as defined in the Prepetition 2012 Credit Agreement) (or each portion thereof) commenced under the Prepetition 2012 Credit Agreement. The Type(s) of, and applicable Interest Periods (or portions thereof) with respect to, the Revolving Borrowing (or each portion thereof) made with respect to a Roll-Up Borrowing shall be the same as the type(s) of, and applicable interest periods (or portions thereof) with respect to, the “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) (or each portion thereof) outstanding as of the date of such Roll-Up Borrowing and each such Interest Period shall be deemed to have commenced on the date that the interest period for the relevant portion of the “Revolving Loans” (as defined in the Prepetition 2012 Credit Agreement) (or each portion thereof) commenced under the Prepetition 2012 Credit Agreement. The Borrower shall not be required to pay any

“LIBOR breakage” costs under the Prepetition 2012 Credit Agreement with respect to any Roll-Up Borrowing and application of proceeds thereof. Any interest accrued and unpaid on any loan under the Prepetition 2012 Credit Agreement prepaid pursuant to a Roll-Up Borrowing shall be deemed outstanding under this Agreement, payable in accordance with the terms hereof, on the dates and in the manner set forth herein as if such interest had been accrued with respect to such Roll-Up Borrowing as of the beginning of the then current Interest Period, and each Lender hereby agrees that such interest deemed outstanding hereunder shall be in full satisfaction of the amount that such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, is entitled to receive as payment for such interest owed to such Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, under the Prepetition 2012 Credit Agreement. For the avoidance of doubt, the Borrower shall be required to pay all accrued fees and other amounts (other than principal or interest) with respect to that portion of the obligations repaid under the Prepetition 2012 Credit Agreement on each date so repaid in accordance with the terms of the Prepetition 2012 Credit Agreement. The making of each Roll-Up Borrowing shall constitute a representation and warranty by the Borrower that, on and as of the date thereof (both immediately before and after giving effect to such borrowing and the application of the proceeds thereof), the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied. Each netting and funding amount as set forth in this paragraph shall be determined by the Administrative Agent, which such determination shall be conclusive absent manifest error. To the extent requested by the Administrative Agent, the Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent with respect to each of the requests or deemed requests made pursuant to this Section 2.23.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 3.01 Organization; Powers. Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

(a) Subject to entry of the Orders, each Loan Party has the corporate, limited liability company or other organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents, which filings and reports will be provided, and approvals shall be sought, diligently and in good faith by the Borrower or REG as promptly as possible and, in the case of the Borrower, to borrow and issue Indebtedness hereunder. Subject to the entry of the Orders, each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Loan Documents.

(b) Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Subject to entry of the Orders, this Agreement constitutes, and each other Loan Document upon execution by all parties thereto will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) applicable Gaming Laws.

Section 3.03 No Consents; No Conflicts; No Defaults.

(a) Subject to entry of the Orders, no material approval, consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) approvals, consents, authorizations, filings, notices and other acts described in Schedule 3.03, including the requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lender, including the pledge of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents which approvals consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the Project and (iii) organizational approvals of the Loan Parties and other Affiliates that have been obtained.

(b) Subject to entry of the Orders, the execution, delivery and performance of this Agreement, the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, (ii) any Contractual Obligation of any Loan Party entered into after the Filing Date or (iii) the Organizational Documents of any Loan Party, except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the Security Documents).

(c) No Loan Party is in default under or with respect to any Contractual Obligation (except in respect of Contractual Obligations entered into prior to the Filing Date) in any respect that would reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Statements; Projections.

(a) [Reserved].

(b) [Reserved].

(c) No Material Adverse Effect. Since March 13, 2013, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) Projections and Approved Budget. The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Agents, the Arranger or the Lenders (including, without limitation, the Approved Budget) are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents, the Arranger and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

Section 3.05 Properties.

(a) Generally. The Loan Parties are the sole owners of, and have legal title to, or a valid right to use, all of their property necessary to the operation of their businesses, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b) Real Property.

(i) As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof, including, in the case of leases where a Loan Party or Restricted Subsidiary holds a leasehold interest as tenant, the street address, landlord name, tenant name, lease date and lease expiration date. The Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii) All Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except for those disclosed in the Title Policy or as set forth on Schedule 3.05(b)(iv), and except in connection with any municipal bonds to be issued to finance the Transportation Improvement Project, as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v) None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by a Loan Party or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. There are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time and subject to receipt of Gaming Approvals, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii) As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the ACHA Documents and the Redevelopment Agreement (each as in effect on the Closing Date) or set forth in the Loan Documents, including, without limitation, Permitted Liens).

(viii) (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

(B) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all public sanitary sewer service and storm sewers necessary for the full operation of the Project are available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of the Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(C) The Project has all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of the Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(ix) All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and the Plans and Specifications with respect to its intended purposes as of the Closing Date are completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property.

(x) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c) Redevelopment. As of the Closing Date, (i) all resolutions pertaining to the Project and adopted by ACHA, the City of Atlantic City, or the City Council of Atlantic City are set forth on Schedule 3.05(c) hereto, (ii) each of such resolutions is in full force and effect and (iii) the Loan Parties have not breached any of their obligations in respect of such resolutions, except to the extent such breach would not reasonably be expected to result in a Material Adverse Effect.

(d) Project Property. As of the Closing Date, the Real Property set forth on Schedule 3.05(d) constitutes all of the real property currently owned or leased by the Loan Parties and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

(e) Coverage Ratio Properties. As of the Closing Date, Schedule 3.05(e) sets forth a true, complete and correct list of the Coverage Ratio Properties and the record owner thereof, and no other person has an interest therein.

Section 3.06 Intellectual Property.

(a) Ownership No Claims. Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does the Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, the use by each Loan Party of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Trademarks. As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by the Loan Parties (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c) Patents. As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by the Loan Parties and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d) Copyrights. As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by the Loan Parties and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e) Licenses. As of the Closing Date, Schedule 3.06(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which any of the Loan Parties is a party that are material to the conduct of such person’s business and pursuant to which (i) any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of a Loan Party as a licensee, sub-licensee or the equivalent.

Section 3.07 Equity Interests and Subsidiaries.

(a) The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of each of the Subsidiaries of the Borrower and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of the Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares and the Warrants) of any nature relating to any Equity Interests of the Borrower or any Subsidiary of the Borrower.

(c) An accurate organizational chart, showing the ownership structure of the Borrower and each of its Subsidiaries on the Closing Date is set forth on Schedule 3.07(c).

Section 3.08 Litigation. Other than the Cases, except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Loan Party, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Loan

Documents or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower has delivered to the Administrative Agent complete and correct copies of all material amendments to any Material Agreements entered into prior to the Closing Date, and all Material Agreements are in full force and effect as of the Closing Date (subject to the Cases).

Section 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.11 Investment Company Act; Other Regulations. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans, the Term Loans and the Letters of Credit to (a) repay amounts outstanding under the Prepetition 2012 Credit Agreement, (b) pay reasonable costs, fees and expenses, including fees of the Agents, the Steering Committee, the Issuing Bank and the Lenders, associated with the transactions contemplated by this Agreement and the other Loan Documents, (c) pay for fees, costs and expenses incurred by persons or firms retained by the Loan Parties pursuant to section 327, 328 or 363 of the Bankruptcy Code (“Loan Parties’ Professional Fees”), (d) provide ongoing working capital requirements of the Loan Parties and to pay for fees, costs and expenses relating to the Cases (other than Loan Parties’ Professional Fees), each in accordance with the Approved Budget and (e) for Day Club CapEx and Amenities CapEx, to the extent set forth on Schedule 3.12. Notwithstanding anything herein to the contrary, the proceeds of the Revolving Loans, the Term Loans and the Letters of Credit shall not be used in contravention of Section 6.22(a).

Section 3.13 Taxes.

(a) Each of the Loan Parties has filed, or caused to be filed, all material tax returns that are required to have been filed by it in any jurisdiction. Each of the Loan Parties has paid all taxes shown to be due and payable on such returns and all other taxes payable by it, to the extent the same have become due and payable (other than those taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable law (or which have been subject to such a contest) and with respect to which it has established reserves as are required by GAAP). The Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits which would be imposed on any Real Property or Loan Party that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. As of the Closing Date, no Loan Party has received any notice that any portion of the Real Property has been reassessed or is currently the subject of a reassessment.

(b) There are no Liens for taxes on any of the properties of the Loan Parties other than Liens permitted pursuant to Section 6.02.

Section 3.14 No Material Misstatements. No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agents, the Arranger or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of any Loan Party to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

Section 3.15 Labor Matters. There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against any Loan Party, or to the knowledge of the Borrower, threatened against any Loan Party, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

Section 3.16 [Reserved].

Section 3.17 Employee Benefit Plans. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by any Company or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of the Loan Parties and their ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) To the knowledge of the Borrower, each of the Loan Parties is, and during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of the Borrower, there has not been a Release of Hazardous Materials at, on, under or from the Mortgaged Properties, or at any other location to which any Loan Party has sent Hazardous Material for treatment, storage, or disposal and for which any Loan Party would reasonably be expected to incur liability, in either case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim under any Environmental Law to which any of the Loan Parties is named as a party that is pending or, to the knowledge of the Borrower, threatened in writing.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials under any other Environmental Law.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

Section 3.19 Orders. The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral and the proceeds and products thereof without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 3.20 Permits. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each Loan Party has obtained and holds all Permits required to own, lease and operate its respective properties and to operate its respective businesses; and (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and all such Permits are in full force and effect. Neither the Borrower nor any of its Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspension, revocation or failure to renew would reasonably be expected to result in a Material Adverse Effect.

Section 3.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.22 Flood Insurance Laws. No Mortgage encumbers improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

Section 3.23 Insurance. Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.04.

Section 3.24 Compliance with Gaming Laws. Incurrence of the Obligations by the Loan Parties under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents and qualification or waiver of the Arranger, the Agents and each Lender.

Section 3.25 CRDA Obligations; Special Assessments.

(a) The obligations of the Loan Parties under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, are limited to either purchasing bonds of CRDA or making a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino (the “CRDA Obligations”).

(b) Except as set forth in Section 3.25(a), the financial obligations of the Loan Parties under the Transportation Improvement Project Documents are to fund a CRDA demolition program for blighted properties in the amount of $500,000 of which an amount not exceeding $250,000 is remaining as of the Closing Date.

(c) As of the Closing Date, no Loan Parties have any Special Assessment Obligations and the Borrower has no knowledge of any actual Special Assessment Obligations that are to be imposed on any Loan Party after the Closing Date.

Section 3.26 Status of Obligations; Perfection and Priority of Security Interests. The Secured Obligations are, subject to the Carve-Out and the Orders:

(a) pursuant to section 364(c)(1) of the Bankruptcy Code, entitled (without the need to file a proof of claim) to a joint and several Superpriority Claim against the Borrower and each Guarantor, with priority over any and all other obligations, liabilities and indebtedness against the Borrower and each Guarantor, now existing or hereafter arising, of any kind whatsoever, including on the proceeds of avoidance actions following entry of the Final Order (but not the actions themselves), and including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c) (following entry of the Final Order), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, whether now in existence or hereafter incurred by the Loan Parties, and shall at all times be senior to the rights of the Borrower and each Guarantor, the Borrower’s and each Guarantor’s estate and any successor trustee, estate representative or any creditor, in any of the Cases or any subsequent cases or proceedings under the Bankruptcy Code (the “Lender Superpriority Claim”), and the Lender Superpriority Claim shall have recourse to and be payable from all prepetition and postpetition assets of the Loan Parties (including, but not limited to, the Collateral but, for the avoidance of doubt, excluding any property over which the creation or granting of such claim would violate any applicable Gaming Laws); such Lender Superpriority Claim in respect of the Revolving Commitments and the Term Loans shall be pari passu;

(b) pursuant to section 364(c)(2) of the Bankruptcy Code, secured by a perfected first priority lien on all Collateral that is not subject to valid, perfected and non-avoidable Liens as of the Filing Date and such Liens are perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements;

(c) pursuant to section 364(c)(3) of the Bankruptcy Code, secured by a perfected lien on all Collateral (other than Collateral described in Section 3.26(b) or (d), as to which the Liens in favor of the Collateral Agent are as described in such sections) that is subject to valid and non-avoidable liens as of the Filing Date that were permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory Liens) applicable Laws and which were senior to the Liens under the Prepetition 2012 Credit Agreement and that were either perfected as of the Filing Date or subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Liens are junior to such valid, perfected and non-avoidable Liens and are perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing agreements or other agreements; and

(d) pursuant to section 364(d)(1) of the Bankruptcy Code, secured by a perfected first priority, senior priming Lien on all of the Collateral (except the ERGG Proceeds) on which (A) Liens were granted as security for the obligations under or in connection with the Prepetition 2012 Credit Agreement, Prepetition Term Loan Credit Agreement or the Prepetition Second Lien Indenture or (B) Liens were granted as of the Filing Date that were not permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory liens) applicable law or which were junior to the liens that were granted as security for the obligations under or in connection with the Prepetition Term Loan Credit Agreement, all of which existing liens, rights and interests (the “Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior liens to be granted to the Collateral Agent for its and the Secured Parties’ benefit (the “Priming Liens”), which Priming Liens also prime any Liens granted after the Filing Date to provide adequate protection in respect of any of the Primed Liens, and such Liens are perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements. For the avoidance of doubt, notwithstanding Section 3.26(c), the Priming Liens prime and are senior to the Primed Liens.

The priorities set forth above are subject, in each case, only to the Carve-Out. All of the Liens and security interests described in this Section 3.26 shall be effective and perfected as of the date that the Bankruptcy Court enters the Interim Order without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents. The Borrower and the Guarantors shall execute and deliver to the Collateral Agent (for recordation or filing, as appropriate) such mortgages and pledges (and other security instruments), and be authorized pursuant to the Orders to file such financing statements and other instruments and documents, as shall be advisable (as reasonably determined by Collateral Agent) to evidence and secure the Obligations. The cost of such recordation and filing shall be set forth in the Approved Budget.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Effectiveness. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied and confirming that there has been no event or circumstance since March 13, 2013 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(d) Approved Budget. The Agent and the Lenders shall have received the Approved Budget, which shall be in form and substance satisfactory to the Agent and the Lenders.

(e) Fees. The Arranger, Administrative Agent, the Steering Committee, the Issuing Bank and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, reimbursement or payment of all out-of-pocket expenses (including legal fees and expenses of any Advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) Collateral Requirements. The Collateral Agent shall have received evidence satisfactory to it that it has or concurrently with the Closing Date shall have a perfected Lien on, and security interest in, the Collateral as set forth in Section 3.26.

(g) Flood Hazard Determinations. The Collateral Agent shall have received evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by the Borrower as evidence that flood insurance is in place for the building and contents.

(h) Insurance Coverage. Evidence of insurance required pursuant to Section 5.04 along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable.

(i) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(j) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it or participation in the LC Exposure to be participated in by it. It is understood and agreed that if any Lender is restrained by any occurrence set forth above, no other unaffected Lender shall be relieved from its obligation to make Loans or participate in LC Exposure subject to satisfaction of the conditions hereunder.

(k) Approvals. All necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the transactions contemplated by the Loan Documents shall have been obtained and shall remain in full force and effect.

(l) Notes. If requested by any Lender, the Borrower shall have delivered an original Note for such Lender duly executed.

(m) Litigation. Except for the Cases, there shall not exist any pending or threatened litigation, proceeding or investigation that (i) would prohibit, enjoin or contest the transactions contemplated by the Loan Documents or (ii) could have a Material Adverse Effect.

(n) [Reserved].

(o) Liquidity Requirement. After giving effect to the funding of the Loans and deemed issuance of Letters of Credit at the Closing Date, the aggregate unused Revolving Commitments shall be in an amount equal to at least $30,000,000.

(p) Restructuring Support Agreement. The Restructuring Support Agreement shall have been duly executed by the Loan Parties and each other party thereto, all conditions to the effectiveness of the Restructuring Support Agreement shall have been satisfied or waived and the Restructuring Support Agreement shall be in full force and effect, subject to any necessary Bankruptcy Court approvals.

(q) Restructuring Documents. The disclosure statement, Acceptable Reorganization Plan, the Plan Related Documents (as defined in the Restructuring Support Agreement) and other material definitive documents with respect to the Cases, in each case, as applicable and in form and substance satisfactory to the Agents, the Issuing Bank and the Steering Committee, shall have been filed in the Cases and the solicitation for the Acceptable Reorganization Plan shall have been commenced.

(r) Interim Order. The Interim Order shall have been entered by the Bankruptcy Court in the Cases and shall have been in form and substance satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion, and shall be in full force and effect and shall not have been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Agents, the Issuing Bank and the Lenders.

(s) Intercreditor Arrangements. The Interim Order shall include intercreditor provisions setting forth the relative claim and lien priorities in respect of the Obligations of the Borrower and the Guarantors under and in connection with this Agreement and the other Loan Documents, the adequate protection payments, and the obligations under the Prepetition 2012 Credit Agreement, Prepetition Term Loan Credit Agreement and Prepetition Second Lien Indenture, in each case consistent with the Restructuring Support Agreement and otherwise satisfactory to the satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion.

(t) Filing Date. The Filing Date with respect to each Loan Party shall have occurred, and the First Day Orders sought by the Loan Parties shall have been entered by the Bankruptcy Court and shall have been in form and substance satisfactory to the Administrative Agent in its sole discretion.

(u) Cash Management. All orders entered by the Bankruptcy Court pertaining to cash management (including the Cash Management Order) and adequate protection, and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith, shall be in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Lenders in their reasonable discretion.

(v) Declaration of Covenants and Restrictions. The Administrative Agent shall have received the Declaration of Covenants and Restrictions, duly executed by each party having an interest in the Coverage Ratio Properties.

(w) Exit Financing. The Administrative Agent shall have received evidence that the Borrower has executed an engagement letter and a facilities fee letter with respect to the Exit Facilities, in form and substance reasonably satisfactory to the Arranger (as defined in the Exit Term Sheet).

Section 4.02 Final Effective Date. The obligations of the Revolving Lenders to make NM Loans and of each Issuing Bank to issue Letters of Credit hereunder in an aggregate amount in excess of the Interim Availability Amount shall not become effective until the date on which each of the following conditions is satisfied:

(a) Orders. (i) The Interim Order shall be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect; (ii) the Administrative Agent and the Lenders shall have received a certified copy of the Final Order which, in any event, shall have been entered by the Bankruptcy Court no later than April 24, 2013 (or such later date agreed to by the Required Lenders in their sole discretion) and at the time of any such extension of credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent and the Required Lenders; and (iii) if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of the making of such extensions of credit, the grant of Liens and Superpriority Claims pursuant to Section 3.26 or otherwise hereunder or the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay;

(b) Closing Date. The Closing Date shall have occurred.

Section 4.03 Each Credit Extension. The obligation of each Lender to make any Loan and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Loan Parties in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representation or warranty (i) specifically refers to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date or (ii) is qualified as to materiality, in which case it shall be true and correct in all respects.

(b) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) Total Revolving Commitments. The sum of the aggregate amount of the outstanding Revolving Loans plus the aggregate outstanding LC Exposure shall not exceed the aggregate Revolving Commitments then in effect.

(d) Additional Reporting Requirements. With respect to any Loan or Letter of Credit the proceeds of which will be used to finance Day Club CapEx and Amenities CapEx, the Administrative Agent shall have received such reports or other data from the Financial Advisor related to the use of proceeds of such Loan or Letter of Credit as the Administrative Agent shall have reasonably requested.

(e) Notice of Borrowing. Except with respect to any Roll-Up Borrowing (unless requested by the Administrative Agent), the Administrative Agent shall have received a Borrowing Request or notice requesting the issuance, amendment, renewal or extension of a Letter of Credit in accordance with the requirements hereof. Each Borrowing request or notice delivered by the Borrower hereunder shall constitute a representation and warranty by the Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied.

(f) ACHA Approvals. With respect to making any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent shall have received satisfactory evidence that ACHA Approval has been received if required pursuant to applicable Law.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, Etc. Furnish to the Administrative Agent:

(a) [Reserved];

(b) [Reserved];

(c) [Reserved];

(d) Narrative Discussion. On the last Business Day of each week (unless waived by the Administrative Agent), a conference call discussing and analyzing the financial condition and results of operations of each of the Loan Parties for such preceding week;

(e) Proceedings. Within fifteen days after the end of each calendar month, a schedule of any Proceedings not previously disclosed pursuant to this Section 5.01(e) involving an alleged liability of, or claims against, any Loan Party, equal to or greater than $2,000,000, and promptly after request by the Administrative Agent, such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(f) [Reserved];

(g) Governmental Filings and Notices. Promptly upon request by the Administrative Agent, copies of any other material reports or documents that were filed by any Loan Party with any

Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to any Loan Party;

(h) Cash Flow Forecast; Weekly Variance Report. On the third Business Day of each week, (A) a rolling 13-week cash flow forecast (each, a “Cash Flow Forecast”) of the cash receipts and cash disbursements of the Borrower and its Subsidiaries for the immediately following consecutive 13-weeks, set forth on a weekly basis and substantially in the form attached as Exhibit M and (B) a variance report comparing (i) actual cash receipts and cash disbursements for the preceding week to projected cash receipts and cash disbursements provided for such week in the most recently delivered Cash Flow Forecast and (ii) actual cumulative cash receipts and disbursements to the Approved Budget;

(i) Monthly Financial Statements. As soon as available, but in any event not later than twenty-five days after the end of each calendar month, an unaudited consolidated balance sheet and an unaudited consolidated statement of income for such month, in each case setting forth a variance report comparing such balance sheet and statement of income against the projected consolidated balance sheet and related consolidated statements of income provided to the Administrative Agent in the Approved Budget, in each case, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); all such financial statements delivered pursuant to this Section 5.01(i) shall be complete and correct in all material respects (subject to normal year-end audit adjustments and quarterly adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein);

(j) Project Costs. Within twenty-five days after the end of each calendar month, a schedule or analysis of the status and any payments of the outstanding Project Costs; provided that such schedule or analysis shall not be required to be delivered on or after the occurrence of the Final Completion Date (as defined in the Disbursement Agreement); and

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, as the Administrative Agent or any Lender (through the Agent) may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege).

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Company, or any property of any Company (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable the Administrative Agent and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b) copies of all notices provided to any Company pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c) the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Property, or any contemplated improvements to such Real Property that would reasonably result in such special or other assessments;

(d) the occurrence of any Default or Event of Default;

(e) the occurrence, or any Responsible Officer of a Loan Party obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of a Loan Party knows of such ERISA Event, a written notice specifying the nature thereof, what actions the affected Loan Party or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(g) if reasonably practicable, at least two (2) Business Days prior to the date when the Borrower intends to file or distribute any such pleading, motion or other document (and, if not reasonably practicable, as soon as reasonably practicable), copies of all pleading, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of Borrower or any Guarantor with the Bankruptcy Court in the Cases or to be distributed by or on behalf of Borrower or any Guarantor to any official committee appointed in the Cases.

Each notice pursuant to clauses (a), (d) and (f) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

Section 5.03 Existence; Businesses and Properties.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and in each case remain a Wholly Owned Subsidiary of the Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses (including Liquor Licenses) necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Keep all property and systems material to the operation of the business of the Loan Parties in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c) Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including Liquor Licenses), certificates and Permits necessary for the intended use by the Loan Parties of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d) Comply with the terms of each lease or other grant of Real Property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

Section 5.04 Insurance.

(a) Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying the requirement for such policy or program.

(b) Notice to Agents. Deliver to the Administrative Agent on behalf of the Lenders, (i) promptly upon request of the Administrative Agent or any Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by any such Loan Party.

Section 5.05 Obligations.

(a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all post-Filing Date Taxes imposed upon it or its properties, and all post-Filing Date lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable law and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in each case consistent with the Approved Budget.

(b) Filing of Returns. Each Loan Party shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

Section 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of any Company, a statement of a Responsible Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, each Company will permit representatives of the Administrative Agent and any Lender (coordinated through the Administrative Agent), at the Borrower’s expense, to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of any Company with officers of such Company and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties and their Subsidiaries, and shall not encompass materials subject to attorney client privilege.

(b) Within 125 days after the end of each fiscal year commencing after the Closing Date, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 of this Agreement.

Section 5.09 Compliance with Environmental Laws; Permits.

(a) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain, maintain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and comply as required with all Environmental Laws governing the Mortgaged Property or the improvements thereon or any other Collateral.

(c) The Administrative Agent may (but shall not be required to) at the Borrower’s expense, (i) at any time that the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law or (ii) at any other time but not more than once in any twelve-month period (unless the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law, in which case such limitation shall not apply) (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the Loan Parties, (B) conduct its own investigation of the Mortgaged Property in respect of such Release or (C) conduct a further Phase I investigation or other environmental assessment of the Mortgaged Property. The Administrative Agent shall retain a Licensed Site Remediation Professional (“LSRP”), as defined in N.J.S.A. 58:10C-2, to conduct any such investigation pursuant to this Section 5.09. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right, upon prior notice, to enter into or onto the Mortgaged Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to investigate such Release, to conduct such further Phase I investigation or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I or other environmental assessment report. The Administrative Agent shall share the results of such investigation with the Borrower, shall provide copies of the non-privileged portions of associated reports to the Borrower and provide the Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by the Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Mortgaged Property or the Project or cause any damage or loss to any property at the Mortgaged Property or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.09 will be obtained and shall be used by the Administrative Agent and the Lenders solely for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents, and unless an Event of Default has occurred and is continuing, or except as may be required by applicable Law and subject to any independent obligations of the LSRP, neither the Administrative Agent nor any Lender shall confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, the Borrower; provided, however, should any such investigation conducted at the request of the Administrative Agent confirm a Release of Hazardous Materials at, on, under or from the Mortgaged Property, the Borrower shall, at the Borrower’s sole cost and expense without prejudice to the Borrower’s right to assert any claims against any Governmental Authority or other person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release.

(d) Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in such Loan Party’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to the Administrative Agent, whether prepared by personnel of such Loan Party or by independent consultants, Governmental Authorities or any other persons, with respect to the Mortgaged Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by any person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against such Loan Party that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by such Loan Party, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether such Loan Party may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) If requested by the Collateral Agent, with respect to any property or property interest acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than any (i) Excluded Property, (ii) Excluded Real Property, (iii) property described in paragraph (c) below, (iv) cash and cash equivalents and (v) other property with respect to which the Loan Documents do not require the Collateral Agent or any other Secured Party to have a perfected security interest), subject to compliance with applicable Gaming Laws promptly (and in any event within twenty (20) Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) execute and deliver to the Collateral Agent a joinder to this Agreement in a form reasonably satisfactory to the Collateral Agent and such amendments to the Security Agreement or such other documents, and take all the actions, as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent. In addition to the foregoing, upon the request of the Administrative Agent, promptly (and, in any event, no later than twenty (20) Business Days following the date of such request or such longer period as may be reasonably approved by the Administrative Agent) (A) execute and deliver a Control Agreement with respect to any deposit account, securities account or commodity account of any Loan Party, (B) execute and deliver a mortgage, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on any Real Property (other than Excluded Real Property) subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens), (C) provide the Administrative Agent with an environmental assessment report or reports with respect to any Real Property (other than Excluded Real Property) along with a corresponding reliance letter from an environmental consultant, such reports and reliance letters to be reasonably satisfactory to the Administrative Agent, confirming that no Hazardous Materials were found in, on or under such Real Property in a manner that could reasonably be expected to result in a Material Adverse Effect and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request to obtain or maintain security interest in any Real Property (other than Excluded Real Property).

(b) If requested by the Collateral Agent, with respect to any new Subsidiary (other than an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purpose of this paragraph shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) by any Loan Party, subject to compliance with Gaming Laws, promptly (and in any event within twenty (20) Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Subsidiary (subject only to Permitted Liens); provided that if such new Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such new Subsidiary be required to be so pledged and provided further if such Equity Interests constitute Excluded Property, such Equity Interests shall not be required to be pledged, (ii) except with respect to Equity Interests constituting Excluded Property, deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) if such new Subsidiary is a Wholly Owned Subsidiary that is a Domestic Subsidiary, cause such new Subsidiary (A) to become a party to the Security Agreement, the Intercompany Note, and, to the extent applicable, the Intellectual Property Security Agreements and the other Security Documents, and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)) in the Collateral described in the Security Documents with respect to such new Subsidiary owned by any Loan Party, including, without limitation, the execution and delivery by all necessary persons of Control Agreements (if requested by the Administrative Agent) and the filing of UCC financing statements and other filings in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request with respect to the foregoing requirements, including delivering documents and taking such other actions which would have been required under Section 4.01 if such new Subsidiary were a Loan Party on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary owns or otherwise has interests in any Real Property or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, the Borrower shall, or shall cause the other Loan Parties to, take the actions required by clause (a) of this Section in relation thereto.

(c) If requested by the Collateral Agent, with respect to any Unrestricted Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Unrestricted Subsidiary that is owned by such Loan Party; provided that if any such new Unrestricted Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such Subsidiary be required to be so pledged and (ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent or Collateral Agent advisable to perfect the Lien of the Collateral Agent thereon.

(d) Notwithstanding anything to the contrary in this Section 5.10, the Loan Parties shall not be required to (i) (A) take the actions necessary to grant a perfected security interest in, or (B) obtain title and extended coverage insurance with respect to, any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such insurance or (ii) deliver a Phase I Report or a Phase II Report with respect to any fee, easement or other interest in real property acquired after the Closing Date to the extent the Administrative Agent in its reasonable discretion has determined that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports. Additionally, to the extent any such acquisition relates to Real Property, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition (and the Administrative Agent is authorized to execute written amendment to such Loan Documents in connection therewith).

Section 5.11 Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may deem necessary or desirable for the continued validity, perfection and priority of the Lien of the Collateral Agent on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Property, Excluded Real Property or other property with respect to which the Loan Documents do not require the Collateral Agent to have a security interest) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or such Secured Party may be required to obtain from the Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that, notwithstanding the covenants contained in Section 6.02, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 60 days after the date of notice thereof (which period the Administrative Agent may extend in its sole discretion so long as the relevant Loan Party is diligently pursuing such actions); provided, that the provisions of this Section 5.11 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Each of the Loan Parties shall fully preserve the Lien and the priority (subject to Permitted Liens) of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties. If any Loan Party fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 90 days after the receipt of notice thereof from the Administrative Agent, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.11, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien or the claim. The Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.11 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent, the Collateral Agent or any Secured Party shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.

Section 5.12 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

Section 5.13 Compliance with Laws; Permits.

(a) Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b) From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14 [Reserved].

Section 5.15 Appraisals. At any time that the Administrative Agent requests (but not more than once per calendar year), the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, that (i) the first appraisal requested by the Administrative Agent pursuant to this Section 5.15 shall be completed at the sole expense of the Loan Parties, (ii) each appraisal requested by the Administrative Agent thereafter shall be completed at the sole expense of the Administrative Agent and (iii) except if a Default has occurred and is continuing, no new appraisal or updated appraisal shall be required prior to the first anniversary of the Closing Date.

Section 5.16 Coverage Ratio Properties. Cause each Coverage Ratio Property to be subject at all times to a Declaration of Covenants and Restrictions.

Section 5.17 Perfection and Priority of Security Interests. Maintain the perfection and priority of the security interests securing the Secured Obligations as set forth in Section 3.26.

Section 5.18 Certain Bankruptcy Matters.

(a) Milestones. The Loan Parties shall cause:

(i) the Final Order to have been entered by the Bankruptcy Court on or before April 24, 2013;

(ii) a combined hearing for consideration of approval of the Loan Parties’ disclosure statement filed with the Bankruptcy Court on the Filing Date and the Acceptable Reorganization Plan to have been held by the Bankruptcy Court on or before May 22, 2013;

(iii) an order in form and substance reasonably satisfactory to the Agents, the Issuing Bank and the Required Lenders confirming the Acceptable Reorganization Plan to have been entered by the Bankruptcy Court on or before May 24, 2013; and

(iv) the Plan Effective Date to have occurred on or before May 30, 2013; provided, that such date shall be extended to allow for receipt of any Gaming Approvals required in order to allow the Plan Effective Date to occur to a date on or before June 15, 2013.

(b) Other Bankruptcy Matters. The Loan Parties shall use their reasonable best efforts to cause the confirmation order for the Acceptable Reorganization Plan entered by the Bankruptcy Court with respect to the Cases to be effective immediately upon entrance thereof without any stay period.

(c) Cash Management. Maintain at all times all of the cash and Cash Equivalents of the Loan Parties in accordance with the requirements under the Cash Management Order in all respects.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness of any Loan Party to the Borrower or any Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Intercompany Note;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c);

(d) Indebtedness of the Borrower incurred pursuant to the Prepetition 2012 Credit Agreement or the Prepetition Term Loan Credit Agreement;

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(f) Indebtedness of the Borrower incurred pursuant to the Prepetition Second Lien Notes;

(g) [Reserved];

(h) [Reserved];

(i) To the extent constituting Indebtedness of the Loan Parties, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(j) Contingent Obligations of the Loan Parties with respect to Indebtedness of the Loan Parties permitted under this Section 6.01;

(k) Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(l) to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Loan Party under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(m) Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(n) [Reserved];

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(p) [Reserved];

(q) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01;

(r) to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents; and

(s) additional Indebtedness of the Loan Parties in an aggregate principal amount (with respect to all Loan Parties) not to exceed $1,000,000 at any time outstanding.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens (x) arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings or (y) that are referenced on Schedule 6.02(b) (in the case of either (x) or (y), in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Loan Party, to the extent required by GAAP, (ii) with respect to any Lien permitted pursuant to clause (x) above, such Lien did not become of record prior to the Closing Date, (iii) except as otherwise set forth on Schedule 6.02(b), the aggregate amount of all such Liens referenced on Schedule 6.02(b) shall not exceed the amount set forth on Schedule 6.02(b) as of the Closing Date and (iv) clause (x) above shall not apply to Liens referenced on Schedule 6.02(b) as of the Closing Date;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale, termination or similar proceedings have been commenced with respect thereto;

(d) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business; provided, that the obligations secured by such Liens and any deposits related thereto shall be no more than as were in effect on the Filing Date;

(e) easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the Project Site, including, without limitation, those matters set forth on any title policy provided to the Collateral Agent on or prior to the Closing Date or subsequent to the Closing Date with respect to property acquired subsequent to the Closing Date;

(f) Liens in existence on the date hereof listed on Schedule 6.02(f); provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien shall (i) materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(g) Liens created pursuant to the Security Documents or the Orders or otherwise securing the Secured Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a Secured Party);

(h) leases and subleases, in each case permitted under Section 6.06, and any lease hold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sub lessee under any such lease or sublease; provided, that (i) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i) licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by a Loan Party in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of the Loan Parties to operate the Project in the ordinary course and licenses permitted under Section 6.06(g) or (l);

(j) Liens securing Indebtedness permitted under Section 6.01(d);

(k) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the Property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l) Liens securing Indebtedness permitted under Section 6.01(f);

(m) Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(n) Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Project on the Project Site or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(o) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(q) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(r) Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(s) [Reserved];

(t) subject to the requirements of Section 6.22(c), Liens relating to cash proceeds held in escrow or segregated accounts intended to be used or held for potential use for Boutique Hotel Construction Costs or Sportsbook Construction Costs;

(u) Liens of sellers of goods to any Loan Party arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(v) the filing of a subdivision map(s) over Real Property held by the Loan Parties designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(w) Liens securing Indebtedness permitted under Section 6.01(m), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(x) Liens created pursuant to the Interim Order or the Final Order;

(y) Asset Sales described in Sections 6.06(f) and 6.06(k);

(z) Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted hereunder, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Closing Date;

(aa) From and after the lease or sublease of any interest pursuant to Section 6.06(e), (n), (o) or (p), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(bb) Liens relating to the Special Assessment Obligations;

(cc)(i) the Master Lease Easements, the Entertainment Venue Easements and the Boutique Hotel Easements in connection with the transactions contemplated under Sections 6.06(n), (o) and (p), (ii) the CUP Easements in connection with the transactions contemplated under Sections 6.06(m), and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Sections 6.06(e);

(dd) [Reserved];

(ee) Liens securing Indebtedness permitted under Section 6.01(r); provided, that no such Lien is spread to cover any property of any Loan Party other than the Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of any Loan Party to any ERGG Proceeds;

(ff) additional Liens incurred by any Loan Party so long as (i) the obligations secured by such Liens does not exceed $1,000,000 in the aggregate (with respect to all Loan Parties) at any time and (ii) after April 30, 2013, no such Lien is referenced on Schedule 6.02(b) as of the Closing Date.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b) Investments in Cash Equivalents;

(c) to the extent constituting Investments, the incurrence of Indebtedness permitted by Section 6.01(b);

(d) loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount (with respect to all Loan Parties) not to exceed $50,000 at any one time outstanding;

(e) Investments by any Loan Party in the Borrower or any Subsidiary Guarantor;

(f) Investments received in settlement of debt as liabilities owed to the Loan Parties or in satisfaction of judgments;

(g) [Reserved];

(h) to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) any Loan Party may make Dividends permitted pursuant to Section 6.08 and (iv) any Loan Party may take actions permitted pursuant to Section 6.09;

(i) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d) and (r);

(j) Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(k) prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(l) Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10,000,000 following February 17, 2011 and (ii) the CRDA Obligations or Investments relating thereto;

(m) in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by the Loan Parties in an aggregate amount (with respect to all Loan Parties), not to exceed $1,000,000 at any time outstanding;

(n) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.06(o) and (p) or received in consideration for dispositions under Sections 6.06(o) and (p);

(o) Investments in Unrestricted Subsidiaries and joint ventures constituting Buffer Property and in an amount not to exceed the amount invested as of the Petition Date for the purpose of maintaining such properties.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (m) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) (i) any Loan Party may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided, that in the event any such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity) and (ii) any Loan Party which is not a Subsidiary Guarantor may be merged or consolidated with or into any Loan Party which is not a Subsidiary Guarantor;

(a) any Subsidiary Guarantor may dispose of any or all of its assets (including, to the extent permitted hereunder, upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any other Subsidiary Guarantor;

(b) any Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders; and

(c) any Loan Party or Subsidiary of a Loan Party may dispose of any of its property in accordance with Section 6.06.

Section 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of the Loan Parties;

(b) the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by the Loan Parties);

(c) dispositions permitted by Section 6.05 or Section 6.08;

(d) dispositions of property having a fair market value not in excess of $1,000,000 in the aggregate (with respect to all the Loan Parties) in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dispositions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of the Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the applicable Loan Parties shall have been validly released and (B) any securities or instruments received by the Borrower or such Loan Party from such transferee that are converted by the Borrower or such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(e) subject to the last paragraph of this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into any leases or subleases with respect to any of its Real Property;

(f) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(g) any Loan Party may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate (with respect to all Loan Parties), does not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of the Loan Parties;

(h) the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(i) Asset Sales in connection with or as a result of any Casualty Event; provided, that the Loan Parties otherwise comply with Section 2.10;

(j) Asset Sales by any Loan Party to the Borrower or any Subsidiary Guarantor, including the lease of the land constituting the Project Site by AC Property Co to REG; provided, that in each case each Subsidiary Guarantor shall have taken all actions required pursuant to Section 5.10 with respect to any property acquired by it pursuant to this clause (k);

(k) the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(l) the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements;

(m) the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement; provided that the Collateral Agent on behalf of the Secured Parties shall provide the party to the CUP Land Lease and the agent or representative for the lenders to CUP Holder with a subordination, non-disturbance and attornment agreement relating to (i) the CUP Land Lease and (ii) easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to any Mortgaged Property (the “CUP Easements”), in each case as reasonably required pursuant to the terms thereof;

(n) subject to the requirements of Section 6.22(c), any Loan Party may, subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements,” and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided, further that (x) the Collateral Agent on behalf of the Secured Parties shall provide the master lessee tenant under any master lease and any tenants under any sublease entered into pursuant to such master lease with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties) the applicable Loan Party shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(o) subject to the requirements of Section 6.22(c) and obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements,” and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement;

(p) subject to the requirements of Section 6.22(c) and obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements,” and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; provided, further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Boutique Hotel Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any Boutique Hotel Document to enter into, such subordination, non-disturbance and attornment agreement; and

(q) Investments permitted under Section 6.04.

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by the Required Lenders and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit F hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to the Collateral Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent for the benefit of the Secured Parties, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit F hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, in no event will the Administrative Agent be required to deliver a subordination, non-disturbance and attornment agreement to the tenant under the REG Lease.

Section 6.07 [Reserved].

Section 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) to the extent constituting Dividends, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may make Investments permitted pursuant to Section 6.04 and (iii) any Loan Party may take actions permitted pursuant to Section 6.09;

(b) any Loan Party may pay Dividends to the Borrower or any Subsidiary Guarantor and any person that is not a Loan Party may pay Dividends on a ratable basis to its equity owners;

(c) to the extent constituting Dividends, the Loan Parties may pay Project Completion Costs as permitted pursuant to the Disbursement Agreement; and

(d) to the extent constituting a Dividend, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority.

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Borrower and one or more of its Restricted

Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) on terms that are not less favorable to the applicable Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.09 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(b) a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(e) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(n), (o) and (p) shall be on terms at least as favorable to the Loan Parties, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.08;

(c) the payment of Project Completion Costs permitted pursuant to the Disbursement Agreement;

(d) customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of any Loan Party;

(e) the disposition or issuance by any Loan Party of its Equity Interests permitted pursuant to Section 6.06 and the issuance by the Borrower of its Equity Interests;

(f) (i) the reimbursement of Affiliates of the Loan Parties permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by the Loan Parties with respect thereto;

(f) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Sections 6.06(o) and (p) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(g) transactions contemplated by the Intellectual Property License Agreements; and

(h) transactions explicitly permitted by the Loan Documents.

Section 6.10 Financial Covenant.

(a) Minimum Liquidity Requirement. Permit, at any time during the periods set forth below, the sum of (x) the unused amount of the Revolving Commitments (assuming the full amount is available thereunder regardless of the limitations of the Interim Availability Amount) plus (y) the lesser of (1) $5,000,000 and (2) the amount of Cash and Cash Equivalents of the Borrower (excluding Cage Cash and amounts held in accounts subject to the Disbursement Agreement) (the sum of (x) and (y), together, the “Minimum Liquidity Requirement”) to be less than the sum of (a) the Amenities CapEx Budget Reserve as of the date of determination, (b) the Day Club Revolving Loan Basket as of the date of determination and (c) the amounts set below for such periods:

TIME PERIOD	MINIMUM LIQUIDITY REQUIREMENT
Closing Date though 3/31/13	$25,000,000
4/1/13 through 4/14/13	$15,000,000
4/15/13 through 4/30/13	$10,000,000
5/1/13 and thereafter	$5,000,000

; provided that the Minimum Liquidity Requirement shall be decreased for the period from, and including, the Business Day immediately preceding a holiday or a weekend to, and including, the Business Day immediately succeeding such holiday or weekend, by the amount, not to exceed $3,000,000 in the aggregate, of any Borrowing of Revolving Loans the proceeds of which are used by the Borrower to fund Cage Cash during such period, solely to the extent that each such Borrowing is repaid on the last day of such period.

The amount of the Minimum Liquidity Requirement is subject to adjustment upwards from time to time in respect of certain amounts received by the Borrower relating to cost efficiencies or other savings in accordance with the provisions of Schedule 3.12.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc.

(a) Directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, any Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counter-party obligating any Loan Party to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness;

(b) terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than any such termination, amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders or in connection with the transactions permitted under Section 6.04, 6.05 or 6.06;

(c) agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of the Required Lenders if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made); or

(d) amend or otherwise change the terms of any Subordinated Indebtedness or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the outstanding principal amount thereunder (other than as a result of interest payable in kind), increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Subordinated Indebtedness (or of any guaranty thereof).

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) pay Dividends in respect of any Equity Interest of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents or other Indebtedness permitted hereunder, (ii) Requirements of Law, including those of any Gaming Authority, (iii) with respect to any property subject to a Lien permitted in accordance with Section 6.02, an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the property subject to such Liens and the proceeds of such property, (iv) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (v) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (vi) restrictions on cash or deposits constituting amounts paid under the ERGG Agreement or relating to the ERGG Agreement, (vii) restrictions with respect to Excluded Property and (viii) other customary nonassignment provisions in leases, licenses and similar agreements and other contracts.

Section 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to the Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of the Borrower formed after the Closing Date may issue Equity Interests to the Borrower or the Subsidiary of the Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement or if such Equity Interests are issued by the Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

Section 6.14 Phase II Development. At any time (x) develop or improve in any material respect or at any material cost the Tower II Air Parcel, or construct any material improvements or any material building on the Tower II Air Parcel, or (y) enter into any contract or agreement for such construction, development or improvement or for any materials, supplies or labor necessary in connection with such construction, development or improvement.

Section 6.15 Business; Holding Company Status.

(a) Enter into any material line of business other than Permitted Businesses;

(b) Permit the Borrower to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Subsidiaries which hold title to such assets).

Section 6.16 Fiscal Year; Accounting Policies. Change its fiscal year-end to a date other than December 31 or make any significant change in its accounting treatment or reporting practices, except as required by GAAP.

Section 6.17 No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property (in which case any prohibition or limitation shall only be effective against such Excluded Property applicable thereto and proceeds thereof), (e) as required by applicable law or any applicable rule or order, including those of any Gaming Authority (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such person becoming a Restricted Subsidiary, (h) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (i) the subordination provisions of any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (j) restrictions relating to the ERGG Agreement, any ERGG Proceeds and any accounts in which payments relating to the ERGG Agreement are made and (k) any agreements, encumbrances or restrictions existing on the Closing Date.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

Section 6.19 Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

Section 6.20 Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of the Required Lenders, initiate or consent to any zoning change of the Project Site or any Buffer Property or seek any material variance under any existing zoning ordinance or under the Redevelopment Agreement, except, in each case, to the extent such variance or change in zoning or the Redevelopment Agreement would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a resort hotel and casino.

Section 6.21 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it or other Loan Parties.

Section 6.22 Additional Bankruptcy Matters.

(a) Investigations. Suffer or permit the use of any proceeds of the Loans or the Letters of Credit or of the Collateral, or suffer or permit any portion of the Carve-Out, to be used for any Investigation in excess of, in aggregate, the Investigation Budget.

(b) Alternative Reorganization Plans. File or support the confirmation of any Reorganization Plan or liquidation other than the Acceptable Reorganization Plan.

(c) Material Contracts. Enter into a material Contractual Obligation without the consent of the Required Lenders.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise)

any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Bank, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration in connection with any proceeding as against the Borrower and that, in the event of such declaration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a) default shall be made in the payment of any principal of any Loan or any reimbursement obligations in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in (i) Section 5.01(d), 5.01(h), 5.01(i) or 5.01(j), and such default shall continue unremedied or shall not be waived for a period of two (2) Business Days after the occurrence thereof or (ii) Section 5.01(e), 5.02(d), 5.02(g), 5.03(a), 5.08, 5.17 or 5.18 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 15 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of written notice of such default from the Administrative Agent or the Required Lenders to the Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations and Indebtedness incurred prior to the Filing Date), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $1,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) [Reserved];

(h) [Reserved];

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $1,000,000 required to be satisfied as an administrative expense claim shall be rendered against any Company or any combination thereof after the Filing Date and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of a Company;

(k) (i) with respect to any portion of the Collateral with a fair market value in excess of $1,000,000, any security interest and Lien purported to be created by any Security Document or the Orders shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document or Order, taken as a whole in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby; provided, that no Event of Default shall occur under this clause (k) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) a License Revocation or Suspension that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for ten percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations, including, but not limited to, the appointment of a conservator over the Casino License by the Gaming Authorities;

(o) any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination or modification, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(p) (i) failure by the Borrower to continuously retain a financial advisor reasonably acceptable to the Administrative Agent and the Required Lenders with a scope of responsibilities reasonably acceptable to the Administrative Agent and the Required Lenders (it being agreed by the Administrative Agent and the Required Lenders that the retention and scope of work (in effect as of the Closing Date) of Alvarez & Marsal North America LLC, is acceptable to the Administrative Agent and the Required Lenders) (the “Financial Advisor”), subject to review and approval by applicable Gaming Authorities as and to the extent required under applicable gaming laws and regulations, or (ii) failure by the Borrower to cooperate with the Financial Advisor in the performance of its duties within the scope of its responsibilities, or interference by the Borrower with the Financial Advisor in the performance of its duties within the scope of its responsibilities, in each case as reasonably determined by the Administrative Agent or the Required Lenders after consultation with the Financial Advisor;

(q) (i) the Bankruptcy Court shall dismiss any of the Cases or convert any of the Cases to a case under chapter 7 of the Bankruptcy Code or (ii) the Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any Case under section 1112 of the Bankruptcy Code or otherwise, in each case without the consent of the Administrative Agent and the Required Lenders;

(r) the Bankruptcy Court shall appoint in any of the Cases a trustee, a responsible officer or an examiner with enlarged powers relating to the operation of the business of the Borrower or any Guarantor (powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(s) (i) the Bankruptcy Court shall enter an order terminating the exclusive right of the Borrower and the other Guarantors to file any Reorganization Plan or (ii) a Reorganization Plan or liquidation other than the Acceptable Reorganization Plan is filed without the consent of the Administrative Agent and the Required Lenders;

(t) (i) the Bankruptcy Court shall enter an order reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrower or any Guarantor shall apply for authority to do so, without the prior written consent of the Required Lenders, (ii) the Interim Order or Final Order shall cease to create a valid and perfected lien or to be in full force and effect; (iii) the Borrower or any Guarantor shall fail to comply with the Orders; or (iv) the Bankruptcy Court shall enter a final non-appealable order in the Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders;

(u) the Borrower or any Guarantor shall file any motion or other request with the Bankruptcy Court seeking the authority to, or the Bankruptcy Court shall enter any order authorizing the Borrower or any Guarantor to, (i) use any cash proceeds of any of the Collateral or (ii) obtain any financing under section 364 of the Bankruptcy Code other than the Loans, in each case, without the prior written consent of the Administrative Agent, the Issuing Bank and the Required Lenders;

(v) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any Guarantor with an aggregate value of greater than $1,000,000, which such value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset;

(w) the Borrower or any Guarantor shall cease all or any material part of its business operations;

(x) without the consent of the Administrative Agent and the Required Lenders, the Borrower or any Guarantor shall file in any Case an application for the approval and/or allowance of any other Superpriority Claim (other than the Carve-Out) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties, or there shall arise or be granted and/or allowed any such pari passu or senior Superpriority Claim or claim;

(y) except as permitted by the Orders, the Borrower or any Guarantor shall make any Prepetition Payment (including, without limitation, any adequate protection payment) other than (i) in respect of accrued payroll and related expenses as of Filing Date or (ii) in respect of certain creditors, in each case to the extent authorized by the Bankruptcy Court and in accordance with the Approved Budget and the Orders;

(z) the Required Lenders shall have reasonably determined that the aggregate amount of (i) claims in the Cases with respect to Capital Expenditures (“Construction Costs”) will likely exceed $10,000,000 in the aggregate (the “Construction Cap”) or (ii) general unsecured claims (other than any such claims that constitute Construction Costs) in the Cases will likely exceed $70,000,000 (the “Claims Cap”); provided, however, that (x) the Steering Committee may waive any violation of the Construction Cap or the Claims Cap in writing and (y) any claim or counterclaim, if any, that may be asserted by Tishman Construction Corporation shall be excluded from the Construction Cap and the Claims Cap;

(aa) the liquidation of Borrower’s or any Guarantor’s business or a sale of any part of the Collateral pursuant to section 363 of the Bankruptcy Code without the consent of the Required Lenders;

(bb) the Restructuring Support Agreement shall cease, for any reason, to be in full force and effect;

(cc) the Borrower or any Guarantor or any creditor thereof shall fail to comply with the terms of any applicable subordination, lien priority or intercreditor agreements; or

(dd) the Required Lenders shall determine that there shall have occurred a regulatory event, including the failure to receive any applicable Gaming Approvals, that could reasonably be expected to prohibit the implementation of the Acceptable Reorganization Plan and Exit Facilities within the time periods set forth in the Loan Documents;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent, at the written request of the Required Lenders shall, by notice to the Borrower,

take either or both of the following actions, at the same or different times, without application to or order of the Bankruptcy Court: (i) terminate forthwith the Revolving Commitments, (ii) declare the Loans and reimbursement obligations in respect of any LC Disbursement then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and reimbursement obligations in respect of any LC Disbursement so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) subject to any notice or other requirements in the Interim Order (or Final Order, as applicable), set-off amounts held as cash collateral or in the accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents and (iv) exercise any and all remedies under this Agreement, the Interim Order (or Final Order, as applicable), and applicable law available to the Agents, the Issuing Bank and the Lenders; provided, however, that (x) prior to enforcing any liens or other remedies with respect to the Collateral, the Collateral Agent, the Administrative Agent or the Lenders shall provide to the Borrower (with copies to any official committee and the U.S. Trustee) three (3) Business Days prior written notice or as otherwise provided in the Orders, (y) upon receipt of any such notice, the Borrower may only make distributions in the ordinary course of business and with respect to the Carve-Out or as otherwise provided in the Orders, but may not make any other disbursements and (z) in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing.

In addition, the automatic stay provided in section 362 of the Bankruptcy Code shall, as provided in the Interim Order or the Final Order, as the case may be, be deemed automatically vacated without further action or order of the Bankruptcy Court and the Collateral Agent and the Secured Parties shall be entitled to exercise all of their respective rights and remedies with respect to the Collateral (including rights and remedies under the UCC). In addition to the remedies set forth above, the Collateral Agent may exercise any other remedies provided for by the Loan Documents and the Orders in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

Section 8.02 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to the Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03 Application of Proceeds. Subject to the Carve-Out and Section 2.21, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of LC Disbursements and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of LC Disbursements and obligations to Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount) and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties with respect to the Mortgaged Property (and all Collateral provided for with respect to the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties with respect to the Collateral provided for under the Security Agreement and any other Security Document (other than the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10 which benefit, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own equity interests in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan

Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.06 Resignation of Agent. (a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly (and any determinations to be made by the Collateral Agent shall instead by made by the Required Lenders), until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by JPMorgan Chase Bank as Administrative Agent pursuant to Section 9.06(a) shall, unless JPMorgan Chase Bank gives notice to the Borrower otherwise, also constitute its resignation as Issuing Bank, and such resignation as Issuing Bank shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Disbursements, as to which the Issuing Bank shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero or until the successor Administrative Agent shall succeed to the role of Issuing Bank in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless JPMorgan Chase Bank and such successor give notice to the Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.06(c).

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or the Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or the Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender or the Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.12 and 2.15 and without limiting any obligation of the Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.10 Collateral Matters. The Lenders and the Agents irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent and the Guarantees provided by the Loan Parties under any Loan Document shall be automatically terminated and released (i) upon payment in full of all Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 7.09.

The Agents shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(q), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the

Project (including the CUP Land Lease), as applicable, in connection with the transactions contemplated by Section 6.06(e), (k), (m), (n), (o) and (p);

(iii) subordinate any Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(k), (m), (n), (o) and (p); and

(iv) with respect to the transactions contemplated by Section 6.06(m), (A) enter into an intercreditor agreement with the applicable Loan Party, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of the applicable Loan Party’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of such Loan Party’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with the applicable Loan Party, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by the applicable Loan Party to the Collateral Agent and (2) the applicable Loan Party’s and Collateral Agent’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent.

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents or any such consents or subordination agreements or intercreditor agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

Section 9.11 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the Orders against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or any Order, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents or any Order, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to the Borrower at:

REVEL ENTERTAINMENT GROUP, LLC

500 Boardwalk

Atlantic City, New Jersey 08401

Attention: Mary Helen Medina, General Counsel

Facsimile No.: (609) 572-6617

Email: mmedina@revelentertainment.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Leonard Klingbaum, Esq.

Facsimile No.: (212) 446-6460

Email: leonard.klingbaum@kirkland.com

(ii) if to the Administrative Agent, the Collateral Agent or the Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

Attention: Susan Atkins

Facsimile: (212) 622-4556

susan.atkins@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, Ops 2, Floor 03

Newark, Delaware, 19713-2107

Attention: John Getchius

Facsimile: (302) 634-4250

john.getchius@jpmorgan.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at susan.atkins@jpmorgan.com and john.getchius@jpmorgan.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct or breach of this Agreement.

(e) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that the Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. The Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(d), (h) and (i) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean the Approved Budget and other material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its subsidiaries and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents and the Orders are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Disbursement Agent (in the case of the Disbursement Agreement) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Revolving Commitment or Term Loan Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Revolving Commitment or Term Loan Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.07(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that (A) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and (B) no consent of any other person other than such Lender directly affected thereby shall be required in connection with such actions);

(iii) (A) change the scheduled final maturity of any Loan or any scheduled date of payment, (B) postpone the date for payment of any LC Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.07(c)), or (D) postpone the scheduled date of expiration of any Revolving Commitment beyond the Revolving Commitment Termination Date, in any case, without the written consent of each Lender directly affected thereby (and no consent of any other person shall be required);

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that a merger or consolidation (regardless of which person is the survivor thereof) shall not be considered an assignment or delegation);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit liability of all or substantially all the Guarantors in respect of their Guarantee, without the written consent of each Lender;

(vii) amend, modify or waive the Superpriority Claim status of the Obligations or release all or substantially all of the Collateral from the Liens of the Security Documents or the Orders or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents or the Orders, in each case without the written consent of each Lender;

(viii) change Section 2.14(b), (c) or (d) or Section 2.21 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xiii) waive any condition set forth in Section 4.03 without the written consent of the Required Revolving Lenders;

(xiv) impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders; or

(xv) impose any greater restriction on the ability of any Term Loan Lender to assign any of its rights or obligations hereunder without the written consent of the Required Term Loan Lenders.

Notwithstanding anything to the contrary herein, (i) (A) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested by Gaming Authorities and (B) such amendment shall become effective without any further consent of any other party to such Loan Document, (ii) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments) and (iii) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) of the proviso of the first sentence of this Section 10.02(b).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including consents to assignments with third parties), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (including consents to assignments), or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Security Documents and to enter into Control Agreements with respect to accounts created after the Closing Date, to the extent required under the Loan Documents.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however that in the case of any proposed change, waiver, discharge or termination of the provisions of this Agreement for which the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” specifies a percentage greater than 50% and in respect of which Lenders having Revolving Credit Exposure, unused Revolving Commitments and/or (as applicable) outstanding Term Loans representing greater than 50% of the sum of the total Revolving Credit Exposure, unused Revolving Commitments and/or (as applicable) the outstanding balance of the Term Loan have voted in favor but the consent of one or more such other Lenders whose consent is required to obtain the applicable percentage is not obtained, then the Borrower shall have the right to replace such non-consenting Lender or Lenders with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Notwithstanding anything in this Section 10.02 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.06 and Section 9.10.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger, the Steering Committee and their respective Affiliates (including the reasonable fees, charges and disbursements of any Advisors) in connection with the Cases or the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and the Orders or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of Advisors), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arranger, each Lender, the Issuing Bank, the Steering Committee and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any Advisors) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby or the Cases, the Orders, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to any Mortgaged Property or any liability resulting from any Hazardous Materials Activity, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. For the avoidance of doubt, this Section 10.03(b) shall not apply to with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided (i) that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Disbursement Agent (or any sub-agent thereof) in connection with such capacity or (ii) such indemnity for the Issuing Bank shall not include losses incurred by the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Revolving Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender (it being understood that a merger or consolidation shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by the Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) the consent (not to be unreasonably withheld or delayed) of the Administrative Agent (except in the case of an assignment to a Lender) and, with respect to any Revolving Commitment or Revolving Loans, the Issuing Bank shall be required and (B) with respect to any Revolving Commitment or Term Loan Commitment and/or Revolving Loans the aggregate amount of the Revolving Commitment or Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment or Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned; and

(iii) the Lenders party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any person (other than a Competitor or a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.04(d) shall, acting as a non-fiduciary agent of the Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.15, 9.10, 10.09, 10.10 and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the LC Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the Orders, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction, and, to the extent applicable, the Bankruptcy Code.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process or in connection with the Cases, (d) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Administrative Agent and the Lenders, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (I) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (other than any Competitor) or (III) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not to the knowledge of the Administrative Agent or such Lender subject to confidentiality obligations to the Borrower or otherwise prohibited from furnishing or making available such information to the Administrative Agent or any Lender by a contract, legal or fiduciary obligation. For purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.16 Waiver of Immunity. To the extent that the Borrower or any of the other Loan Parties has, or hereafter may be entitled to claim or may acquire, for themselves, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves, any Collateral or any other assets of the Loan Parties, the Borrower and the other Loan Parties hereby waive such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.16 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

Section 10.17 Certain Matters Affecting Lenders.

(a) If (i) a Gaming Authority issues a finding of Disqualification regarding a Lender (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a substitute lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Affiliate of a Lender) is an Eligible Assignee and subject to any other requirements of Gaming Authorities. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.17(a), the Borrower and the Substitute Lender shall pay to the Former Lender all amounts that would have been required to be paid pursuant to Section 2.16(b) had such Former Lender been replaced in accordance with such provisions.

(b) Notwithstanding the provisions of subsection (a) of this Section 10.17, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.17 within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), such Lender shall execute and deliver an Assignment and Assumption with respect to the Revolving Commitment and outstanding Term Loans of such Lender in favor of one or more Eligible Assignees that is not an Affiliate of such Lender, which Eligible Assignee shall be designated by the Borrower with the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed), for an amount equal to the then outstanding Revolving Commitment and unpaid principal amount Term Loans of such Lender, plus any accrued and unpaid interest, fees and costs payable under this Agreement through the date of the Assignment and Assumption or any other price as set forth by the Gaming Authority, in each case subject to approval by the Gaming Authority. Alternatively, the Borrower may immediately prepay in full the outstanding amount of all Loans of, and Obligations owing to, such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period, and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provision, and all Revolving Commitments of such Former Lender shall expire and terminate upon such prepayment; provided that if, after giving effect to such expiration and termination, the aggregate LC Exposure exceeds the aggregate Revolving Commitments, the Borrower shall concurrently with such expiration and termination Cash Collateralize LC Exposure in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount. This clause (b) shall supersede any provisions of Section 2.14 or 10.02.

(c) Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.17, such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

(d) The interests, with respect to this Agreement, of any Former Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

(e) Assignments by any Lender of its rights and obligations under this Agreement may require obtaining required approvals or making required filings with the Gaming Authorities.

Section 10.18 Gaming Authorities and Liquor Laws. Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws, including but not limited to any licensing, qualification or transfer requirements which may be imposed on the Arranger, the Agents and each Lender. The Arranger, the Agents and each Lender agree to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Loan Parties and their Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Arranger, the Agents, any of the Lenders, any Loan Party, any Subsidiary of a Loan Party or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower and each Loan Party hereby consent to any such cooperation and disclosure by the Arranger, the Agents and each Lender to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

Section 10.19 Absence of Prejudice to the Prepetition Secured Parties With Respect to Matters Before the Bankruptcy Court. The fact that the Administrative Agent or any Lender may be party to or holder of Prepetition obligations shall in no way prejudice its rights under, or in respect of, any such Prepetition obligations or hereunder, and the Administrative Agent or any such Lender, subject to the terms of the Restructuring Support Agreement, shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVEL AC, INC., a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower

By:	/s/ Dennis Stogsdill

	Name:	Dennis Stogsdill
	Title:	Chief Restructuring Officer

REVEL AC, LLC, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:	/s/ Dennis Stogsdill

	Name:	Dennis Stogsdill
	Title:	Chief Restructuring Officer

REVEL ATLANTIC CITY, LLC, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:	/s/ Dennis Stogsdill

	Name:	Dennis Stogsdill
	Title:	Chief Restructuring Officer

REVEL ENTERTAINMENT GROUP, LLC, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:	/s/ Dennis Stogsdill

	Name:	Dennis Stogsdill
	Title:	Chief Restructuring Officer

[Signature Page to DIP Credit Agreement]

NB ACQUISITION LLC,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantor

By:	/s/ Dennis Stogsdill

	Name:	Dennis Stogsdill
	Title:	Chief Restructuring Officer

[Signature Page to DIP Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Collateral Agent, Issuing Bank and a Lender

By:	/s/ Susan E. Atkins

	Name:	Susan E. Atkins
	Title:	Managing Director

[Signature Page to DIP Credit Agreement]

AAI Canyon Fund plc, solely in respect of Canyon Reflection Fund
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon Balanced Master Fund, Ltd.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon Distressed Opportunity Master Fund, L.P.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

The Canyon Value Realization Master Fund, L.P.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon-GRF Master Fund, L.P.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon-GRF Master Fund II, L.P.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to DIP Credit Agreement]

Canyon-TCDRS Fund, LLC
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon Value Realization Fund, L.P.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Permal Canyon Fund Ltd.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Canyon Value Realization MAC 18 Ltd.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

Citi Canyon Ltd.
By: Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to DIP Credit Agreement]

Canyon Blue Credit Investment Fund, L.P.
By: Canyon Capital Advisors LLC, its co-Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

By: Canyon Capital Realty Advisors LLC, its co-Investment Advisor

By:	/s/ K. Robert Turner
Name:	K. Robert Turner
Title:	Authorized Signatory

[Signature Page to DIP Credit Agreement]

JPMORGAN WHITEFRIARS INC.,
as a Lender

By:	/s/ Virginia R. Conway
	Name:	Virginia R. Conway
	Title:	Attorney – in – Fact

[Signature Page to DIP Credit Agreement]

AMERICAN HIGH-INCOME TRUST

By:	Capital Research and Management Company, for and on behalf of American High-Income Trust

By:	/s/ David C. Barclay
	Name:	David C. Barclay
	Title:	Director

[Signature Page to DIP Credit Agreement]

AMERICAN FUNDS INSURANCE SERIES – HIGH-INCOME BOND FUND

Capital Research and Management Company, for and on behalf of American Funds Insurance Series – High-Income Bond Fund

By:	/s/ David C. Barclay
	Name:	David C. Barclay
	Title:	Director

[Signature Page to DIP Credit Agreement]

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.,
as a Lender

By: Chatham Asset Management, LLC, Investment Advisor

By:	/s/ James Ruggerio, Jr.
	Name:	James Ruggerio, Jr.
	Title:	Chief Financial Officer

[Signature Page to DIP Credit Agreement]

CHATHAM EUREKA FUND, L.P.,
as a Lender

By: Chatham Asset Management, LLC, Investment Advisor

By:	/s/ James Ruggerio, Jr.
	Name:	James Ruggerio, Jr.
	Title:	Chief Financial Officer

[Signature Page to DIP Credit Agreement]

Black Mountain Funding LLC

By:	/s/ Stacy Lai
	Name:	Stacy Lai
	Title:	Assistant Vice President

[Signature Page to DIP Credit Agreement]

SOL LOAN FUNDING LLC

By:	/s/ Maria Giannavole
	Name:	Maria Giannavole
	Title:	Associate Director

[Signature Page to DIP Credit Agreement]

SOLUS CORE OPPORTUNITIES MASTER FUND LTD

By: Solus Alternative Asset Management LP, its Investment Advisor

By:	/s/ Chris Bondy
	Name:	Chris Bondy
	Title:	Executive Vice President

[Signature Page to DIP Credit Agreement]

Virginia Retirement System
By: Solus Alternative Asset Management LP, its Investment Advisor

By:	/s/ Chris Bondy
	Name:	Chris Bondy
	Title:	Executive Vice President

[Signature Page to DIP Credit Agreement]

WELLS FARGO PRINCIPAL LENDING, LLC,
as a Lender

By:	/s/ Mike Bohannon

Name:	Mike Bohannon
Title:	Senior Vice President

[Signature Page to DIP Credit Agreement]

SCHEDULE 1.01(a)

ACHA Parcel

ACHA PARCEL

See attached description.

ARTHUR W. PONZIO COMPANY & ASSOCIATES, INC.

400 N. DOVER AVENUE

ATLANTIC CITY, N.J. 08401

(609) 344-8194 PH / (609) 344-1594 FAX

METES AND BOUNDS DESCRIPTION

BLOCK 62 LOT 2 #601 BOARDWALK

ALL THAT CERTAIN LOT, TRACT, OR PARCEL OF LAND AND PREMISES SITUATE, LYING AND BEING IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, AND STATE OF NEW JERSEY, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE) SOUTH 27°28’ 00” SECONDS EAST, 310.00’ FROM THE INTERSECTION OF NEW JERSEY AND ORIENTAL AVENUES (72’ WIDE); THENCE

1.	NORTH 62° 32’ 00” EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 350.00’ TO A POINT IN THE FORMER WESTERLY LINE OF CONNECTICUT AVENUE (50’ WIDE); THENCE

2.	SOUTH 27° 28’ 00” EAST IN AND ALONG SAME, A DISTANCE OF 569.10’ TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK; ALSO BEING THE NORTHERLY LINE OF THE BOARDWALK RIGHT OF WAY (60’ WIDE); THENCE

3.	SOUTHWESTWARDLY IN AND ALONG SAME, CURVING TO THE LEFT, ALONG THE ARC OF A CIRCLE HAVING A RADIUS OF 687.845’, THE ARC LENGTH OF 24.67’ TO A POINT OF TANGENCY; THENCE

5.	SOUTH 54° 13’ 06” WEST CONTINUING IN AND ALONG SAME A DISTANCE OF 328.99’ TO THE EASTERLY LINE OF NEW JERSEY AVENUE; THENCE

6.	NORTH 27° 28’ 00” WEST IN AND ALONG SAME A DISTANCE FO 619.81’ TO THE POINT AND PLACE OF BEGINNING.

KNOWN AS BLOCK 62, LOT 2

ALSO KNOWN AS #601 BOARDWALK

PREPARED IN ACCORDANCE WITH A PROPERTY SURVEY BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. PROJECT NUMBER 30147, WITH LATEST REVISIONS DATE OF 02/08/11.

/s/ Arthur W. Ponzio, Jr.
ARTHUR W. PONZIO, JR.	PROFESSIONAL LAND SURVEYOR
N.J. LICENSE NO. GS 28314

SCHEDULE 1.01(b)

Buffer Property

None.

SCHEDULE 1.01(c)

Restricted Subsidiaries

Name of Entity	Jurisdiction of Formation
Revel AC, LLC	Delaware
Revel Atlantic City, LLC	New Jersey
Revel Entertainment Group, LLC	New Jersey
NB Acquisition LLC	New Jersey

SCHEDULE 1.01(d)

Mortgaged Property

See attached descriptions.

LEGAL DESCRIPTION

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2 (500 Boardwalk, Atlantic City, NJ 08401)

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENEND 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1.	NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3.	SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4.	SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5.	SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6.	NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING.

LEGAL DESCRIPTION

CENTRAL UTILITY PLANT (BLOCK 68) (117 S. Massachusetts Ave., Atlantic City, NJ 08401)

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1.	SOUTH 62 DEGREES, 32 MINUTES 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2.	NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

3.	NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5.	SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7.	NORTH 62 DEGREES, 32 MINUTES 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9.	NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT N0. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1.	NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

2.	SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3.	SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4.	NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND PLACE OF BEGINNING.

SCHEDULE 2.01(a)

Revolving Commitments

Lender	Amount of Commitment	Applicable Percentage
American Funds Insurance Series – High-Income Bond Fund	$3,475,000.00	2.78%
American High-Income Trust	$27,775,000.00	22.22%
Canyon Value Realization Fund, L.P.	$31,250,000.00	25.00%
JPMorgan Chase Bank, N.A.	$25,000,000.00	20.00%
Wells Fargo Principal Lending, LLC	$37,500,000.00	30.00%

Total:	$125,000,000.00	100%

SCHEDULE 2.01(b)

Term Loan Commitments

Lender	Amount of Commitment	Applicable Percentage
AAI Canyon Fund plc	$850,000.00	0.68%
American Funds Insurance Series – High-Income Bond Fund	$5,000,000.00	4.00%
American High-Income Trust	$32,500,000.00	26.00%
Black Mountain Funding LLC	$14,000,000.00	11.20%
Canyon Balanced Master Fund, Ltd.	$3,975,000.00	3.18%
Canyon Blue Credit Investment Fund, L.P.	$20,000.00	0.02%
Canyon Distressed Opportunity Master Fund, L.P.	$3,205,000.00	2.56%
Canyon-GRF Master Fund, L.P.	$1,435,000.00	1.15%
Canyon-GRF Master Fund II, L.P.	$520,000.00	0.42%
Canyon-TCDRS Fund, LLC	$715,000.00	0.57%
Canyon Value Realization Fund, L.P.	$6,050,000.00	4.84%
Canyon Value Realization MAC 18 Ltd.	$145,000.00	0.12%
Chatham Asset High Yield Master Fund, Ltd.	$16,500,000.00	13.20%
Chatham Eureka Fund, Ltd.	$8,500,000.00	6.80%
Citi Canyon Ltd.	$315,000.00	0.25%
JPMorgan Whitefriars Inc.	$1,055,000.00	0.84%
Permal Canyon Fund Ltd.	$515,000.00	0.41%
SOL Loan Funding LLC	$1,000,000.00	0.80%
Solus Core Opportunities Master Fund Ltd.	$5,000,000.00	4.00%
The Canyon Value Realization Master Fund, L.P.	$18,700,000.00	14.96%
Virginia Retirement System	$5,000,000.00	4.00%

Total:	$125,000,000.00	100%

SCHEDULE 3.03

Consents; Authorizations; Filings; Notices

1.	Notice of the execution of the Credit Agreement and ancillary documents has been given to the Gaming Authorities and copies of the Credit Agreement and ancillary documents must be provided after execution.

2.	The Lenders and/or the Administrative Agent may be required by the Gaming Authorities under applicable Gaming Laws to provide additional notices and other periodic informational filings.

3.	The Lenders and/or the Administrative Agent may be required to be qualified under the Applicable Gaming Laws, unless they (i) are exempt or (ii) obtain a waiver from such qualification.

4.	The Lenders may be required to obtain a ruling that they are not required to be qualified or waived unless the Director of the Division of Gaming Enforcement exercises its discretion to require such waiver or qualification.

5.	Certain transfers, assignments, pledges, sales or other dispositions under the Credit Agreement may be subject to pre-approval and/or notice requirements.

6.	Consents by the Gaming Authorities may be required to exercise certain remedies and enforce certain provisions under the Credit Agreement and ancillary documents, and licensure of the Lenders and/or the Administrative Agent prior to such exercise may be required.

7.	Consent of the ACHA, required under the ACHA Contract; such consent has been obtained.

8.	Any additional consents, authorizations or other acts that may be required to be obtained, made or taken arising after the Closing Date.

SCHEDULE 3.05(b)(i)

Real Property

OWNED:

Please see Schedule 1.01(d).

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of the Atlantic City Beach lying between Garden Pier and Massachusetts Ave. from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 39).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

That area of the Atlantic City Beach lying between Massachusetts Ave., to Rhode Island Ave. from the Southerly boundary of the Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 40).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	June 15, 2011	June 14, 2013

101 Federal Street Suite 1900 Boston, MA 02110	Office space in Boston	Regus Management Group, LLC	Revel Entertainment Group, LLC	June 25, 2012	June 30, 2013

PBC-200 Park Ave, LLC (d/b/a Carr Workplaces) 200 Park Ave., Ste. 1700 New York, NY 10166	Office space in New York City	PBC-200 Park Ave, LLC	Revel Entertainment Group, LLC	February 1, 2012	January 31, 2013[1]

[1]	Lease automatically renewed for an additional one-year term February 1, 2013.

OPTIONS TO PURCHASE:

None.

SCHEDULE 3.05(b)(iv)

Assessments for Public Improvements

None.

SCHEDULE 3.05(b)(vii)

Restrictions on Transferability

None.

SCHEDULE 3.05(c)

Redevelopment Resolutions

ACHA Resolutions:

6916	Approval of Contract for Sale

7028	Approval to execute 1st Amendment

7135-02-06	Approval to execute 2nd Amendment

7168-04-06	Approval to execute 3rd Amendment

7353-04-07	Approval of Transfer and execution of 4th Amendment

7518-01-08	Authorization to execute 5th Amendment

7519-01-08	Interim Financing approved

8080-02-11	Authorization to execute 6th Amendment

8269-03-12	Financing under Credit Agreement approved

City of Atlantic City Resolutions:

No. 410	Authorizes ACHA to enter 3rd Amendment

No. 805	Approval of Redevelopment Agreement

No. 969	Amend and direct ACHA to execute 5th Amendment

No. 556	Agreement for Demolition of Pier

No. 121	Approval for Financing of the Project

No. 889	Designating the City as an Area in Need of Rehabilitation

No. 310	Designating the Southwest Inlet Redevelopment Area as an Area in Need of Redevelopment

No. 364	Authorizing the ACHA to enter into the 4th Amendment

No. 121	Authorizing the transfer and the execution of the Second Amendment to the Redevelopment Agreement

No. 847	Amending the Revel Redevelopment Plan and Revel Redevelopment Area to include Block 68

No. 190	Authorizing Third Amendment to the Redevelopment Agreement

No. 875	Authorizing an amendment to the Redevelopment Agreement

No. 955	Authorizing an amendment to the Redevelopment Agreement

SCHEDULE 3.05(d)

Project Property

OWNED:

Please see Schedule 1.01(d).

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of the Atlantic City Beach lying between Garden Pier and Massachusetts Ave. from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 39).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

That area of the Atlantic City Beach lying between Massachusetts Ave., to Rhode Island Ave. from the Southerly boundary of the Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 40).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	June 15, 2011	June 14, 2013

Guarantee Trust Building, 1123 Atlantic Ave., Suite 200, Atlantic City, New Jersey 08401	Office Building/Parking Spaces	Midtown Building, LLC	Revel Entertainment Group, LLC	December 5, 2006	May 31, 2012

SCHEDULE 3.05(e)

Coverage Ratio Properties

Street Address	Block	Lot	Owner

212 S Rhode Island Ave.	71	6	SI LLC

218 S Rhode Island Ave.	71	8	SI LLC

220 S Rhode Island Ave.	71	9	SI LLC

236 S Rhode Island Ave.	71	16	SI LLC

240 S Rhode Island Ave.	71	18	SI LLC

242 S Rhode Island Ave.	71	19	SI LLC

245 S Metropolitan Ave.	71	36	SI LLC

239 S Metropolitan Ave.	71	38	SI LLC

237 S Metropolitan Ave.	71	39	SI LLC

235 S Metropolitan Ave.	71	40	SI LLC

229 S Metropolitan Ave.	71	43	SI LLC

221 S Metropolitan Ave.	71	47	SI LLC

213 S Metropolitan Ave.	71	51	SI LLC

209 S Metropolitan Ave.	71	53	SI LLC

225 S Metropolitan Ave.	71	45	SI LLC

223 S Metropolitan Ave.	71	46	SI LLC

SCHEDULE 3.06(b)

Trademarks

None.

SCHEDULE 3.06(c)

Patents

None.

SCHEDULE 3.06(d)

Copyrights

None.

SCHEDULE 3.06(e)

Intellectual Property Licenses

1.	Trademark License Agreement, dated February 17, 2011, between Revel Group, LLC and REG.

2.	Trademark License Agreement, dated February 17, 2011, between REG and Revel Group, LLC.

SCHEDULE 3.07(a)

Subsidiaries; Equity Interests

Subsidiary	Jurisdiction	Owner	Percentage of Each Class of Equity Interests	Number of Each Class of Equity Interests
Revel AC, LLC	Delaware	Revel AC, Inc.	100%	100% Membership Interest
Revel Atlantic City, LLC	New Jersey	Revel AC, Inc.	100%	100% Membership Interest
Revel Entertainment Group, LLC	New Jersey	Revel AC, Inc.	100%	100% Membership Interest
NB Acquisition LLC	New Jersey	Revel Entertainment Group, LLC	100%	100% Membership Interest
SI LLC	New Jersey	NB Acquisition LLC	100%	100% Membership Interest
Revel Entertainment Marketing, LLC	New York	Revel Atlantic City, LLC	100%	100% Membership Interest

SCHEDULE 3.07(c)

Organizational Chart

See attached.

SCHEDULE 3.08

Litigation

None.

Schedule 3.12

Regarding Certain Capital Expenditures

The following provisions shall be applicable to the parties to the Credit Agreement as if set forth therein.

“Amenities CapEx Final Completion” shall mean the completion, as provided in and in accordance with this Schedule 3.12, of all Amenities CapEx.

“CapEx Basket” shall mean, as of the date of determination, (a) the sum of (i) the excess of $8,929,873.94 over the aggregate amount actually spent by Borrower in respect of Amenities CapEx at the time of the delivery of the certificate of a Responsible Officer of Borrower pursuant to this Schedule 3.12 certifying substantial completion of such items, (ii) the excess of $7,224,221.02 over the aggregate amount actually spent by Borrower in respect of Day Club CapEx at the time of substantial completion of the Day Club, and (iii) the excess of $7,893,454.00 over the aggregate amount actually spent by Borrower in respect of Completion CapEx at the time of substantial completion of the Completion CapEx, in each case, as may be increased as a result of a reallocation upon the occurrence of the Amenities CapEx Final Completion, Completion CapEx Final Completion and/or Day Club CapEx Final Completion, as applicable, less (b) the aggregate amount of any amount of the CapEx Basket used for Amenities CapEx, Day Club CapEx or Completion CapEx in accordance with this Schedule 3.12.

“Completion CapEx” shall mean capital expenditures in respect of the completion of the Project described on Project Completion Budget (as defined in the Disbursement Agreement).

“Completion CapEx Final Completion” shall mean the completion, as provided in and in accordance with this Schedule 3.12, of all Completion CapEx.

“Day Club CapEx Final Completion” shall mean the completion, as provided in and in accordance with this Schedule 3.12, of all Day Club CapEx.

“Maximum Exposure” shall mean, as of any date of determination, with respect to any items on the Project Completion Budget and any Liens relating to Completion CapEx, an amount equal to the aggregate, for all such items and Liens, of the greater of (x) the amount claimed as unpaid by the obligee under an item, as certified to the Administrative Agent by a Responsible Officer of the Borrower, and (y) the amount of the Lien related thereto.

Concerning the Amenities CapEx. Beginning on the Closing Date, Revolving Loans in the amount of the Amenities CapEx Budget Reserve shall be available (and, except as provided below, shall be the sole source) for the completion of the Amenities CapEx. In the event that there are insufficient funds in the initial Amenities CapEx Budget Reserve to complete and pay for the Amenities CapEx, the amount of the Amenities CapEx Budget Reserve may be increased by an amount not to exceed the amount of any available CapEx Basket then available by the delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (i) requesting that the Amenities CapEx Budget Reserve be increased by the amount set forth in such certificate, (ii) describing in reasonable detail the reasons for the need for the increase to the Amenities CapEx Budget Reserve and (iii) certifying that such amount is then available in the CapEx Basket (accompanied by calculations supporting such certification). Administrative Agent will promptly forward a copy of each such certificate to the Lenders. In addition, the proceeds of Revolving Loans may be used to fund Amenities CapEx if (x) no funds in respect of the Amenities CapEx Budget Reserve remain available for the completion of the Amenities CapEx, (y) the proceeds of such Revolving Loans are to be applied to items set forth on Annex A to this Schedule 3.12 and (z) Revolving Loans are otherwise available to be borrowed under the Credit Agreement.

Upon Amenities CapEx Final Completion and payment of all amounts related to Amenities CapEx, in the event that there is any remaining amount in the Amenities CapEx Budget Reserve and such amount has not otherwise been reallocated in respect of the CapEx Basket, a Responsible Officer of Borrower shall deliver a certificate to the Administrative Agent certifying (i) that all work to be completed within the Amenities CapEx has been completed and (ii) the amount of any remaining Amenities CapEx Budget Reserve (the “Amenities Remaining Amount”). Thereupon the Administrative Agent and/or any of its agents and representatives (including, without limitation, Administrative Agent’s engineer, architect or inspector) shall be permitted to conduct, within ten (10) days of the Administrative Agent’s receipt of such certificate, at the sole cost and expense of the Borrower, any inspections of the Project as the Administrative Agent shall have reasonably requested to confirm such completion, the amount of the Amenities CapEx Budget Reserve shall be reduced to zero, and, subject to the option of the Borrower as notified to the Administrative Agent, either (1) such Amenities Remaining Amount or portion thereof shall be disbursed to the Borrower and the amount of the Minimum Liquidity Requirement shall be increased by an amount equal to 75% of the lesser of (x) the Amenities Remaining Amount and (y) the portion of the Amenities Remaining Amount distributed to the Borrower, and the Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of such change or (2) the Amenities Remaining Amount (or any portion thereof not distributed to the Borrower) shall be reallocated to the CapEx Basket for further allocation by the Borrower to the amounts set forth in clauses (a)(ii) and/or (a)(iii) thereof in accordance with the definition thereof.

Concerning the Day Club CapEx

The Issuing Bank has issued the Day Club CapEx LC for the account of the Borrower for the benefit of the general contractor for the construction of the Day Club (the “General Contractor”) in a face amount equal to the Day Club CapEx LC Maximum Amount. The procedure for drawings by the General Contractor under the Day Club CapEx LC shall be as set forth in the contract between the Borrower and the General Contractor and the proceeds of each such drawing shall be used by the General Contractor solely as payment for Day Club CapEx. In addition, Revolving Loans in the amount not to exceed the Day Club CapEx Revolving Loan Basket shall be available for payment of Day Club CapEx.

If Angel Management Group Clubs (“AMG”) honors its obligation to make a capital contribution to a joint venture of Borrower in respect of the cost of the Day Club CapEx, such joint venture of Borrower may retain such funds, and the Minimum Liquidity Requirement shall be increased by an amount equal to 75% of the amount of such capital contribution from AMG.

Drawings under the Day Club CapEx LC and the proceeds of Revolving Loans not to exceed the Day Club CapEx Revolving Loan Basket shall be the sole source of funds for the payment of Day Club CapEx; provided that in the event that the sum of the Day Club CapEx LC and the available Day Club CapEx Revolving Loan Basket is insufficient to complete and pay for the Day Club CapEx, the Day Club CapEx LC Maximum Amount and/or the Day Club CapEx Revolving Loan Basket may be increased by Borrower in an amount not to exceed the amount of CapEx Basket then available upon the delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (i) requesting that the Day Club CapEx LC Maximum Amount and/or the Day Club CapEx Revolving Loan Basket be increased by the amount set forth in such certificate, (ii) describing in detail the reasons for the need for the increase in such amount and (iii) certifying that such amount is then available in the CapEx Basket (accompanied by calculations supporting such certification). Administrative Agent will promptly forward a copy of each such certificate to the Lenders and the Issuing Bank.

Borrower shall use its commercially reasonable efforts to cause the Day Club CapEx to be completed by May 31, 2013. Upon the Day Club CapEx Final Completion, if the cost to complete the Day Club CapEx shall have been less than $7,224,221.02 on and after the Closing Date, then, upon cancellation of the Day Club CapEx LC, (x) the amount of the Day Club Revolving Loan Basket shall be reduced to zero and (y) the sum of (i) the face amount of the Day Club CapEx LC as of such cancellation plus (ii) any unused amount of the Day Club Revolving Loan Basket, that in the aggregate represents the excess of $7,224,221.02 over the actual cost of completion and that have not otherwise been reallocated in respect of the CapEx Basket shall, subject to the option of the Borrower as notified to the Administrative Agent, either (1) increase the amount of the Minimum Liquidity Requirement by an amount equal to 75% of the amount so cancelled, and the Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of such change or (2) be drawn by the Borrower as a Revolving Loan, the proceeds of which shall be transferred into a blocked account at the Administrative Agent, subject to the security interest created by the Security Agreement, to be held in such blocked account and reallocated to the CapEx Basket for further allocation by the Borrower to the amounts set forth in clauses (a)(i) and/or (a)(iii) thereof in accordance with the definition thereof.

Concerning the Completion CapEx

On the Closing Date, the sum of $7,893,453.79 in the Company Funds Account (as defined in the Disbursement Agreement) shall be used exclusively for the purpose of Completion CapEx as set forth in this Schedule 3.12 and in the Disbursement Agreement. The disbursement of funds relating to the Completion CapEx and related matters shall be governed by the Disbursement Agreement. Borrower shall use its commercially reasonable efforts to cause amounts owing in respect of Completion CapEx and any related matters to be paid or completed as promptly as practicable.

Amounts on deposit in the Company Funds Account shall be the sole source of funds for the payment of Completion CapEx, provided that in the event that there are insufficient funds in the Company Funds Account to complete and pay for the Completion CapEx, the amount on deposit in the Company Funds Account may be increased by Borrower in an amount not to exceed the amount of CapEx Basket then available upon the delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (i) requesting that the funds on deposit in the Company Funds Account be increased by the amount set forth in such certificate, (ii) describing in detail the reasons for the need for the increase in the amount of such funds and (iii) certifying that such amount is then available in the CapEx Basket (accompanied by calculations supporting such certification). Administrative Agent will promptly forward a copy of each such certificate to the Lenders.

Upon final settlement or payment of items on the Project Completion Budget and the release or termination of Liens, relating to Completion CapEx, as certified to the Administrative Agent by a Responsible Officer of Borrower, resulting in, as of such date, a Maximum Exposure of equal to or less than $5,000,000 (or such higher amount as permitted by the Required Lenders), any amounts still on deposit in any of the accounts subject to the Disbursement Agreement shall, subject to the option of the Borrower as notified to the Administrative Agent, either (1) be disbursed (in whole or in part, at the option of the Borrower) to Borrower or (2) continue, to the extent not so disbursed to the Borrower, to be held in the Disbursement Agent Accounts and reallocated to the CapEx Basket for further allocation by the Borrower to the amounts set forth in clauses (a)(i) and/or (a)(ii) thereof in accordance with the definition thereof; provided that, with respect to any items on the Project Completion Budget that remain unpaid as of such date or Liens associated with any Completion CapEx that remain unreleased as of such date, unless otherwise partially or wholly waived by the Required Lenders, an amount equal to the Maximum Exposure as of such date shall remain in the Company Funds Account and shall not be released to the Borrower or reallocated until such items are paid or such Liens are released.

Reallocation Generally

Notwithstanding the foregoing, in the event that the Minimum Liquidity Amount is increased as a result of any event set forth in this Schedule 3.12, and subsequent to such increase, the Borrower elects to apply all or any portion of such increase to the CapEx Basket, then the amount of such increase in the Minimum Liquidity Amount shall be reduced by the amount so reallocated to the CapEx Basket for further allocation by the Borrower to the amounts set forth in clauses (a)(i), (a)(ii) and/or (a)(iii) thereof in accordance with the definition thereof.

Annex A

Schedule of Amenities CapEx

Amenity	Anticipated Cost
New Food Court Area	$4,500
High-End Slots Area	2,750
Increase and Enhance Signage	1,000
Player’s Lounge	500
Relocate Revel Card Desk	500
Permitted Smoking Area	300
Noodle Bar	250
Other	200

$10,000

Annex B

Schedule of Day Club CapEx

Day Club	$7,224,221.02

SCHEDULE 3.18

Environmental Matters

All matters identified in the following reports and documents are incorporated herein in their entirety:

1.	Underground Storage Tank Closure Summary and Site Investigation Report, 249 South Rhode Island Avenue, Atlantic City, Atlantic County, New Jersey, Case No. 05-02-24- 0902-47, dated March 2005, prepared by Target Environmental Co., Inc.

2.	Unrestricted Use No Further Action Letter and Covenant Not to Sue, Case No. 05-02-24- 0902- 47, dated June 28, 2005, issued by the NJDEP

3.	Phase I Environmental Site Assessment, issued March 2006, prepared by Weaver Boos Consultants North Central, LLC

4.	Letter dated December 13, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

5.	Phase I Environmental Site Assessment Report regarding 230 and 234 South Rhode Island Avenue, Block 71, Lots 14 & 15, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

6.	Phase I Environmental Site Assessment Report regarding 141 South Massachusetts Avenue, Block 68, Lot 10, Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

7.	Letter dated October 26, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

8.	Phase I Environmental Site Assessment Report regarding Residential Dwelling, 239 South Metropolitan Avenue, Block 71, Lot 38, Atlantic City, Atlantic County, prepared by Paulus, Sokolowski & Sartor, LLC, New Jersey, dated September 2007

9.	Phase I Environmental Site Assessment Report regarding Block 71, Lots 1, 8, 39, 43, and 51 and Block 68, Lots 3, 7, 8, 9, and 11, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated April 2007

10.	Phase I Environmental Site Assessment Report regarding Lot 16 of Block 71, 236 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

11.	Phase I Environmental Site Assessment Report regarding Lot 27 of Block 73, 333 Hygeia Place, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006.

12.	Phase I Environmental Site Assessment Report regarding Lots 9 & 37 of Block 74, 213 South Victoria Avenue and 218 South Vermont Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

13.	Phase I Environmental Site Assessment Report regarding Lot 6 of Block 71, 212 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

14.	Preliminary Assessment Report regarding Hope VI Properties, Block 119, Lots 26-27 and 29-31; Block 307, Lot 1; Block 310, Lots 1-3, 5 and 18-20; Block 409, Lots 1-41; Block 418, Lots 1-39; Block 419, Lots 1-23; Block 420, Lots 1-34; Block 421, Lots 1-25; Block 422, Lots 1-22; Block 445, Lots 1-13; Block 446, Lots 1-9; Block 447, Lots 1-7 and Block 448, Lots 1-13, Atlantic City, Atlantic County, New Jersey, prepared by T&M Associates, Inc., dated September 2005

15.	Phase I Environmental Assessment and Limited Subsurface Investigation For: Block 73, Lots 24 & 25, Block 74, Lots 22 & 23, Block 78, Lots 1, 2, 5, 13, 17, 19, 21 through 25, Block 79, Lots 4 through 7, 9, 19, & 20, Atlantic City, New Jersey, prepared by Target Environmental Co., Inc., dated December 2004

16.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 3, 7, 8, 9, 10 and 11, Block 71, Lots 1, 6, 8, 14, 15, 16, 38, 39, 43 and 51, Block 73, Lots 24, 25, and 27, Block 308, Lot 23, Block 416, Lot 1.0 1, Block 418.0 1, Lot 1.0 1, Block 418.02, Lot 1.0 1, Block 418.03, Lot 1.01, Block 422, Lot 1.01, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated November 2007

17.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 4, 5, 6, 12, 13 and 14, Block 70, Lots 5 and 6, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated January 2008

18.	Preliminary Assessment / Focused Site Investigation Report For: 221 South Metropolitan Avenue, Tax Block 71, Lot 47, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

19.	Preliminary Assessment / Focused Site Investigation Report For: 22 South Rhode Island Avenue, Tax Block 128, Lot 26, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

20.	Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site Blocks 62, 64, 66, 67, and 69, Atlantic City, New Jersey, NJDEP Case No. 07- 03-02-1540-2, prepared by Excel Environmental Resources, Inc., dated April 2008

21.	Underground Storage Tank Closure Report/Remedial Action Report, Revel Entertainment Site Blocks 62 and 67, Atlantic City, New Jersey, NJDEP Case No. 07-03- 02-1540-21, prepared by Excel Environmental Resources, Inc., dated April 2008

22.	Preliminary Assessment Report, Revel Pad Site, Tax Blocks 62, 64, 66, 67 and 69, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated May 2008

23.	Preliminary Assessment/Focused Site Investigation Report, 211 South Victoria Avenue, Tax Block 74, Lot 38, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated July 2008

24.	Letter Report, Underground Storage Tank Closure Report/Remedial Action Report, Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site, Blocks 62, 64, 66, 67 and 69, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-21, prepared by Excel Environmental Resources, Inc., dated September 16, 2008

25.	Entire Site No Further Action Letter and Covenant Not to Sue, issued by the NJDEP, dated October 2, 2008

26.	Letter dated October 29, 2008, issued by the NJDEP, approving a Memorandum of Agreement, effective October 23, 2008, for the Revel Casino Energy Plant Site, Metropolitan and Oriental Avenues, Atlantic City, Atlantic County, Block 68, Lots 3 through 14 and 16.

27.	Preliminary Assessment/Site Investigation/Remedial Investigation Report, Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated October 2008

28.	Preliminary Assessment/Focused Site Investigation/Remedial Investigation Report, Block 71, Lots 18, 19, and 36, Block 74, Lots 19 and 24, prepared by Excel Environmental Resources, Inc., dated October 2008

29.	Preliminary Assessment/Site Investigation/Remedial Investigation Report Approval Letter, issued by NJDEP, dated November 10, 2008

30.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lot 36, prepared by Excel Environmental Resources, Inc., dated December 2008

31.	Preliminary Assessment/Focused Site Investigation Report, Block 71, Lot 40, prepared by Excel Environmental Resources, Inc., dated December 2008

32.	Underground Storage Tank Closure Report, Block 71, Lot 9, prepared by Excel Environmental Resources, Inc., dated March 2009

33.	Remedial Action Report – Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated April 2009

34.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lots 13, 33, and 34, prepared by Excel Environmental Resources, Inc., dated July 2009

35.	Entire Site No Further Action Letter, issued by NJDEP, dated December 21, 2009

36.	Preliminary Assessment/Phase I Environmental Site Assessment Report – Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated February 2011

SCHEDULE 5.04(a)

Insurance Policies and Programs

Revel Entertainment Group LLC – Corporate Policies
Type	Number	Description	Limit
Workers Compensation	WC14771128		Statutory
		Employers Liability (per acc. / per disease)	$1,000,000

General Liability	GL4406379	Each Occurrence Limit	$1,000,000
		Annual Aggregate	$1,000,000
	GL4406377	Each Occurrence Limit	$1,000,000
		Annual Aggregate	$2,000,000

ERISA Bond	105749705	Each Occurrence	$500,000

D&O Fiduciary Crime	17705060	Annual Aggregate	$13,000,000
		D&O Coverage Section	$10,000,000
		Fiduciary and Crime	$3,000,000

2nd Excess D&O	ELU12512212	Annual Aggregate	$10,000,000

3rd Excess D&O	G2456733301	Annual Aggregate	$10,000,000

4th Excess D&O	MLX760012500	Annual Aggregate	$10,000,000

D&O Side A DIC	PT12DOL0A1XFGNV	Annual Aggregate	$10,000,000

Non Owned Aircraft	997765981	Bodily Injury and Property Damage	$100,000,000

Employment Practices	16933622	Each Loss/Aggregate	$5,000,000

Automobile	CA4982737	Combined Single Limit	$1,000,000

Umbrella	PUMB122022	Each Occurrence	$300,000,000
		Annual Aggregate	$300,000,000

Revel Entertainment Group LLC – Enrolled Contractors
Type	Number	Description	Limit
Property	Various	All Risk Property	Various

General Liability	GL4871216	Completed Operations	N/A

Workers Comp			Statutory

	WC14771128	Employers Liability (per acc / per disease)		$1,000,000

Umbrella	US00010621LI07A	Each Occurrence/General Aggregate		$25,000,000

2nd Excess	LQ1B71198738017	Each Occurrence/Aggregate		$25,000,000
			Excess of $	25,000,000

3rd Excess	5262488	Each Occurrence/Aggregate		$150,000,000
			Excess of $	50,000,000

Architects & Engineers	1225190	General Aggregate		$10,000,000

Contractors Pollution	CP02815402	Each Loss/Aggregate		$5,000,000

SCHEDULE 6.01(c)

Existing Indebtedness

The underlying indebtedness related to the liens listed in Schedule 6.02(b).

Schedule 6.02(b)

Certain Liens

(A) Each of the following Liens, which relate to Completion CapEx, but solely to the extent that, if such Lien has not been released and discharged as a matter of record on or before April 30, 2013, unless otherwise permitted by the Required Lenders, the Borrower shall have deposited for the satisfaction of such Lien in the Company Funds Account (as defined in the Disbursement Agreement) or in another account at the Administrative Agent, for the benefit of the Lenders, subject to terms reasonably acceptable to the Administrative Agent, an amount equal to the greater of (1) the amount of such Lien and (2) the amount claimed by the applicable lienholder on the underlying obligation secured by such Lien, as certified to the Administrative Agent by a Responsible Officer of the Borrower:

Lienholder	Amount of Lien

Commercial Hardware	$370,450.64

Commercial Hardware	$781,410.12

Commercial Hardware	$10,010.00

Commercial Hardware	$3,196.00

Commercial Hardware	$16,330.00

Falasca Mechanical	$500,964.00

Marshfield Doorsystems (Sub)	$310,029.49

Rich Barham	$781,700.00

Scarpa Electric (Sub)	$218,947.00

(B) Each of the following Liens, but solely to the extent that (x) such Lien is subject to valid and effective documents or instruments executed by the applicable lienholder authorizing the discharge or release thereof or requiring such lienholder to discharge such Lien, (y) the Borrower is using commercially reasonable efforts to have such Lien released and discharged as a matter of record as promptly as practicable and (z) to the extent such Lien has not been released and discharged as a matter of record on or before April 30, 2013, unless otherwise permitted by the Required Lenders, the Borrower shall have deposited for the satisfaction of such Lien in an account at the Administrative Agent, for the benefit of the Lenders, subject to terms reasonably acceptable to the Administrative Agent, an amount equal to the amount of such Lien:

Lienholder	Amount of Lien

Berlin Steel	$691,446.00

Ferguson Enterprises	$9,289.87

Glenn Rieder (Sub)	$502,452.50

Jenkintown Building	$414,454.00

LVI Pyromax	$151,957.42

Phila D+M	$1,619,774.00

(C) Each of the following Liens, which represent Liens of record as of the Closing Date that relate to disputed obligations and are not referred to in subsection (A) or subsection (B) above or subsection (D) below, but solely to the extent that (x) the Borrower is using commercially reasonable efforts to have such dispute resolved and such Lien released and discharged as a matter of record in a manner consistent with prudent business practice in the Borrower’s reasonable judgment and (y) if such Lien has not been released and discharged as a matter of record on or before April 30, 2013, unless otherwise permitted by the Required Lenders, the Borrower shall have deposited for the satisfaction of such Lien in an account at the Administrative Agent, for the benefit of the Lenders, subject to terms reasonably acceptable to the Administrative Agent, an amount equal to the greater of (1) the amount of such Lien and (2) the amount claimed by the applicable lienholder on the underlying obligation secured by such Lien, as certified to the Administrative Agent by a Responsible Officer of the Borrower:

Lienholder	Amount of Lien

Hale Trailer Brake & Wheel	$88,960.00

Hale Trailer Brake & Wheel	$15,680.00

Imperial Woodworking	$172,684.00

Imperial Woodworking	$380,809.00

Imperial Woodworking	$946,666.00

Imperial Woodworking	$72,077.00

Imperial Woodworking	$63,872.00

Phila D+M (Sub)	$533,397.00

Phila D+M (Sub)	$493,889.12

Simon Watt[i]	$1,594,442.50

Simon Wattii	$141,809.44

(D) Each of the following Liens, which represent Liens of record as of the Closing Date that relate to disputed obligations and are not referred to in subsection (A), subsection (B) or subsection (C) above, but solely to the extent that (x) the Borrower is using commercially reasonable efforts to have such dispute resolved and such Lien released and discharged as a matter of record in a manner consistent with prudent business practice in the Borrower’s reasonable judgment and (y) if the amount of such Lien at any time exceeds the Maximum Allowed Amount set forth next to such Lien below, then, unless otherwise permitted by the Required Lenders, the Borrower shall have deposited for the satisfaction of such Lien in an account at the Administrative Agent, for the benefit of the Lenders, subject to terms reasonably acceptable to the Administrative Agent, an amount equal to the excess of the amount of such Lien at such time over the Maximum Allowed Amount applicable thereto:

Lienholder	Maximum Allowed Amount

Tishman	$6,000,000

[i]

Pursuant to the Prepetition 2012 Credit Agreement and a side letter agreement, a portion of the funds in the Company Funds Account is reserved against the Simon Watt Liens as of the Closing Date and such Simon Watt Liens shall remain on this schedule to the extent such amount remains so reserved.

ii

Pursuant to the Prepetition 2012 Credit Agreement and a side letter agreement, a portion of the funds in the Company Funds Account is reserved against the Simon Watt Liens as of the Closing Date and such Simon Watt Liens shall remain on this schedule to the extent such amount remains so reserved.

SCHEDULE 6.02(f)

Existing Liens

None.

SCHEDULE 6.17

Existing Negative Pledges

None.

Execution Version

EXHIBITS TO

CREDIT AGREEMENT

Dated as of March 27, 2013

(Revel AC, Inc.)

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Approved Budget
Exhibit E	Form of Declaration of Covenants and Restrictions
Exhibit F	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G	Form of Interest Election Request
Exhibit H	[Reserved]
Exhibit I	Form of Revolving Note
Exhibit J	Form of Term Note
Exhibit K	Form of Tax Compliance Certificate
Exhibit L	Form of Interim Order [provided separately]
Exhibit M	Form of Cash Flow Forecast

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

REVEL AC, INC.

Agent Address:	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179	Return form to:
Telephone:
Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐ Yes	☐	No

• Coming in via Assignment	☐ Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.	Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Revel AC, Inc., a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Debtor-in-Possession Credit Agreement, dated as of March 27, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time) among the Borrower, the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P.MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, the Administrative Agent and JPMORGAN CHASE BANK, N.A., as collateral agent and an issuing bank.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Revolving Commitment	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	This date may not be fewer than 5 Business Days after the date of assignment unless the Administrative Agent otherwise agrees.

Consented to and Accepted:

[REVEL AC, INC.][3]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Name:
Title:

[3]	To be completed to the extent consent is required under Section 10.04(b) of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

REVEL AC, INC.

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (iv) it is not a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (viii) if it is not a United States person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee and (ix) it is not a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below,

383 Madison Avenue

New York, New York 10179

Attention: John Getchius

Re: REVEL AC, INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Debtor-in-Possession Credit Agreement dated as of March 27, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent and an issuing bank. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	Revolving Borrowing

(B)	Principal amount of Borrowing[1]

(C)	Date of Borrowing (which is a Business Day)

(D)	Type of Borrowing	[ABR] [Eurodollar]

[(E)	Interest Period and the last day thereof][2]

(F) Funds are requested to be disbursed [to Borrower’s account with JPMorgan Chase Bank, N.A. (Account No.             )] [pursuant to the following wire instructions:].

[1]

ABR and Eurodollar Loans must be in an amount that is (i) at least $1,000,000 and an integral multiple of $500,000, (ii) equal to the remaining available balance of the applicable Commitments or (iii) the amount that is required to finance the reimbursement of an LC Disbursement; provided that, with respect to Amenities CapEx Borrowing, the minimum borrowing requirement shall be $500,000 and the integral multiple requirements shall not apply.

[2]	Only applicable to Eurodollar Borrowings. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Borrower hereby certifies that:

(a) each of the representations and warranties made by the Loan Parties in Article III of the Credit Agreement or pursuant to any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date or (ii) is qualified as to materiality, in which case it shall be true and correct in all respects; and

(b) no Default or Event of Default has occurred or is continuing on the date hereof or would occur immediately after giving effect to the extensions of credit requested to be made on the date hereof.

[signature page follows]

REVEL AC, INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

APPROVED BUDGET

[Attached]

D-1

Revel AC, Inc.

DIP Cash Flow Forecast

($, unless noted otherwise)

	Week (Start Date / End Date)
	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8
	03/25/13	04/01/13	04/08/13	04/15/13	04/22/13	04/29/13	05/06/13	05/13/13	Total
	03/31/13	04/07/13	04/14/13	04/21/13	04/28/13	05/05/13	05/12/13	05/19/13	Period

Total Gaming Deposits	$1,907,756	$2,681,220	$2,921,701	$2,321,201	$2,443,492	$2,067,263	$2,572,625	$2,572,625	$19,487,884
Total Non-Gaming Deposits	865,647	878,817	938,462	938,462	938,462	943,440	998,363	998,363	7,500,017

Total Revenue / Deposits	$2,773,403	$3,560,037	$3,860,163	$3,259,663	$3,381,954	$3,010,703	$3,570,989	$3,570,989	$26,987,900

Accounts Payable Disbursements	(1,500,000)	(2,000,000)	(1,852,373)	(1,250,000)	(2,000,000)	(2,000,000)	(2,000,000)	(2,000,000)	(14,602,373)
Day Club CapEx	(906,827)	(500,000)	(1,326,133)	0	(1,000,000)	0	(1,000,000)	0	(4,732,960)
Amenities CapEx	(500,000)	(1,300,000)	(1,300,000)	(1,300,000)	(1,300,000)	(1,300,000)	(1,300,000)	(856,046)	(9,156,046)
Contract Entertainment Payments	(162,500)	(562,500)	0	(112,500)	(175,000)	(150,000)	(62,500)	0	(1,225,000)
Payroll (Salaries / Wages & Benefits)	(3,800,000)	(150,000)	(4,000,000)	(150,000)	(4,000,000)	(150,000)	(4,000,000)	(150,000)	(16,400,000)
Marketing Expense	0	(250,000)	0	0	0	0	0	0	(250,000)
Gross Gaming Revenue Tax	(166,824)	(333,647)	(174,680)	(501,090)	(179,790)	(179,790)	(202,591)	(236,130)	(1,974,541)
Parking Fees & Other Taxes	0	0	0	0	(786,047)	0	0	0	(786,047)
Utilities Payment / Deposits	0	(624,250)	0	(2,700,000)	0	0	0	(2,700,000)	(6,024,250)
Insurance Costs	0	(2,250,000)	0	(747,148)	0	(1,187,291)	0	(747,148)	(4,931,588)
Real Estate Taxes	0	0	0	0	0	0	0	(6,330,359)	(6,330,359)
Restructuring Fees / Retainers	(1,560,511)	0	0	0	0	0	0	0	(1,560,511)
DIP Interest	(97,462)	(15,111)	(14,167)	0	0	(605,532)	(1,771,718)	0	(2,503,990)
2012 CA Interest Expense	(3,304,403)	0	0	0	0	0	0	0	(3,304,403)
Other	(67,659)	(1,261,167)	0	0	(738,004)	0	0	0	(2,066,830)

Total Expenses / Disbursements	($12,066,186)	($9,246,675)	($8,667,352)	($6,760,739)	($10,178,841)	($5,572,613)	($10,336,809)	($13,019,683)	($75,848,898)

Net Cash Flow	($9,292,783)	($5,686,638)	($4,807,190)	($3,501,076)	($6,796,887)	($2,561,910)	($6,765,820)	($9,448,695)	($48,860,998)

Cash-on-Hand
Beginning Cash Balance	$6,635,032	$342,250	$0	$0	$0	$0	$0	$0	$6,635,032
Cash Flow Surplus / (Deficit)	(9,292,783)	(5,686,638)	(4,807,190)	(3,501,076)	(6,796,887)	(2,561,910)	(6,765,820)	(9,448,695)	(48,860,998)

Subtotal (Before Revolving Credit Facility)	(2,657,750)	(5,344,389)	(4,807,190)	(3,501,076)	(6,796,887)	(2,561,910)	(6,765,820)	(9,448,695)	(42,225,966)
Plus: Revolver/DIP Draw/(Repayment)	3,000,000	5,344,389	4,807,190	3,501,076	6,796,887	2,561,910	6,765,820	9,448,695	42,225,966

Ending Cash Balance	$342,250	$0	$0	$0	$0	$0	$0	$0	$0

DIP Facility - Revolver (excl. LOC)
Beginning DIP Balance - Revolver (excl. LOC)	$0	$3,000,000	$8,344,389	$13,151,578	$16,652,654	$23,449,541	$26,011,451	$32,777,271	$0
Plus: DIP Draw/(Repayment) - Revolver	3,000,000	5,344,389	4,807,190	3,501,076	6,796,887	2,561,910	6,765,820	9,448,695	42,225,966

Ending DIP Balance - Revolver (excl. LOC)	$3,000,000	$8,344,389	$13,151,578	$16,652,654	$23,449,541	$26,011,451	$32,777,271	$42,225,966	$42,225,966

DIP Facility - Revolver (incl. LOC)
Ending DIP Balance - Revolver (excl. LOC)	3,000,000	8,344,389	13,151,578	16,652,654	23,449,541	26,011,451	32,777,271	42,225,966	42,225,966
Ending LOC Balance	8,048,088	8,048,088	7,048,088	7,048,088	6,048,088	6,048,088	5,048,088	5,048,088	5,048,088

Ending DIP Balance - Revolver (incl. LOC)	11,048,088	16,392,477	20,199,667	23,700,742	29,497,629	32,059,539	37,825,359	47,274,054	47,274,054

Letters of Credit
Beginning LOC Balance	8,704,915	8,048,088	8,048,088	7,048,088	7,048,088	6,048,088	6,048,088	5,048,088	8,704,915
Plus: LOC Draw/(Repayment)	(656,827)	0	(1,000,000)	0	(1,000,000)	0	(1,000,000)	0	(3,656,827)

Ending LOC Balance	$8,048,088	$8,048,088	$7,048,088	$7,048,088	$6,048,088	$6,048,088	$5,048,088	$5,048,088	$5,048,088

Available Liquidity
Total Availability (Maximum Capacity)	$38,136,538	$39,936,538	$41,562,671	$42,862,671	$44,162,671	$45,462,671	$46,762,671	$47,618,717	$47,618,717
Less: Minimum Liquidity Covenant	(25,000,000)	(15,000,000)	(15,000,000)	(10,000,000)	(10,000,000)	(5,000,000)	(5,000,000)	0	0
Less: Revolver/DIP Balance (incl. LOC)	(11,048,088)	(16,392,477)	(20,199,667)	(23,700,742)	(29,497,629)	(32,059,539)	(37,825,359)	(47,274,054)	(47,274,054)

Available Capacity	2,088,450	8,544,061	6,363,004	9,161,928	4,665,041	8,403,131	3,937,311	344,663	344,663
Plus: Ending Cash Balance	342,250	0	0	0	0	0	0	0	0

Net Liquidity	$2,430,699	$8,544,061	$6,363,004	$9,161,928	$4,665,041	$8,403,131	$3,937,311	$344,663	$344,663

EXHIBIT E

[Form of]

DECLARATION OF COVENANTS AND RESTRICTIONS

THIS DECLARATION OF COVENANTS AND RESTRICTIONS (this “Declaration”), is made and executed this 27 day of March, 2013, by NB ACQUISITION LLC, a New Jersey limited liability company and a debtor-in-possession under chapter 11 of The Bankruptcy Reform Act of 1978 (as amended, and as codified as 11 U.S.C. Section 101 et seq., the “Bankruptcy Code”) (“NB”), and SI LLC, a New Jersey limited liability company (“SI”, and together with NB, singly or collectively, as the context so requires, the “Declarant”), each with an address at 500 Boardwalk, Atlantic City, New Jersey 08401, for the specific benefit of the Initial Project Property (as defined below):

BACKGROUND

(A) NB is the owner of certain vacant, unimproved real property with the tax parcel designations on the Tax Map of the City of Atlantic City, County of Atlantic and State of New Jersey, described on Exhibit A attached hereto and made a part hereof, which were acquired by NB pursuant to the deeds recorded in the Atlantic County Clerk’s Office and described on Exhibit A, and SI is the owner of certain vacant, unimproved real property with the tax parcel designations on the Tax Map of the City of Atlantic City, County of Atlantic and State of New Jersey, described on Exhibit B attached hereto and made a part hereof, which was acquired by SI pursuant to the deed recorded in the Atlantic County Clerk’s Office and described in Exhibit B (collectively, the properties described on Exhibit A and Exhibit B are the “Property”).

(B) Revel Atlantic City, LLC, a New Jersey limited liability company and a debtor-in-possession under chapter 11 of Bankruptcy Code (“RAC”), is the owner in fee simple of that certain property that is particularly described on Exhibit C attached hereto and made a part hereof (the “Initial Project Property”), which was acquired by RAC pursuant to deeds recorded in the Atlantic County Clerk’s Office and described on Exhibit C. The Initial Project Property was ground leased to Revel Entertainment Group, LLC, a New Jersey limited liability company and a debtor-in-possession under chapter 11 of Bankruptcy Code (“REG”) as evidenced by a Short Form of Lease recorded on February 18, 2011 in Deed Book 13261, Instrument No. 2011011161 in the Atlantic County Clerk’s Office (as amended from time to time, the “Ground Lease”; and the leasehold interest described in the Ground Lease, the “Project Leasehold”), and on which REG has constructed a resort entertainment complex (the “Project”).

(C) In connection with the construction of the Project, a permit was issued by the State of New Jersey Department of Environmental Protection, Division of Land Use Regulations (“DEP”), with an approval date of March 30, 2012 (the “CAFRA Permit”), which added the Property to the Initial Project Property for purposes of enabling the Project to comply with DEP’s impervious coverage area requirement applicable to the Project (together with any other similar impervious coverage area requirements of any governmental authority applicable to the Project in effect from time to time, the “Project Coverage Requirement”), which currently establishes a maximum impervious coverage area of ninety (90%) percent of the Project’s property. Pursuant to the CAFRA Permit, the Property and the Initial Project Property now collectively comprise the Project property (the “Project Property”).

(D) RAC and REG are parties to that certain Credit Agreement (defined below) pursuant to which the lenders party thereto have agreed to provide financing pursuant to the terms and conditions set forth therein. JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for and on behalf of certain secured parties under the Credit Agreement (in such capacity, together with its successors and assigns, the “Agent”), has been granted by the Interim Order (as defined on Exhibit D) and will be granted by the Final Order (as defined on Exhibit D) a first priority, senior priming lien on, inter alia, the Initial Project Property.

(E) Each Declarant is an affiliate of RAC and REG and does and will benefit from the extension of credit by the lenders under the Credit Agreement, and the execution and delivery of this Declaration by each Declarant is required in order to induce the lenders under the Credit Agreement to enter into the Credit Agreement and the extend credit thereunder.

(F) In order to ensure that compliance with the Project Coverage Requirement is maintained, RAC, REG and the Agent have requested that each Declarant agree to the covenants and restrictions as set forth in this Declaration, and each Declarant has agreed to such request.

NOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, the Declarant, intending that the following covenants and restrictions shall run with the Property for the benefit of the Initial Project Property and be binding upon and enforceable against the Property, the Declarant and each Declarant’s successors in title to the Property, hereby declares as follows:

1. Subject to the terms of this Declaration, neither the Declarant, nor any of Declarant’s successors in title shall cause or suffer any impervious improvements to be constructed on the Property, nor shall the Property be otherwise developed or improved or used for any purpose that may result in the Project’s non-compliance with the applicable Project Coverage Requirement.

2. Notwithstanding the terms of Section 1 above, any one or more of the tax lots comprising the Property may be released from the terms of this Declaration (a “Release”), at the option of and upon the request of Declarant, if and to the extent that (i) such lots are no longer needed for the Project to satisfy the then-applicable Project Coverage Requirement; or (ii) any Declarant acquires title to substitute property, the area of which can be used to satisfy the then-applicable Project Coverage Requirement, and which is greater than or equal to the area of such released lots or is otherwise sufficient for the Project to maintain compliance with the then-applicable Project Coverage Requirement, and DEP or any other applicable governmental authority have issued all applicable permits or consents providing for such substitution; and (iii) in the case of (ii) only, such substitute property is included within the Property and made subject to the terms of this Declaration by amendment recorded in the office of the Clerk of Atlantic County Clerk, New Jersey (each such tax lot meeting all of the applicable foregoing criteria, a “Released Property”). In connection with any request for a Release of a Released Property, each Beneficiary (as defined in Section 7 below) agrees to execute and deliver a release or amendment, in recordable form, acknowledging that such Released Property is released from the terms of this Declaration, upon such Beneficiary’s receipt of such evidence satisfactory to each Beneficiary in its sole discretion that the requirements of this Section 2 have been satisfied with respect to such Released Property.

3. Nothing contained in this Declaration shall be construed as creating any rights in the general public or a dedicating for public use any portion of the Property. No easements shall be implied by this Declaration. The provisions of this Declaration are for the exclusive benefit of the Initial Project Property and the Beneficiaries and their respective successors and assigns, and no other party shall have any right or claim against the Declarant by reason of the provisions herein, or be entitled to enforce any such provisions against the Declarant.

4. This Declaration contains the complete understanding and agreement of the parties hereto with respect to all matters referred to herein, and all prior representations, negotiations, and understandings are superseded hereby.

5. The laws of the State of New Jersey shall govern the interpretation, validity, performance, and enforcement of this Declaration, without giving effect to its choice of law rules. Any action pertaining to the interpretation and enforcement of the restrictions and covenants of this Declaration shall be venued in New Jersey.

6. If any provision of this Declaration or the application thereof to any person or circumstance is found to be invalid, the remainder of the provisions of this Declaration, and the application of such provision to persons or circumstances other than those as to which it is found to be invalid, shall not be affected thereby.

7. Subject to the terms of Section 2 above, the restrictions and covenants imposed by this Declaration shall be binding upon the Property, or any part thereof, and shall continue as a servitude running with the Property in perpetuity. This Declaration shall inure to the benefit of the Initial Project Property and be enforceable by the Beneficiaries and their respective successors in interest. As used herein, the term “Beneficiaries” shall mean, collectively, each of the following, together with their respective successors and assigns: (i) each of RAC and REG, for so long as they hold a fee interest or the Project Leasehold interest in the Initial Project Property, (ii) any subsequent owner of the fee or Project Leasehold interest in the Initial Project Property, including any such owner who takes title (fee or leasehold) to the Initial Project Property in connection with the satisfaction of the Obligations defined in Section 8 below, and (iii) the Agent. Notwithstanding the foregoing, the Agent shall cease to be a Beneficiary upon the occurrence of each of the following: (a) (1) payment in full of the Obligations defined in Section 8 below, (2) termination or expiration of all Revolving Commitments under (and as defined in) the Credit Agreement and (3) termination or cash collateralization of all letters of credit issued under the Credit Agreement, each in accordance with the terms of the Credit Agreement, and (b) the satisfaction and discharge of each of the Mortgages; in each case as evidenced by the recordation by Agent of a discharge of each of the Mortgages, which discharge shall include an acknowledgment that the Agent is no longer a Beneficiary under this Declaration.

8. As used herein, the term “Obligations” shall mean all obligations of RAC and REG or their successors in interest (a) to the Secured Parties under (and as defined in) that certain Debtor-in-Possession Credit Agreement, dated as of March 27, 2013, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Revel AC, Inc., a Delaware corporation and a debtor-in-possession under chapter 11 of the Bankruptcy Code, the Guarantors (as defined therein), the Lenders (as defined therein), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, collateral agent and an issuing bank.

9. This Declaration may be amended or terminated of record at any time after the date of this Declaration only by written approval of the Beneficiaries, which amendment or termination shall be recorded in the office of the Clerk of Atlantic County Clerk, New Jersey. No amendment or termination shall be effective unless executed by the Beneficiaries (subject to the last sentence of Section 7).

10. This Declaration may be executed in two (2) or more counterparts, each of which, when executed, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Declarant has set its hand and seal on the day and year first above written, and directs that this instrument be recorded in the office of the Atlantic County Clerk.

NB ACQUISITION LLC,

By:
Name:
Title:

SI LLC,

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF NEW JERSEY	)
	)	ss.:
COUNTY OF ATLANTIC	)

On this      day of             , 2013, in the County and State aforesaid, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said County and State, personally appeared             , the             of NB ACQUISITION LLC, a New Jersey limited liability company (the “Company”), who I am satisfied, is the person who, as such officer of the Company, signed, sealed and delivered the within instrument made by the Company, and he did acknowledge that he, as such officer, signed and delivered the same on behalf of the Company for the uses and purposes therein set forth, and that this instrument is the voluntary act and deed of the Company duly authorized by a proper resolution.

Name:
Notary Public of the State of New Jersey

My commission expires:

STATE OF NEW JERSEY	)
	)	ss.:
COUNTY OF ATLANTIC	)

On this      day of             , 2013, in the County and State aforesaid, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said County and State, personally appeared             , the             of SI LLC, a New Jersey limited liability company (the “Company”), who I am satisfied, is the person who, as such officer of the Company, signed, sealed and delivered the within instrument made by the Company, and he did acknowledge that he, as such officer, signed and delivered the same on behalf of the Company for the uses and purposes therein set forth, and that this instrument is the voluntary act and deed of the Company duly authorized by a proper resolution.

Name:
Notary Public of the State of New Jersey

My commission expires:

EXHIBIT A

Property Description (NB)

None.

EXHIBIT B

Property Description (SI)

Block 71, Lots 6, 8, 9, 16, 18, 19, 36, 38-40, 43, 47, 51 and 53 [Transferred to SI]

As Lot 6 is described in Deed to NB Acquisition, LLC dated Sept. 29, 2006 and recorded Oct. 19, 2006 in the Atlantic County Recorder’s Office in Book 12461 at Page 5666. [Transferred to SI]

As Lot(s) 8, 39, 43 & 51 are described in Deed to NB Acquisition, LLC dated June 4, 2007 and recorded June 25, 2007 in the Atlantic County Recorder’s Office in Book 12643 at Page 60628. [Transferred to SI]

As Lot 9 is described in Deed to NB Acquisition, LLC dated July 16, 2008 and recorded July 31, 2008 in the Atlantic County Recorder’s Office in Book 12872 at Page 58690. [Transferred to SI]

As Lot 16 is described in Deed to NB Acquisition, LLC dated Sept. 29,2006 and recorded October 16, 2006 in the Atlantic County Recorder’s Office in Book 12457 at Page 4000. [Transferred to SI]

As Lot 18 is described in Deed to NB Acquisition, LLC dated Jan. 8, 2009 and recorded April 2009 in the Atlantic County Recorder’s Office in Book 12980 at Page 28231. [Transferred to SI]

As Lot 19 is described in Deed to NB Acquisition, LLC dated Dec. 16, 2008 and recorded Dec. 2008 in the Atlantic County Recorder’s Office in Book 12927 at Page 90730. [Transferred to SI]

As Lot 36 is described in Deed to NB Acquisition, LLC dated Jan. 8, 2009 and recorded April 22, 2009 in the Atlantic County Recorder’s Office in Book 12980 at Page 28230. [Transferred to SI]

As Lot 38 is described in Deed to NB Acquisition, LLC dated Nov. 1, 2007 and recorded Nov. 19, 2007 in the Atlantic County Recorder’s Office in Book 12733 at Page 3134. [Transferred to SI]

As Lot 40 is described in Deed to NB Acquisition, LLC dated Jan. 23, 2009 and recorded Feb 3, 2009 in the Atlantic County Recorder’s Office in Book 12942 at Page 7459. [Transferred to SI]

As Lot 47 is described in Deed to NB Acquisition, LLC dated April 11, 2008 and recorded May 6, 2008 in the Atlantic County Recorder’s Office in Book 12829 at Page 36238. [Transferred to SI]

As Lot 53 is described in Deed to NB Acquisition, LLC dated August 11, 2011 and recorded August 18, 2011 in the Atlantic County Recorder’s Office in Book 13325 at Page 47921. [Transferred to SI]

Block 71, Lots 45 & 46

As Lots 45 and 46 are described in Deed to SI, LLC dated June 8, 2011 and recorded July 6, 2011 in the Atlantic County Recorder’s Office in Book 133110 at Page 29671.

EXHIBIT C

Initial Project Property Description

Lots 1 and 2, Block 62

As Lot 1 is described in Deed to Revel Atlantic City LLC dated May 17, 2011 and recorded May 18, 2011 in the Atlantic County Recorder’s Office in Book 13298 at Page 31108.

As Lot 2 is described in Deed to Revel Atlantic City LLC dated June 11, 2007 and recorded July 16, 2007 in the Atlantic County Recorder’s Office in Book 12655 at Page 66126.

EXHIBIT D

Orders

“Interim Order” an interim order or orders of the United States Bankruptcy Court for the District of New Jersey (such court, together with any other court having competent jurisdiction over the Cases (as defined in the Credit Agreement) from time to time, the “Bankruptcy Court”) entered in the Cases authorizing and approving, among other things, the Credit Agreement the other Loan Documents (as defined therein) and the granting of the Agent’s security interest in the Initial Project Property, as such order or orders may be extended, amended, supplemented or modified.

“Final Order” a final order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order.

EXHIBIT F

[Form of]

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the      day of             , 20[    ] by JPMORGAN CHASE BANK, N.A. as collateral agent (in such capacity the “Collateral Agent”) pursuant to that certain Debtor-in-Possession Credit Agreement dated as of March [    ], 2013 (the “Credit Agreement”) among Revel AC, Inc., as borrower, the guarantors party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent and an issuing bank in favor of             , having an office at             (“Tenant”).

R E C I T A L S :

A. Tenant is the tenant under a certain lease dated             ,         between             , as landlord (“Landlord”), and Tenant, as tenant (as amended through the date hereof, the “Lease”), pursuant to which Tenant leased a portion (the “Leased Premises”) of the property known as             , located at             , as more particularly described in Schedule A attached hereto (the “Property”).

B. Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the secured parties in connection with the Credit Agreements) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

C. Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Tenant’s possessory rights in the Leased Premises under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.	Subordination. Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

2.

Nondisturbance. So long as Tenant is in actual possession of the Leased Premises and complies with the provisions of this Agreement, pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, Collateral Agent agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an “Acquiring Party”), that Tenant’s possession of the Leased Premises as described in the Lease will not be disturbed during the term of the

Lease by reason of a foreclosure. For purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a judicial foreclosure, a sheriff’s or trustee’s sale under the power of sale contained in the Security Instruments, the termination of any superior lease of the Property and any other transfer of the Landlord’s interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.

3.	Attornment. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness.

4.	No Liability. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a)	liable for any act, omission, negligence or default of any prior landlord (including Landlord); or

(b)	liable for any failure of any prior landlord (including Landlord) to construct any improvements or bound by any covenant to construct any improvement either at the commencement of the term of the Lease or upon any renewal or extension thereof or upon the addition of additional space pursuant to any expansion right contained in the Lease; or

(c)	subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord (including Landlord); or

(d)	bound by any (i) rent or additional rent which is payable on a monthly basis and which Tenant has or might have paid for more than one (1) month in advance to any prior landlord (including Landlord) or (ii) security deposit or other prepaid charge which Tenant has or might have paid in advance to any prior landlord (including Landlord), except, in each case, to the extent delivered to the Collateral Agent, receiver or the Acquiring Party, as the case may be; or

(e)	liable to Tenant hereunder or under the terms of the Lease beyond the Collateral Agent’s, receiver’s or the Acquiring Party’s interest in the Property; or

(f)	bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Lease made without the written consent of Collateral Agent; or

(g)	bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant unless effected unilaterally by Tenant pursuant to the express terms of the Lease or made with the prior written consent of Collateral Agent; or

(h)	liable to any broker or other third party for future commission or other fees and expenses.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action against such prior landlord for prior losses or damages.

5.	Certain Acknowledgments and Agreements by Tenant.

(a)	Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Collateral Agent as security for the obligations secured by the Security Instruments. In the event Collateral Agent notifies Tenant of the occurrence of a default under the Security Instruments and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Collateral Agent, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Collateral Agent or as otherwise authorized in writing by Collateral Agent. Landlord irrevocably authorizes Tenant to make the foregoing payments to Collateral Agent upon such notice and demand.

(b)	Tenant shall send a copy of any and all notices or statements under the Lease to Collateral Agent at the same time such notices or statements are sent to Landlord.

(c)	This Agreement satisfies any and all conditions or requirements in the Lease relating to the granting of a non-disturbance agreement.

6.	Collateral Agent To Receive Default Notices. Without limiting the general nature of paragraph 5(b), Tenant shall notify Collateral Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default or, if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default; provided, however, if the default materially interferes with Tenant’s use of the Leased Premises the cure period shall be reduced to thirty (30) days.

7.	Estoppel. Tenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a)	the Lease is in full force and effect and a true and complete copy (together with all amendments and modifications) is attached hereto as Exhibit A;

(b)	all requirements for the commencement and validity of the Lease have been satisfied and there are no unfulfilled conditions to Tenant’s obligations under the Lease;

(c)	Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease; to the best of Tenant’s knowledge, Landlord is not in default under the Lease; to the best of Tenant’s knowledge, no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Tenant or Landlord under the Lease; to the best of Tenant’s knowledge, no claim by Tenant of any nature exists against Landlord under the Lease; and all obligations of Landlord have been fully performed;

(d)	there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Lease;

(e)	none of the rent which Tenant is required to pay under the Lease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f)	Tenant has no right or option contained in the Lease or in any other document to purchase all or any portion of the Leased Premises;

(g)	the Lease (as attached hereto as Exhibit A) has not been modified or amended and constitutes the entire agreement between Landlord and Tenant relating to the Leased Premises;

(h)	Tenant has not assigned, mortgaged, sublet, encumbered, conveyed or otherwise transferred any or all of its interest under the Lease; and

(i)	Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8.	Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York or Atlantic City, New Jersey. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9.	Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred; and provided, further, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Collateral Agent, not to be unreasonably withheld, conditioned or delayed. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different from the Landlord named in the Recitals.

10.	Duplicate Original; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

11.	Limitation of Collateral Agent’s Liability. Collateral Agent shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

12.	Modification in Writing. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

13.	Lien of Security Instruments. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

14.	Compliance with Lease. Tenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Lease, the terms and provisions hereof shall be controlling. Without limiting the general nature of the foregoing, Tenant agrees that, notwithstanding anything to the contrary in the Lease, the terms and provisions of the Credit Agreement with respect to the application of casualty insurance proceeds and condemnation awards shall control.

15.	Governing Law; Severability. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.	Further Actions. Tenant agrees at its own expense to execute and deliver, at any time and from time to time upon the reasonable request of Collateral Agent or any Acquiring Party, such documents and instruments (in recordable form, if requested) as may be reasonably necessary or appropriate to fully implement or to further evidence the understandings and agreements contained in this Agreement.

Moreover, Tenant hereby irrevocably appoints and constitutes Collateral Agent or any Acquiring Party as its true and lawful attorney-in-fact to execute and deliver any such documents or instruments which may be reasonably necessary or appropriate to implement or further evidence such understandings and agreements and which Tenant, after thirty (30) days’ notice from Collateral Agent or any Acquiring Party, has failed to execute and deliver.

IN WITNESS WHEREOF, Collateral Agent and Tenant have duly executed this Agreement as of the date first above written.

JPMorgan Chase Bank, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

, as Tenant

By:
Name:
Title:

The undersigned, as the Landlord named in the Recitals, having duly executed this Agreement as of the date first written above, and as mortgagor, pledgor, assignor or debtor under the Security Instruments, hereby accepts and agrees for itself and its successors and assigns, (i) to be bound by the provisions of Section 5 hereof, (ii) that nothing contained in the foregoing Agreement (x) shall in any way be deemed to constitute a waiver by Collateral Agent of any of its rights or remedies under the Security Instruments or (y) shall in any way be deemed to release Landlord from its obligations to comply with the terms, provisions, conditions, covenants and agreements set forth in the Security Instruments and (iii) that the provisions of the Security Instruments remain in full force and effect and must be complied with by Landlord.

[Landlord]	,
a

By:

Name:
Title:

ACKNOWLEDGMENT

STATE OF	)
	)	ss.:
COUNTY OF	)

On the      day of             in the year         before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Signature)

SCHEDULE A to EXHIBIT F

Description of Real Property

EXHIBIT G

[Form of]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

  as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: John Getchius

[Date]

Re: Revel AC, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.09 of the Debtor-in-Possession Credit Agreement dated as of March 27, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent and an issuing bank.

Borrower hereby requests that on [            ]1 (the “Interest Election Date”),

1.	$[ ] of the presently outstanding principal amount of the Loans originally made on [ ],

2.	and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3.	be [converted into] [continued as],

4.	[Eurodollar Loans having an Interest Period of [one/two/three/six months] [ABR Loans].

[signature page follows]

[1]

Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

G-1

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

REVEL AC, INC.

By:
Name:
Title:

G-2

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I

[Form of]

REVOLVING NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, REVEL AC, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Revolving Commitment Termination Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)             DOLLARS ($        ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.07 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.09 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Debtor-in-Possession Credit Agreement dated as of March [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”), collateral agent and an issuing bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein that are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN

THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[signature page follows]

REVEL AC, INC., as Borrower

By:
Name:
Title:

EXHIBIT J

[Form of]

TERM NOTE

$	New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, REVEL AC, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of        DOLLARS ($        ), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.07 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.09 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Debtor-in-Possession Credit Agreement, dated as of March 27, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent and an issuing bank, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein that are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[signature page follows]

REVEL AC, INC., as Borrower

By:
Name:
Title:

EXHIBIT K

[Form of]

UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to the Debtor-in-Possession Credit Agreement dated as of March [    ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Revel AC, Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement), the Lenders, JPMORGAN CHASE BANK, N.A., as administrative agent, collateral agent and an issuing bank.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. No payments in connection with the Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated: , 201 .

K-1

EXHIBIT L

[Form of]

INTERIM ORDER

[Provided Separately]

L-1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
Caption in Compliance with D.N.J. LBR 9004-2
KLEHR HARRISON HARVEY BRANZBURG LLP
(A Pennsylvania Limited Liability Partnership)
457 Haddonfield Road, Suite 510
Cherry Hill, New Jersey 08002
Telephone: (215) 568-6060
Morton R. Branzburg (MB 7251)
Domenic E. Pacitti (DP 1792)
Carol Ann Slocum (CS 2818)

-and-

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
James H.M. Sprayregen, P.C. (pro hac vice admission pending)
Marc Kieselstein, P.C. (pro hac vice admission pending)
Nicole L. Greenblatt (pro hac vice admission pending)

Proposed Co-Counsel to the Debtors and Debtors in Possession

In re:	Chapter 11

REVEL AC, INC., et al.,[1]	Case No. 13- ( )

Debtors.	Joint Administration Requested

INTERIM ORDER (A) AUTHORIZING DEBTORS TO OBTAIN

POSTPETITION FINANCING AND LETTERS OF CREDIT, (B) GRANTING

LIENS AND SUPERPRIORITY CLAIMS, (C) AUTHORIZING USE OF CASH

COLLATERAL, (D) GRANTING ADEQUATE PROTECTIONS TO

PREPETITION SECURED PARTIES, AND (E) SCHEDULING A FINAL HEARING

Upon the motion (the “Motion”),2 dated March 25, 2013, of Revel AC, Inc. (the

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Revel AC, Inc. (3856); NB Acquisition LLC (9387); Revel AC, LLC (4456); Revel Atlantic City, LLC (9513); and Revel Entertainment Group, LLC (2321). The Debtors’ corporate headquarters and service address is: 500 Boardwalk, Atlantic City, New Jersey 08401.

“Borrower” or “Revel”) and the other above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) for interim and final orders pursuant to sections 105, 361, 362, 363, and 364 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule 4001-4 of the Local Rules of the United States Bankruptcy Court for the District of New Jersey (as amended, the “Local Bankruptcy Rules”), seeking, among other things:

(i) authorization for the Borrower to obtain postpetition financing (the “Financing”), and the Guarantors (as defined herein) to unconditionally guaranty, on a joint and several basis, the obligations of all Obligors (as defined herein) in connection with the Financing, consisting of (1) a senior secured priming first-out superpriority revolving credit facility in an aggregate principal commitment amount of $125,000,000; provided that an amount not exceeding the sum of (x) the sum of $20,000,000 plus the outstanding undrawn amounts under the Existing LC and the Day Club Cap Ex LC plus (y) an amount equal to the aggregate amount necessary to fund all Roll-Up Borrowings required under the DIP Facility at the Roll-Up Ratio of 5:11:1.0 shall be available to the Borrower until the Final Order Entry Date (as defined herein) (such facility, the “Revolving Credit Facility”; such commitments, the “Revolving Credit Commitments”; the loans issued under the DIP Facility, the “DIP Revolving Loans”), including up to $1,000,000 available for the issuance of new commercial and standby letters of credit, and (2) a senior secured priming superpriority term loan facility in an aggregate principal

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion or the DIP Loan Agreement (as defined below), as applicable.

amount of up to $125,000,000 (such facility, the “Term Loan Facility”; the loans issued under such facility, the “DIP Term Loans”; the DIP Revolving Loans together with the DIP Term Loans, collectively, the “DIP Loans”; the Term Loan Facility together with the Revolving Credit Facility, collectively, the “DIP Facility”); (a) to be secured by liens on all of the property of each Obligor (as defined herein) and each Obligor’s “estate” (as created pursuant to section 541(a) of the Bankruptcy Code), including property of any kind or nature whatsoever, real or personal, tangible or intangible, whether now owned or hereafter acquired or existing and wherever located, including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, governmental approvals, licenses and permits, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, securities, partnership or membership interests in limited liability companies and capital stock of subsidiaries of the Debtors, including, without limitation, the products and proceeds thereof (but for the avoidance of doubt excluding any property over which the creation or granting of a lien would violate any applicable Gaming Laws), and, subject to entry of the Final Order (the date upon which the Court enters the Final Order, the “Final Order Entry Date”), any proceeds of avoidance actions under sections 502(d), 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code (“Avoidance Actions”), but not the Avoidance Actions themselves (all of such foregoing property, but excluding the Excluded Property (as defined herein), collectively, the “Collateral”); and (b) to be entered into between, on the one hand, the Borrower, as a debtor and debtor-in-possession under the Bankruptcy Code, and the other Debtors and, on the other hand, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (and any successors in such capacities, the “DIP

Agent”), JPMorgan Chase Bank, N.A., as letter of credit issuer (in such capacity, the “Issuing Bank”), and certain financial institutions that are party to the DIP Loan Agreement from time to time (each a “DIP Lender” and, collectively, the “DIP Lenders”), with the Secured Obligations to be guaranteed (the “Guarantee”) with respect to obligations of the Borrower, unconditionally and jointly and severally by each of the Debtors excluding the Borrower (the “Guarantors” and, together with the Borrower, the “Obligors”);

(ii) authorization for the Obligors to execute and deliver additional final documentation consistent with the terms of (or as may be required by) that certain Debtor-in-Possession Credit Agreement, to be dated on or about the Interim Order Entry Date (as the same may be amended, modified, restated and/or supplemented, the “DIP Loan Agreement”), by and among the Debtors, the DIP Agent, the Issuing Bank and the DIP Lenders, in substantially the form attached as Exhibit A to the Motion, and in accordance with this interim order (the “Interim Order”, and the date upon which the Interim Order is entered, the “Interim Order Entry Date”, the period of time between the Interim Order Entry Date and the Final Order Entry Date, the “Interim Period”; the Interim Order, together with the DIP Loan Agreement, the Guarantees, the Security Documents, the Approved Budget, the Final Order, and any other related security, collateral or other ancillary documentation, collectively, each as it may be amended, modified, restated and/or supplemented, the “DIP Documents”), and to perform such other and further acts as may be required in connection with the DIP Documents;

(iii) authorization for the Borrower’s use of proceeds of the Financing as expressly provided in the DIP Documents in accordance with the terms therein, including, without limitation, to: (a) pay in full the outstanding balance of all loans and other obligations outstanding under the Prepetition 2012 Credit Agreement (as defined herein); provided that, during the Interim Period, the Borrower is authorized to pay $5.11 towards the principal amount of loans under the Prepetition 2012 Credit Agreement for each $1.00 of (I) DIP Revolving Loan issued to the Borrower that is not used to repay principal amounts outstanding under the Prepetition 2012 Credit Agreement or (II) Letter of Credit (other than the Existing LC and the Day Club CapEx LC) issued or amended to effect an increase, (b) pay reasonable costs, fees and expenses (the “Transaction Expenses”; the borrowing of loans and obtaining of letters of credit under the DIP Facility and the payment of Transaction Expenses, collectively, the “Transactions”), including attorney’s fees and expenses of the DIP Agent and the Steering Committee in connection with the Transactions, (c) pay for fees, costs and expenses incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code in connection with the Chapter 11 Cases (“Debtors’ Professional Fees”), (d) provide for ongoing working capital requirements of the Obligors and to pay fees, costs and expenses relating to the Chapter 11 Cases (other than Debtors’ Professional Fees), each in accordance with the DIP Documents, and (e) to fund the currently identified capital expenditures, subject to certain conditions as set forth in the DIP Documents and consistent with the Approved Budget;

(iv) the grant to the DIP Agent, for the benefit of itself, the Issuing Bank, the DIP Lenders and each of the other Secured Parties (collectively, the “DIP Secured Parties”) of liens and other protections to secure the Secured Obligations, in accordance with the relative priorities set forth more fully below, but subject in all respects to the Carve-Out (as defined herein):

(a) pursuant to section 364(c)(1) of the Bankruptcy Code, joint and several superpriority administrative expense status claims against each of the Debtors in the Chapter 11 Cases \ in respect of the Secured Obligations (without the need to file a proof of claim), with priority over any and all other obligations, liabilities and indebtedness against each Obligor, now existing or hereafter arising, of any kind whatsoever, including on the proceeds of Avoidance Actions following the Final Order Entry Date (but not the Avoidance Actions themselves), and including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c) (following the Final Order Entry Date), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, whether now in existence or hereafter incurred by the Debtors, which claims status shall at all times be senior to the rights of the Obligors, the Obligors’ estates and any successor trustee, estate representative or any creditor, in any of the Chapter 11 Cases or any subsequent cases or proceedings under the Bankruptcy Code (the “DIP Lender Superpriority Claim”), which such DIP Lender Superpriority Claim (A) shall have recourse to and be payable from all prepetition and postpetition assets of the Debtors (including, but not limited to, the Collateral, but, for the avoidance of doubt, excluding (x) the ERGG Proceeds and (y) any property over which the creation or granting of such claim would violate any applicable Gaming Laws (collectively, the “Excluded Property” ) and (B) shall be pari passu with respect to the Revolving Credit Facility and the Term Loan Facility;

(b) pursuant to section 364(c)(2) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable first-priority liens on, and security interests in, all Collateral of each of the Obligors that is not subject to a valid, perfected, and non-avoidable lien in existence on the Filing Date (as hereinafter defined), which first-priority liens and security interests shall be perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents;

(c) pursuant to section 364(c)(3) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable liens on, and security interests in (collectively, “Section 364(c)(3) DIP Liens”), all Collateral (other than Collateral described in clause (b) above and (d) below, as to which the liens and security interests in favor of the DIP Agent, for the benefit of the DIP Secured Parties, are as described in such clauses) that are subject to valid and non-avoidable liens or security interests as of the Filing Date that were permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to any statutory liens) applicable law and which were senior to the liens and security interests granted under the Prepetition 2012 Credit Documents (as defined herein) and that were either perfected as of the Filing Date or subsequently perfected pursuant to section 546(b) of the Bankruptcy Code (collectively, the “Senior Liens”), which such Section 364(c)(3) DIP Liens shall be junior to such Senior Liens and shall themselves be perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing agreements or other agreements; and

(d) pursuant to section 364(d)(1) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable first-priority, senior priming liens on, and security interests in, all of the Collateral (except the ERGG Proceeds (as defined herein)) on which (A) liens or security interests were granted as security for the obligations under or in connection with the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents (as defined herein) or the Prepetition Second Lien Indenture Documents (as defined herein) or (B) liens or security interests that were granted as of the Filing Date but were not permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory liens) applicable law or which were junior to the liens and security interests that were granted as security for the obligations under or in connection with the Prepetition 2012 Credit Documents, all of which existing liens, security interests, rights and interests (the “Primed Liens”) shall be primed by, and made subject and subordinate to, the valid, enforceable, perfected and unavoidable first-priority senior priming liens in the Collateral to be granted to the DIP Agent, for the benefit of the DIP Secured Parties (the “Priming Liens” and, together with the liens described in clauses (b) and (c) above, collectively, the “DIP Liens”)), which Priming Liens shall also be senior to any liens or security interests granted after the Filing Date to provide adequate protection in respect of any of the Primed Liens, and such Priming Liens shall be perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements;

(v) the grant of adequate protection to the secured parties whose liens and security interests are being primed by the Priming Liens as set forth below;

(vi) authorization for the Obligors to use any Cash Collateral (as defined herein) in which Adequate Protection Parties (as defined herein) may have an interest and the granting of certain protections to any of the Adequate Protection Parties with respect to, inter alia, use of their Cash Collateral in accordance with the Approved Budget (other than, in the case of the requirement to use such cash in accordance with the Approved Budget, to the extent of payments on account of Debtors’ Professional Fees benefitting from the Carve-Out) and the use (and any Diminution in Value (as defined herein)) of their collateral as provided herein;

(vii) vacatur and modification of the automatic stay imposed by section 362 of the Bankruptcy Code to implement and effectuate the terms and provisions of the DIP Documents and this Interim Order;

(viii) the waiver of any applicable stay (including under Bankruptcy Rule 6004) and provision of relief to cause this Interim Order to be immediately effective upon its entry by the Court;

(ix) pursuant to Bankruptcy Rule 4001, upon entry of this Interim Order, authorization during the Interim Period of the Borrower’s borrowing of the DIP Term Loans, and of the Borrower’s payment of $5.11 towards the principal amount of loans under the Prepetition 2012 Credit Agreement for each $1.00 of (I) DIP Revolving Loan issued to the Borrower that is not used to repay principal amounts outstanding under the Prepetition 2012 Credit Agreement or (II) Letter of Credit (other than the Existing LC and the Day Club CapEx LC) issued or amended to effect an increase, subject to compliance with the terms, conditions and covenants contained in the DIP Documents;

(x) the scheduling of a final hearing (the “Final Hearing”) to consider entry of the Final Order granting the relief requested in the Motion on a final basis and authorizing the balance of the borrowings under the DIP Documents, not drawn under the Interim Order, on a final basis; and

(xi) authorization of the Borrower to enter into an arrangement letter (the “Exit Facility Engagement Letter”) and related exit fee letter (the “Exit Facility Fee Letter”) in each case with J.P. Morgan Securities LLC, as exit arranger (the “Exit Arranger”), and to pay all fees to the Exit Arranger under the Exit Facility Engagement Letter and the Exit Facility Fee Letter.

The interim hearing on the Motion having been held on March [28], 2013 (the “Interim Hearing”); and based upon all of the pleadings filed with the Court, the evidence presented at the Interim Hearing and the entire record herein; and the Court having heard and resolved or overruled any objections (formal or informal) to the interim relief requested in the Motion; and the Court having noted the appearances of all parties in interest; and it appearing that the relief requested in the Motion is in the best interests of the Obligors and the Obligors’ estates, and creditors; and the Obligors having provided notice of the Motion and of the Interim Hearing to the parties identified below pursuant to Bankruptcy Rule 4001(b) and Local Bankruptcy Rule 4001-4; and after due deliberation and consideration, and sufficient cause appearing therefor:

BASED ON THE RECORD ESTABLISHED AT THE

INTERIM HEARING, THE COURT HEREBY MAKES THE

FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Filing Date. On March 25, 2013 (the “Filing Date”), the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors are operating their businesses and managing their affairs as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under Case No. 13-[ - ] ( - ). No trustee or examiner has been appointed in any of these Chapter 11 Cases.

B. Jurisdiction; Venue. The Court has jurisdiction over the Chapter 11 Cases, the parties, and the Obligors’ property pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. §157(b)(2)(D). Venue of the Chapter 11 Cases and the Motion is proper under 28 U.S.C. §§ 1408 and 1409. The statutory predicates for the relief sought herein are sections 105, 361, 362, 363, and 364 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001, 6004, and 9014 and the Local Bankruptcy Rules.

C. Committee Formation. No official committee of unsecured creditors or any statutory committee pursuant to section 1102 of the Bankruptcy Code (a “Creditors’ Committee”) has yet been appointed in any of these Chapter 11 Cases.

D. Prepetition Secured Debt Documents/Debt Arrangements. All of the Debtors represent that they are party to (i) that certain Credit Agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Prepetition 2012 Credit Agreement”, and the “Loan Documents”, as such term is defined therein, the “Prepetition 2012 Credit Documents”), by and among the Debtors, the

[3]	Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as finding of fact, pursuant to Bankruptcy Rule 7052.

lenders party thereto (collectively, the “Prepetition 2012 Credit Agreement Lenders”), JPMorgan Chase Bank, N.A., as the administrative agent, collateral agent, swingline lender and issuing bank (in any such capacities thereunder, the “Prepetition 2012 Credit Agreement Agent”), and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner; (ii) that certain Credit Agreement, dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Prepetition Term Loan Credit Agreement”, and the “Loan Documents”, as such term is defined therein, the “Prepetition Term Loan Credit Documents”), by and among the Debtors, the lenders party thereto (collectively, the “Prepetition Term Loan Credit Agreement Lenders”), JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent (in any capacity thereunder, the “Prepetition Term Loan Credit Agreement Agent”), J.P. Morgan Securities LLC, as lead arranger and syndication agent and joint bookrunning manager, and others; and (iii) that certain Indenture for the 12% Second Lien Notes due 2018 (the notes issued thereunder, the “Prepetition Second Lien Notes”; the holders of the Prepetition Second Lien Notes (either separately or as part of any Unit (as defined in the Prepetition Second Lien Indenture)), the “Prepetition Second Lien Noteholders”), dated as of February 17, 2011 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Prepetition Second Lien Indenture”, and together with the “Collateral Documents”, as such term is defined therein, the “Prepetition Second Lien Indenture Documents”; the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents and the Prepetition Second Lien Indenture Documents, collectively, the “Prepetition Secured Debt Documents”), by and among the Debtors and U.S. Bank National Association (the “Prepetition Second Lien Trustee”), as trustee and collateral agent;

E. Stipulations. In requesting the Financing under the DIP Documents, each of the Obligors, subject to paragraph 16 hereof, permanently, immediately, and irrevocably acknowledges, represents, stipulates, and agrees, on behalf of itself and the other Obligors, that:

a.

(i) as of the Filing Date, (a) the Obligors were indebted and jointly and severally liable to the Prepetition 2012 Credit Agreement Agent and the Prepetition 2012 Credit Agreement Lenders, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of approximately $202,381,283.38 in respect of term and revolving loans, and $8,048,088.23 in respect of undrawn letters of credit, in each case made pursuant to, and in accordance with the terms of, the Prepetition 2012 Credit Documents, plus interest thereon at the applicable default and non-default contract rates, as applicable, and fees, expenses, charges, and all other “Obligations” (as defined in the Prepetition 2012 Credit Agreement) incurred in connection therewith (collectively, the “Prepetition 2012 Credit Agreement Obligations”), (b) the Obligors were indebted and jointly and severally liable to the Prepetition Term Loan Credit Agreement Agent and the Prepetition Term Loan Credit Agreement Lenders, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of approximately $895,500,000 in respect of term loans made pursuant to, and in accordance with the terms of, the Prepetition Term Loan Credit Documents, plus interest thereon at the applicable default and non-default contract rates, as applicable, and fees, expenses, charges, and all other “Obligations” (as defined in the Prepetition Term Loan Credit Agreement) incurred in connection therewith (collectively, the “Prepetition Term Loan Credit Agreement Obligations”), (c) the Obligors were indebted and jointly and severally liable to the Prepetition Second

Lien Trustee and the Prepetition Second Lien Noteholders, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of approximately $365,741,000 in respect of Prepetition Second Lien Notes made pursuant to, and in accordance with the terms of, the Prepetition Second Lien Indenture Documents, plus interest thereon at the applicable default and non-default contract rates, as applicable, and fees, expenses, charges, and all other obligations incurred in connection therewith (collectively, the “Prepetition Second Lien Obligations” and together with the Prepetition 2012 Credit Agreement Obligations and the Prepetition Term Loan Credit Agreement Obligations, the “Prepetition Secured Obligations”); (ii) the Prepetition Secured Obligations constitute the legal, valid, binding, and unavoidable obligations of the Obligors, enforceable in accordance with the terms of the Prepetition Secured Debt Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), and (iii) all claims in respect of the Prepetition Secured Obligations are not and shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise, in each case, other than as contemplated by the Prepetition Intercreditor Agreements as provided herein), counterclaims, cross-claims, recoupment, defenses, disallowance, impairment, or any other challenges under the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity;

b.

as of the Filing Date, the Prepetition 2012 Credit Agreement Agent and the Prepetition Term Loan Credit Agreement Agent are party to that certain Intercreditor Agreement, dated as of May 3, 2012 (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Prepetition First Lien Intercreditor Agreement”), and the Prepetition Term Loan Credit Agreement Agent and the Prepetition Second Lien Trustee are party to that certain Intercreditor Agreement, dated as of February 17, 2011 (as amended to date, and as may hereafter be amended, supplemented or modified from time to time, the “Prepetition Second Lien Intercreditor Agreement”, and together with the Prepetition First Lien Intercreditor Agreement, collectively, the “Prepetition Intercreditor Agreements”), which Prepetition Intercreditor Agreements set forth the relative priorities of the Prepetition Secured Obligations and shall remain in full force and effect throughout the pendency of the Chapter 11 Cases;

c.

pursuant to the Prepetition Secured Debt Documents, liens and security interests were granted in connection with the Prepetition Secured Obligations in favor of the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent and the Prepetition Second Lien Trustee, for the benefit of themselves and the secured parties under the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents and the Prepetition Second Lien Indenture Documents, respectively (collectively, the “Prepetition Liens”), and such Prepetition Liens are (i) legal, valid, binding, perfected, enforceable (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), liens on and security interests in the personal, mixed and real property described in the Prepetition Secured Debt Documents (collectively, the “Prepetition Collateral”) with the relative priorities as set forth in the Prepetition Intercreditor Agreements, (ii) granted to the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent and the Prepetition

Second Lien Trustee, for the benefit of themselves and the secured parties under the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents and the Prepetition Second Lien Indenture Documents, respectively, and (iii) are not and shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise, in each case, other than as contemplated by the Prepetition Intercreditor Agreements as provided herein), counterclaims, cross-claims, recoupment, defenses, disallowance, impairment, or any other challenges under the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity;

d.	subject to entry of the Final Order, none of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders are control persons or insiders of the Obligors by virtue of determining to make any loan, providing financing or performing obligations under the DIP Documents, the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents or the Prepetition Second Lien Indenture Documents;

e.

as of the date hereof, there exists no claims or causes of action against any of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders with respect to, in connection with, related to, or arising from the Prepetition Secured Debt Documents that may be asserted by the Obligors;

f.	as of the date hereof, to the Debtors’ knowledge, there are no liens on or security interests in the Collateral except for (i) the Prepetition Liens and, (ii) the Senior Liens; and

g.

the Obligors forever and irrevocably release, discharge, and acquit the former, future or current DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the disbursement agent under the DIP Loan Agreement, the Prepetition 2012 Credit Agreement, and the Prepetition Term Loan Credit Agreement, and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the “Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, first arising on or before the date of this Interim Order and arising out of, in connection with, or relating to the Financing, the DIP Documents, the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents and ancillary documentation, guarantees, security documentation and collateral documents executed in support of the foregoing, the Prepetition Secured Obligations, or the transactions contemplated hereunder or thereunder including, without limitation, (i) any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), except as permitted herein and in the Prepetition Intercreditor Agreements, so-called “lender liability,” claims, counterclaims, cross-claims, recoupment, defenses, disallowance, impairment, or any other challenges under the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any person or entity, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, and the Prepetition Term Loan Credit Agreement Lenders.

F. Cash Collateral. For purposes of this Interim Order, the term “Cash Collateral” shall mean and include all “cash collateral”, as defined in section 363 of the Bankruptcy Code, in which the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent, and, to the extent applicable, the Prepetition Second Lien Trustee, for the benefit of themselves and the secured parties under the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents and the Prepetition Second Lien Indenture Documents, respectively, have liens, security interests, or other interests (including, without limitation, the Adequate Protection Liens (as defined herein) or security interests) whether existing on the Filing Date or hereafter created. The Obligors require the use of Cash Collateral to operate their businesses. Without the use of Cash Collateral, the Obligors will not be able to meet their cash requirements for working capital needs, which will result in an immediate shutdown of the Obligors’ businesses. The DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, and, to the extent applicable, the Prepetition Second Lien Trustee and the Prepetition Second Lien Noteholders, do not consent to the use of Cash Collateral except on the terms and for the purposes specified herein and the other DIP Documents.

G. Purpose and Necessity of Financing. The Obligors assert the following: the Obligors require the Financing described in the Motion and as expressly provided in the DIP Documents to (a) (i) pay in full the outstanding balance of all loans and other obligations outstanding under the Prepetition 2012 Credit Agreement; provided that, during the Interim Period, the Borrower is authorized to pay $5.11 towards the principal amount of obligations under the Prepetition 2012 Credit Agreement for each $1.00 of (I) DIP Revolving Loan issued to the Borrower that is not used to repay principal amounts outstanding under the Prepetition 2012 Credit Agreement or (II) Letter of Credit (other than the Existing LC and the Day Club CapEx LC) issued or amended to effect an increase, (b) pay Transaction Expenses associated with the Transactions, (c) pay for the Debtors’ Professional Fees, (d) provide ongoing working capital requirements of the Obligors and to pay fees, costs and expenses relating to the Chapter 11 Cases (other than Debtors’ Professional Fees), each in accordance with the DIP Documents, and (e) make the currently identified capital expenditures, subject to conditions as set forth in the DIP Documents. If the Obligors do not obtain authorization to incur indebtedness, under the DIP

Loan Agreement, and the DIP Loans are not approved, the Obligors will suffer immediate and irreparable harm. The Obligors are unable to obtain adequate unsecured credit allowable as an administrative expense under section 503 of the Bankruptcy Code, or other financing under sections 364(c) or (d) of the Bankruptcy Code, on equal or more favorable terms than those set forth in the DIP Documents. A loan facility in the amount provided by the DIP Documents is not available to the Obligors without granting the DIP Agent, for the benefit of the DIP Secured Parties, superpriority claims, liens, and security interests, pursuant to sections 364(c)(1), (2), (3), and 364(d) of the Bankruptcy Code, as provided in this Interim Order and the DIP Documents. After considering all alternatives, the Obligors have concluded, in the exercise of their prudent business judgment, that the credit facility provided under the DIP Documents represents the best and only working capital financing available to them at this time. The Obligors have been unsuccessful in their attempts to find any alternative financing. Additionally, the terms of the Financing and the use of Cash Collateral are fair and reasonable and reflect the Obligors’ exercise of prudent business judgment consistent with their fiduciary duties.

H. Good Cause. Based upon the record presented to the Court by the Obligors, it appears that the ability of the Obligors to obtain sufficient working capital and liquidity under the DIP Documents, and use of Cash Collateral, is vital to the Obligors and the Obligors’ estates and creditors. The Obligors reasonably believe that the liquidity to be provided under the DIP Documents and through the use of the Cash Collateral will enable the Obligors to continue to operate their businesses in the ordinary course and preserve the value of their businesses. The Obligors and the Obligors’ estates will be immediately and irreparably harmed if this Interim Order is not entered. Good cause has, therefore, been shown for the relief sought in the Motion.

I. Good Faith. The Financing and the DIP Documents have been negotiated in good faith and at arm’s length among the Obligors and the DIP Secured Parties, and all of the obligations and indebtedness arising under, in respect of or in connection with the Financing and the DIP Documents, including, without limitation, all loans made to, letters of credit issued for the benefit of, and guarantees issued by the Obligors pursuant to the DIP Documents, and any other obligations under the DIP Documents, including, without limitation, credit extended in respect of overdrafts and related liabilities and other depositary, treasury, and cash management services and other clearing services provided by any of the DIP Secured Parties or their respective affiliates shall be deemed to have been extended by each of the DIP Secured Parties, and, as applicable in accordance with the DIP Documents, their affiliates, in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the Secured Obligations, the DIP Liens, the DIP Lender Superpriority Claim, and, to the extent applicable, the Adequate Protection Obligations (as defined herein) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code and the terms, conditions, benefits, and privileges of this Interim Order regardless of whether this Interim Order is subsequently reversed, vacated, modified, or otherwise is no longer in full force and effect or the Chapter 11 Cases are subsequently converted or dismissed, in each case, as of such date.

J. Consideration. All of the Obligors will receive and have received fair consideration and reasonably equivalent value in exchange for access to the DIP Loans, the use of Cash Collateral, and all other financial accommodations provided under the Financing, the DIP Documents and this Interim Order.

K. Immediate Entry of Interim Order. The Obligors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and (c)(2). The

Motion and the Interim Order comply with Local Bankruptcy Rule 4001-4. The permission granted herein to enter into the DIP Documents and to obtain funds thereunder is necessary to avoid immediate and irreparable harm to the Obligors. This Court concludes that entry of this Interim Order is in the best interests of the Obligors and the Obligors’ respective estates and creditors as its implementation will, among other things, allow for the continued flow of supplies and services to the Obligors necessary to sustain the operation of the Obligors’ existing businesses and further enhance the Obligors’ prospects for a successful restructuring. Based upon the foregoing findings, acknowledgements, and conclusions, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor;

IT IS HEREBY ORDERED:

1. Disposition. The Motion is GRANTED on an interim basis and on the terms set forth herein. Any objections to the Motion that have not previously been withdrawn, waived, settled, or resolved and all reservations of rights included therein are hereby DENIED and OVERRULED on their merits.

2. Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Filing Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon the Interim Order Entry Date and there shall be no stay of execution or effectiveness of this Interim Order.

3. Authorization of the Financing and DIP Loan Agreement.

(a) The Obligors are hereby authorized to execute and enter into the DIP Documents. The DIP Documents and this Interim Order shall govern the financial and credit accommodations to be provided to the Obligors by the DIP Lenders in connection with the Financing.

(b) The Borrower is hereby authorized to borrow the Term Loans in connection with any Roll-Up Borrowing and have available to it under the Revolving Credit Facility an amount not to exceed the sum of (x) the sum of $20,000,000 plus the outstanding undrawn amounts under the Existing LC and the Day Club Cap Ex LC plus (y) an amount equal to the aggregate amount necessary to fund all Roll-Up Borrowings required under the DIP Facility at the Roll Up Ratio of 5:11:1.0; which shall be used solely as expressly provided in the DIP Documents and the Approved Budget (other than, in the case of the requirement to use such cash in accordance with the Approved Budget, to the extent of payments on account of Debtors’ Professional Fees benefitting from the Carve-Out). The Guarantors are hereby authorized to unconditionally guaranty (on a joint and several basis) the foregoing borrowings and the Borrower’s other obligations under the DIP Documents, including, without limitation, costs, fees and other expenses and amounts provided for in the DIP Loan Agreement, in accordance with the terms of this Interim Order and the DIP Loan Agreement.

(c) In furtherance of the foregoing and without further approval of this Court, each Obligor is authorized to, and, if so required under the terms of the DIP Documents, shall cause each other Obligor to, perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all related fees, that may be required or necessary for the Obligors’ performance of their obligations under the Financing, including, without limitation:

(i) the execution, delivery, and performance of the DIP Documents, including, without limitation, the DIP Loan Agreement, any guarantees, any security and pledge agreements, and any mortgages contemplated thereby;

(ii) subject to paragraph 9 hereof, the execution, delivery and performance of one or more amendments, waivers, consents, or other modifications to and under the DIP Documents, in each case in such form as agreed among the Obligors and the required other parties as set forth in more detail in Paragraph 9;

(iii) the non-refundable payment of the fees referred to in the DIP Documents, including the Administrative Agent Fees, commitment fees, and Letter of Credit Fees, and, subject to paragraph 8, costs and expenses as may be due in accordance with the DIP Documents; and

(iv) the performance of all other acts required under or in connection with the DIP Documents.

(d) All of the DIP Liens and Adequate Protection Liens described herein shall be valid, enforceable, effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements, or other agreements.

(e) The DIP Documents and Secured Obligations constitute valid, binding and non-avoidable obligations of the Obligors enforceable against each of them, and each of their successors and assigns, and each person or entity party to the DIP Documents in accordance with their respective terms and the terms of this Interim Order and shall survive conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases. No obligation, payment, transfer, or grant of security under the DIP Documents or this Interim Order shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under the Bankruptcy Code or any other applicable foreign or domestic law or regulation by any person or entity.

4. Carve-Out. The Obligors’ obligations to the DIP Lenders and the liens, security interests and superpriority claims granted herein and/or under the DIP Documents, including the DIP Liens and the Adequate Protection Obligations, as well as the Prepetition Liens and any other liens, claims or interest of any person, shall be subject and subordinate to the Carve-Out. “Carve-Out” shall mean the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees, costs and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code or any statutory committee appointed in these cases pursuant to section 1102 of the Bankruptcy Code (collectively, the “Professional Persons”) at any time before or on the first Business Day following delivery by the DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (iv) after the first Business Day following delivery by the DIP Agent of the Carve-

Out Trigger Notice (the “Trigger Date”), to the extent allowed at any time, whether by interim order, procedural order or otherwise, the payment of Professional Fees of Professional Persons in an aggregate amount not to exceed $2,000,000 incurred on and after the Trigger Date (the amount set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”); provided, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (iii) or (iv) above. After the Carve-Out Reserve has been fully funded, the Debtors may escrow additional monies in an amount not to exceed the amount of projected Professional Fees reasonably and in good faith anticipated by the Debtors to be incurred by the Debtors for the immediately succeeding 30-day period (“Additional Reserved Funds”), and such Additional Reserved Funds (x) shall not be available to the DIP Secured Parties for application to the DIP Obligations and (y) shall reduce on a dollar for dollar basis the Post-Carve Out Trigger Notice Cap. Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders, or their respective officers, directors, employees, agents, advisers and counsel, including, without limitation, challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Facility in favor of the DIP Agent, for the benefit of the DIP Secured Parties or the liens and security interests granted under the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents or the Prepetition Second Lien

Indenture Documents in favor of the secured parties thereunder; provided, however, that an amount equal to the Investigation Fund (as defined herein) may be utilized by any statutorily approved committee, if one is appointed, in the Chapter 11 Cases solely to investigate any such claims, liens, causes of such action, adversary proceedings or other litigation. For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Debtors, its lead counsel, the United States Trustee, and lead counsel for any committee appointed in the Chapter 11 Cases, delivered upon the occurrence and during the continuance of an Event of Default and acceleration of obligations, stating that the Post-Carve Out Trigger Notice Cap has been invoked. For the avoidance of doubt and notwithstanding anything to the contrary herein, in the DIP Facility, or in any pre-Filing Date loan or financing documents, the Carve-Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens and the Prepetition Debt Adequate Protection Claim, and any and all other forms of adequate protection, liens or claims securing the Secured Obligations or the Prepetition Secured Obligations. On the day on which a Carve-Out Trigger Notice is given to the Debtors, such Carve-Out Trigger Notice also shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an aggregate amount equal to the accrued and unpaid Pre-Trigger Date Fees, and the Debtors shall deposit and hold any such amounts in a segregated account at the DIP Agent in trust (the “Carve-Out Reserve”). Notwithstanding anything to the contrary in any DIP Documents (including this Interim Order), following an Event of Default, the DIP Secured Parties shall not sweep or foreclose on cash (including cash received as a result of the sale of any assets) of the Debtors until the Carve-Out Reserve has been fully funded, but shall have a security interest in any residual interest in the Carve-Out Reserve, with any excess paid to the DIP Agent for application in accordance with the DIP Documents. None of the proceeds of the

Collateral or the DIP Loans shall be used in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the DIP Secured Parties or their respective officers, directors, employees, agents, advisors and counsel, including with respect to any of the liens created in connection with the DIP Facility.

5. DIP Lender Superpriority Claim. The DIP Agent, for the benefit of the DIP Secured Parties, is hereby granted the DIP Lender Superpriority Claim, which (i) shall be payable from and have recourse to the Collateral (but, for the avoidance of doubt, excluding the Excluded Property and the Carve-Out Reserve) and (ii) shall not be subject to discharge under section 1141 of the Bankruptcy Code. The DIP Lender Superpriority Claim granted in this paragraph shall be subject and subordinate in priority of payment only to the Carve-Out. Except as expressly set forth herein, unless the Secured Obligations have been satisfied in full in cash, no other superpriority claims shall be granted or allowed in the Chapter 11 Cases.

6. DIP Liens. (a) To secure the Secured Obligations, the DIP Agent, for the benefit of the DIP Secured Parties, is hereby granted, in each case subject to the Carve-Out:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code, joint and several superpriority administrative expense status claims in the Chapter 11 Cases in respect of the Secured Obligations (without the need to file a proof of claim), with priority over any and all other obligations, liabilities and indebtedness against each Obligor, now existing or hereafter arising, of any kind whatsoever, including on the proceeds of Avoidance Actions following the Final Order Entry Date (but not the Avoidance Actions themselves), and including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c) (following the Final Order Entry Date), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, whether now in existence or hereafter incurred by the Debtors, which claims status shall at all times be senior to the rights of the Obligors, the Obligors’ estates and any successor trustee, estate representative or any creditor, in any of the Chapter 11 Cases or any subsequent cases or proceedings under the Bankruptcy Code, which such DIP Lender Superpriority Claim (x) shall have recourse to and be payable from all prepetition and postpetition assets of the Debtors (including, but not limited to, the Collateral, but, for the avoidance of doubt, excluding the Excluded Property) and (y) shall be pari passu with respect to the Revolving Credit Facility and the Term Loan Facility;

(ii) pursuant to section 364(c)(2) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable first-priority liens on, and security interests in, all Collateral of each of the Obligors that is not subject to a valid, perfected, and non-avoidable lien in existence on the Filing Date (as hereinafter defined), which first-priority liens and security interests shall be perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents;

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable liens on, and security interests in, all Collateral (other than Collateral described in clause (ii) above and (iv) below, as to which the liens and security interests in favor of the DIP Agent, for the benefit of the DIP Secured Parties, are as described in such clauses) subject to Senior Liens, which Section 364(c)(3) DIP Liens shall be junior to such Senior Liens and shall themselves be perfected without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing agreements or other agreements; and

(iv) pursuant to section 364(d)(1) of the Bankruptcy Code, valid, enforceable, perfected and unavoidable first-priority, senior priming liens on, and security interests in, all of the Collateral (except the ERGG Proceeds (as defined herein)) on which (A) liens or security interests were granted as security for the obligations under or in connection with the Prepetition 2012 Credit Documents, the Prepetition Term Loan Credit Documents, or the Prepetition Second Lien Indenture Documents or (B) liens or security interests were granted as of the Filing Date that were not permitted pursuant to the terms of the Prepetition 2012 Credit Agreement or (with respect to statutory liens) applicable law or which were junior to the liens and security interests that were granted as security for the obligations under or in connection with the Prepetition 2012 Credit Documents, all of which existing liens, security interests, rights and interests shall be primed by, and made subject and subordinate to, the valid, enforceable, perfected and unavoidable first-priority senior liens to be granted to the DIP Agent, for the benefit of the DIP Secured Parties, which Priming Liens shall also prime any liens or security interests granted after the Filing Date to provide adequate protection in respect of any of the Primed Liens, and such Priming Liens shall be perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements.

(b) The DIP Liens shall be effective immediately upon the Interim Order Entry Date.

(c) Except as provided in this Interim Order or the DIP Documents, the DIP Liens shall not at any time be (i) made subject or subordinated to, or made pari passu with, any other lien, security interest, or claim existing as of the Filing Date (other than the Senior Liens), or created under sections 363 or 364(d) of the Bankruptcy Code or otherwise, or (ii) subject to any lien or security interest that is avoided and preserved for the benefit of the Obligors’ estates under section 551 of the Bankruptcy Code.

(d) The DIP Liens shall be and hereby are fully perfected liens and security interests, effective and perfected upon the Interim Order Entry Date without the necessity of execution by the Obligors of mortgages, security agreements, pledge agreements, financing agreements, financing statements, or other agreements or documents, such that no additional steps need be taken by the DIP Secured Parties to perfect such liens and security interests. Subject to entry of the Final Order, and subject to applicable non-bankruptcy law, any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the consent or approval of one or more landlords, licensors, or other parties, or requires the payment of any fees or obligations to any governmental entity, non-governmental entity or any other person, in order for any of the Obligors to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or other collateral, shall have no force or effect with respect to the transactions granting the DIP Agent, for the benefit of the DIP Secured Parties, a first-priority lien on and security interest in the Obligors’ interest in such fee, leasehold or other interest or other collateral or the proceeds of any assignment, sale or other transfer thereof, by any of the Obligors in favor of the DIP Agent, for the benefit of the DIP Secured Parties, in accordance with the terms of the DIP Loan Agreement and the other DIP Documents.

(e) The DIP Liens, DIP Lender Superpriority Claim, and other rights, benefits, and remedies granted under this Interim Order to the DIP Secured Parties shall continue in the Chapter 11 Cases, in any superseding case or cases under the Bankruptcy Code resulting from conversion of one or more of the Chapter 11 Cases (a “Superseding Case”) and following any dismissal of the Chapter 11 Cases, and such liens, security interests, and claims shall maintain their priority as provided in this Interim Order until all the Secured Obligations have been indefeasibly paid in full in cash and completely satisfied and all of the Revolving Credit Commitments have been terminated in accordance with the DIP Documents.

7. Authorization to Use Cash Collateral. Subject to the terms of this Interim Order and the DIP Documents, the Obligors are authorized to use Cash Collateral in which the Prepetition 2012 Credit Agreement Agent and the Prepetition Term Loan Credit Agreement Agent and, to the extent applicable, the Prepetition Second Lien Trustee, for the benefit of themselves and the secured parties under the Prepetition 2012 Credit Documents and the Prepetition Term Loan Credit Documents and, to the extent applicable, the Prepetition Second Lien Indenture Documents, respectively, may have an interest, in accordance with the terms, conditions, and limitations set forth in this Interim Order and/or the DIP Documents (except that, in the case of the requirement to use such cash in accordance with the Approved Budget, the Professional Fees). Any dispute in connection with the use of Cash Collateral shall be heard by the Court. Subject to the notice provision in paragraph 13(b) herein, the Debtors’ right to use Cash Collateral hereunder shall terminate without any further action by this Court or the DIP Agent, and the Obligors shall be prohibited, without the necessity of further Court order, from using such Cash Collateral hereunder upon the earliest to occur of (the “Cash Collateral Termination Date”): (a) April 22, 2013 if the Final Order Entry Date shall not have occurred, (b) the date on which all Revolving Credit Commitments have been terminated under this Interim Order and/or the DIP Documents as a result of the occurrence of an Event of Default following the expiration of any applicable grace and notice provision.

8. Fees. All fees paid and payable, and costs and/or expenses reimbursed or reimbursable by the Obligors to the DIP Secured Parties, the Steering Committee and the Disbursement Agent under the DIP Documents, and all fees paid and payable, and costs and/or expenses reimbursed or reimbursed by the Obligors to the Exit Arranger under the Exit Facility Engagement Letter and the Exit Facility Fee Letter are hereby authorized, approved and to be paid. The Obligors shall promptly pay all such fees, costs, and expenses on demand, without the necessity of any further application with the Court for approval or payment of such fees, costs or expenses. Professionals for the DIP Secured Parties, the Steering Committee, the Disbursement Agent and the Exit Arranger shall not be required to file fee applications or comply with the fee guidelines for the Office of the United States Trustee for the District of New Jersey (the “U.S. Trustee”); however, each professional shall provide a copy of its fee and expense statement to the U.S. Trustee and counsel for the Creditors’ Committee, if any, and each such party shall have ten (10) days from the date of such notice within which to object in writing to such payment. Notwithstanding anything to the contrary herein, the fees, costs, and expenses of the DIP Secured Parties, the Steering Committee and the Disbursement Agent under the DIP Documents whether incurred prior to or after the Filing Date, including, without limitation, the Administrative Agent Fees, the Letter of Credit Fees, and the legal fees and expenses of any Advisors, and the other fees referenced in the DIP Loan Agreement, shall be deemed fully earned, indefeasibly paid, non-refundable, irrevocable, and non-avoidable on the date due and payable pursuant to the terms of the DIP Documents and, irrespective of any subsequent order approving or denying the Financing or any other financing pursuant to section 364 of the Bankruptcy Code, fully entitled to all protections of section 364(e) of the Bankruptcy Code. All unpaid fees, costs, and expenses payable under the DIP Documents to the DIP Secured Parties, the Steering Committee and the Disbursement Agent shall be included and constitute part of the Secured Obligations and be secured by the DIP Liens.

9. Amendments, Consents, Waivers, and Modifications. The Obligors, with the express written consent of the DIP Agent and, to the extent required by the DIP Loan Agreement, the Collateral Agent, the Disbursement Agent, the Issuing Bank, the requisite number of DIP Lenders, and the other Obligors, in each case in compliance with Section 10.02 of the DIP Loan Agreement, may enter into any amendments, consents, waivers, or modifications to the DIP Documents that are not materially adverse to the Obligors without the need for further notice and hearing or any order of this Court; provided, however, that, without the consent of this Court on notice and a hearing, no such amendments, consents, waivers or modifications shall (i) shorten maturity, (ii) increase commitments or the rate of interest payable under the DIP Documents, (iii) require the payment of any new or additional fee, or (iv) amend the Events of Default or covenants in the DIP Documents, in each case as applicable to the Obligors, in any such case to be materially more restrictive to the Obligors; provided, further, however, that a copy of all amendments, consents, waivers or other modifications shall be filed with the Court and served by the Obligors on the U.S. Trustee and the Creditors’ Committee, if any. No consent shall be implied by any other action, inaction, or acquiescence of any of the DIP Secured Parties.

10. Adequate Protection for the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Lenders and the Prepetition Second Lien

Noteholders. The Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent and the Prepetition Second Lien Trustee, for the benefit of themselves and secured parties under the Prepetition 2012 Credit Documents, Prepetition Term Loan Credit Documents and the Prepetition Second Lien Indenture Documents, respectively (collectively, the “Adequate Protection Parties”), shall be granted as adequate protection (collectively, the “Adequate Protection Obligations”), pursuant to sections 361, 507, 363(e), and 364(d)(1) of the Bankruptcy Code or otherwise, in exchange for the consent of the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Lenders and the Prepetition Second Lien Noteholders to the priming effectuated by the DIP Facility, consent to the use of the Prepetition Collateral (including Cash Collateral) and the consent to the transactions contemplated by the DIP Facility, on account of and to the extent of any diminution in the value (each such diminution, a “Diminution in Value”) of the prepetition liens and security interests of such party resulting from the imposition of the automatic stay, or the use, sale, lease, or grant by the Obligors of the Prepetition Collateral (including, without limitation, Cash Collateral), the priming of the prepetition liens and security interests of the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Lenders and the Prepetition Second Lien Noteholders and the stay of enforcement of any prepetition security interest arising from section 362 of the Bankruptcy Code, or otherwise, the following; provided that in each case, the Prepetition 2012 Credit Agreement Agent and the Prepetition 2012 Credit Agreement Lenders shall receive the following adequate protection only until they are repaid in accordance with the DIP Documents:

(a) Adequate Protection Liens. The Adequate Protection Parties shall be granted, for the reasons set forth above in this paragraph 10, effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on all Collateral of the Obligors (together, the “Adequate Protection Liens”), subject and subordinate only to (x) the Carve-Out, (y) the DIP Liens, and (z) the Senior Liens. Except with respect to the Carve-Out, the DIP Liens, and any valid and non-avoidable liens as of the Filing Date that were permitted pursuant to the terms of the Prepetition 2012 Credit Agreement and which were senior to the liens granted in connection with the Prepetition 2012 Credit Documents and that were either perfected as of the Filing Date or subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, Adequate Protection Liens shall not, at any time, be (i) made subject or subordinated to, or made pari passu with any other lien, security interest or claim existing as of the Filing Date, or created under sections 363 or 364(d) of the Bankruptcy Code or otherwise or (ii) made subject to any lien or security interest that is avoided and preserved for the benefit of the Obligors’ estates under section 551 of the Bankruptcy Code, but in each case, shall be subject to the Prepetition Intercreditor Agreements.

(b) Superpriority Claim with Respect to the Prepetition Secured Obligations. The Adequate Protection Parties shall be granted, as and to the extent provided by section 507(b) of the Bankruptcy Code, a super-priority administrative expense claim against the Debtors’ estates on a joint and several basis, senior to all other super-priority claims and other administrative expense claims except the DIP Lender Superpriority Claim and the Carve-Out (such claim, the “Prepetition Debt Adequate Protection Claim”). The Prepetition Debt Adequate Protection Claim shall have recourse to and be payable from all Collateral; provided that the Prepetition Term Loan Credit Agreement Agent and the Prepetition Second Lien Trustee shall not receive or retain any payments, property or other amounts in respect of such superpriority claims unless and until the Secured Obligations and the Carve-Out have indefeasibly been paid in cash in full. The Adequate Protection Obligations shall be for the benefit of the secured parties under the Prepetition 2012 Credit Agreement Documents, on a first-out senior basis, the secured parties under the Prepetition Term Loan Credit Agreement Documents, on a senior basis, and the Prepetition Second Lien Indenture Documents, on a junior basis, in accordance with the priorities as among such parties as were in effect on the Filing Date in accordance with the Prepetition Intercreditor Agreements.

(c) Interest Payments to the Prepetition 2012 Credit Agreement Lenders. In accordance with the Prepetition 2012 Credit Agreement, the Prepetition 2012 Credit Agreement Agent, for the benefit of the Prepetition 2012 Credit Agreement Lenders, shall receive cash payments of any interest accrued and unpaid on any loan under the Prepetition 2012 Credit Agreement, payable in accordance with the terms thereof, on the dates and in the manner set forth there in. Additionally, any interest accrued and unpaid on any loan under the Prepetition 2012 Credit Agreement prepaid pursuant to a Roll-Up Borrowing shall be deemed outstanding under the DIP Credit Agreement, payable in accordance with the terms thereof, on the dates and in the manner set forth therein as if such interest had been accrued with respect to such Roll-Up Borrowing as of the beginning of the then current Interest Period, and each DIP Lender agrees that such interest deemed outstanding under the DIP Credit Agreement shall be in full satisfaction of the amount that such DIP Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, is entitled to receive as payment for such interest owed to such DIP Lender, in its capacity as a Prepetition 2012 Credit Agreement Lender, under the Prepetition 2012 Credit Agreement.

(d) Reservation of Rights. Except as expressly provided herein and in the Prepetition Intercreditor Agreements, nothing contained in this Interim Order (including, without limitation, the authorization to use any Cash Collateral) shall impair or modify any rights, claims or defenses available in law or equity to the Adequate Protection Parties or the Debtors (except as otherwise expressly provided hereunder), including with respect to any rights, claims or defenses that may arise in the event any relief requested in the Motion is not granted. The consent of the Adequate Protection Parties to the priming of the Prepetition Liens by the DIP Liens (a) is limited solely to the Financing and does not extend to any other postpetition financing the Obligors may subsequently propose to enter into and (b) does not constitute, and shall not be construed as constituting, an acknowledgement or stipulation by the Adequate Protection Parties that, absent such consent, their respective interests in the Prepetition Collateral would be adequately protected pursuant to this Interim Order. Nothing in the Interim Order shall constitute an admission that the Adequate Protection Parties are not entitled to payment under section 506(b) of the Bankruptcy Code.

11. Perfection of DIP Liens and Adequate Protection Liens. (a) The DIP Agent, the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent and the Prepetition Second Lien Trustee are hereby authorized, but not required, to file or record financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession of or control over, or take any other action in order to validate and perfect the liens and security interests granted to them hereunder, in each case, without the necessity to pay any mortgage recording fee or similar fee or tax. Whether or not the DIP Agent on behalf of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent on behalf of the Prepetition 2012 Credit Agreement Lenders, the

Prepetition Term Loan Credit Agreement Agent on behalf of the Prepetition Term Loan Credit Agreement Lenders and the Prepetition Second Lien Trustee on behalf of the Prepetition Second Lien Noteholders shall, in their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable, and not subject to challenge, dispute or subordination (other than as provided in the Prepetition Intercreditor Agreements), at the time and on the Interim Order Entry Date. The Obligors shall, if requested, execute and deliver to the DIP Agent, the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent, and the Prepetition Second Lien Trustee all such agreements, financing statements, instruments and other documents as the DIP Agent, the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent, and the Prepetition Second Lien Trustee may reasonably request to more fully evidence, confirm, validate, perfect, preserve, and enforce the DIP Liens and the Adequate Protection Liens, all such documents will be deemed to have been recorded and filed as of the Filing Date.

(b) A certified copy of the Interim Order may, in the discretion of the DIP Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien, or similar instruments, and all filing offices are hereby directed to accept such certified copy of this Interim Order for filing and recording.

12. Access to Collateral. Notwithstanding anything contained herein to the contrary, and without limiting any other rights or remedies of the DIP Secured Parties contained in this Interim Order or the DIP Documents, or otherwise available at law or in equity, and subject to the terms of the DIP Documents, upon three (3) Business Days’ written notice to the landlord, lienholder, licensor, or other third party owner of any leased or licensed premises or intellectual property that an Event of Default under the DIP Documents or a default by any of the Obligors of any of their obligations under this Interim Order has occurred and is continuing, the DIP Agent (i) may, only subject to any separate agreement by and between the applicable landlord or licensor (the terms of which shall be reasonably acceptable to the parties thereto), enter upon any leased or licensed premises of any of the Obligors for the purpose of exercising any remedy with respect to Collateral located thereon and (ii) subject to applicable law, shall be entitled to all of the Obligors’ rights and privileges as lessee or licensee under the applicable license and to use any and all trademarks, trade-names, copyrights, licenses, patents or any other similar assets of the Obligors, which are owned by or subject to a lien or license of any third party and which are used by the Obligors in their businesses, in either the case of subparagraph (i) or (ii) of this paragraph without interference from lienholders or licensors thereunder; provided, however, that the DIP Agent shall pay only rent and additional rent, fees, royalties or other obligations of the Obligors that first arise after the DIP Agent’s written notice referenced above and that are payable during the period of such occupancy or use by the DIP Agent, as the case may be, calculated on a per diem basis. To the extent applicable law prohibits the forgoing access or use of rights, the DIP Agent shall have the right to an expedited hearing on five (5) Business Days’ notice to obtain Court authorization to obtain such access and/or use such rights. Nothing herein shall require the Obligors or the DIP Agent to assume or assign any lease or license under section 365(a) of the Bankruptcy Code as a precondition to the rights afforded to the DIP Agent in this paragraph.

13. Automatic Stay Modified. The automatic stay provisions of section 362 of the Bankruptcy Code hereby are vacated and modified without the need for any further order of this Court to:

(a) whether or not an Event of Default under the DIP Documents has occurred, (i) require all cash, checks, or other collections or proceeds from Collateral received by any of the Obligors to be deposited in accordance with the requirements of the DIP Documents, and to apply any amounts so deposited and other amounts paid to or received by the DIP Secured Parties under the DIP Documents in accordance with any requirements of the DIP Documents, and (ii) require mandatory prepayments in accordance with the requirements of the DIP Documents, in each case, without further order of this Court;

(b) following an Event of Default under the DIP Documents, allow the DIP Agent to exercise any and all of their rights and remedies in accordance with the terms of the DIP Documents, and to take all actions required or permitted by the DIP Documents without necessity of further Court orders; provided that the DIP Agent shall give three (3) Business Days’ prior notice to the Borrower, the U.S. Trustee, and the Creditors’ Committee, if any, of such action; provided, further, however, that this Interim Order shall not prejudice the rights of any party-in-interest to oppose the exercise of the DIP Secured Parties’ remedies; provided, further, that the only issue that may be raised by any entity in opposition thereto shall be whether an Event of Default has in fact occurred and is continuing; and

(c) enable the Engagement Parties (as defined in the Exit Facility Engagement Letter) to perform under the Exit Facility Engagement Letter and Exit Facility Fee Letter and to exercise any and all of their contractual rights thereunder.

14. Subsequent Reversal or Modification. This Interim Order is entered pursuant to, inter alia, section 364 of the Bankruptcy Code, and Bankruptcy Rules 4001(b) and (c), granting the DIP Secured Parties all protections afforded by section 364(e) of the Bankruptcy Code. If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, that action will not affect (i) the validity of any obligation, indebtedness or liability incurred hereunder by any of the Obligors to the DIP Secured Parties prior to the date of receipt by the DIP Agent of written notice of the effective date of such action, (ii) the payment of any fees required under this Interim Order or the DIP Documents, and/or (iii) the validity and enforceability of any lien, claim, obligation, or priority authorized or created under this Interim Order or pursuant to the DIP Documents as of such date. Notwithstanding any such reversal, stay, modification, or vacatur, any postpetition indebtedness, obligation or liability incurred by any of the Obligors to any of the DIP Secured Parties, prior to written notice being delivered to the DIP Agent of the effective date of such action, shall be governed in all respects by the original provisions of this Interim Order unless the Final Order has been entered, in which case the Final Order shall govern, and the DIP Secured Parties shall be entitled to all the rights, remedies, privileges, and benefits granted herein and in the DIP Documents with respect to all such indebtedness, obligations or liability.

15. Restriction on Use of Lenders’ Funds. Notwithstanding anything herein to the contrary, no Collateral, proceeds thereof, Cash Collateral, Prepetition Collateral, proceeds thereof, proceeds of the Financing, or any portion of the Carve-Out may be used by any of the Obligors, the Obligors’ estates, any Creditors’ Committee, any trustee or examiner appointed in the Chapter 11 Cases or any chapter 7 trustee, or any other person, party or entity to, in any jurisdiction anywhere in the world, directly or indirectly to (a) request authorization to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code, or otherwise, other than (i) from the DIP Agent or (ii) if such financing is sufficient to indefeasibly pay all Secured Obligations in full in cash and such financing is immediately so used; (b) assert, join, commence, support, investigate, or prosecute any action for any claim, counter-claim, action, cause of action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination, or similar relief against, or adverse to the interests of, in any capacity, the Releasees, with respect to any transaction, occurrence, omission, or action, including, without limitation, (i) any action arising under the Bankruptcy Code against a Releasee; (ii) any so-called “lender liability” claims and causes of action against a Releasee; (iii) any action with respect to the legality, enforceability, validity, extent, perfection, and priority of the Secured Obligations, the DIP Lender Superpriority Claim, the Adequate Protection Obligations, the Prepetition Secured Obligations, or the Prepetition Secured Debt Documents, or the legality, enforceability, validity, extent, perfection, and priority of the DIP Liens, the Prepetition Liens, or the Adequate Protection Liens; (iv) any action seeking to invalidate, set aside, avoid, reduce, set off, offset, recharacterize, subordinate (whether equitable, contractual, or otherwise), recoup against, disallow, impair, raise any defenses, cross-claims, or counter claims or raise any other challenges under the Bankruptcy Code or any other applicable domestic or foreign law or regulation against or with respect to the DIP Liens, the DIP Lender Superpriority Claim, the Prepetition Liens, the Adequate Protection Obligations, or any other obligations under the Prepetition Secured Debt Documents in whole or in part; (v) appeal or otherwise challenge this Interim Order, the DIP Documents, or any of the transactions contemplated herein or therein; and/or (vi) any action that has the effect of preventing, hindering, or delaying (whether directly or indirectly) the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term

Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders in respect of their respective liens on and security interests in the Collateral or the Prepetition Collateral or any of their rights, powers, or benefits hereunder or in the Prepetition Secured Debt Documents or the DIP Documents anywhere in the world; and/or (c) pay any claim of a prepetition creditor except as permitted under the DIP Documents; provided, however, that subject to the Final Order, the Creditors’ Committee, if any, may use (in accordance with the DIP Documents) up to $25,000 (the “Investigation Fund”) to investigate the liens and claims of, and claims against, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders in respect of the respective Prepetition Secured Debt Documents applicable to each of the foregoing parties, but may not use the Investigation Fund to initiate, assert, join, commence, support, or prosecute any actions or discovery with respect thereto. The DIP Agent reserves the right to object to, contest, or otherwise challenge any claim incurred in connection with any activities described in subparagraph (b) of this paragraph 15 (other than as permitted in connection with the Investigation Fund in an amount not exceeding such Investigation Fund) on the ground that such claim should not be allowed, treated, or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.

16. Claims Stipulation Investigation Period Reservation of Rights. The stipulations set forth in paragraph E of this Interim Order (together the “Claims Stipulation”) shall not be binding on any person or entity, other than the Debtors, until (i) the expiration of the sixty (60) day period from the date of the appointment of the Creditors’ Committee, if any, for the Creditors’ Committee to investigate the accuracy of the Claims Stipulation and (ii) the expiration of the seventy-five (75) day period from the Filing Date for all other parties in interest to investigate the accuracy of the Claims Stipulation (in each case, as such date may be extended by the Requisite Lenders or by the Court for cause shown, the “Investigation Termination Date”); provided, however, that upon the occurrence of the effective date of the Reorganization Plan, the investigation periods set forth herein shall automatically terminate. Notwithstanding anything herein to the contrary, nothing contained in this paragraph shall alter the restrictions contained in paragraph 15 hereof. Any assertion of claims or causes of action of the Obligors or their estates against any of the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders must be made, on or before the Investigation Termination Date, by (i) filing a motion to obtain standing to pursue such an action (which motion attaches the complaint or pleading that would initiate such action) or (ii) if standing exists, properly commencing an adversary proceeding. If no such action or motion is filed on or before the Investigation Termination Date, all persons and entities shall be forever barred from bringing or taking such action and the Claims Stipulations shall be permanently and irrevocably binding upon all persons and entities. Any Claim Stipulation that is not expressly challenged in an adversary proceeding (or with respect to which authority to obtain standing has not been requested as set forth above) before the Investigation Termination Date shall remain in full force and effect and shall permanently and irrevocably bind all entities and persons, despite the filing of any other adversary proceeding or motion in accordance with this paragraph. Notwithstanding anything to the contrary herein, if prior to the Investigation Termination Date the Chapter 11 Cases are converted to chapter 7 or if a trustee is appointed in the Chapter 11 Cases, the Investigation Termination Date shall be extended for an additional 60 days from the date of the conversion of the Chapter 11 Cases to chapter 7 or the date of the appointment of the chapter 11 trustee, as applicable. For the avoidance of doubt, in the event that it is determined by this Court after a successful challenge, if any, in accordance with the terms of the DIP Documents, as to the validity, perfection or enforceability of the Prepetition Secured Debt Documents, the liens granted thereunder or any repayment of indebtedness in respect thereof, the Court, after notice and a hearing, reserves the right to unwind and reallocate payments (other than payments that have been distributed to any of the lenders under the Prepetition 2012 Credit Agreement or the Prepetition Term Loan Credit Agreement or any of the noteholders under the Prepetition Second Lien Indenture), or any portion thereof made to the Prepetition 2012 Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Agent or the Prepetition Second Lien Trustee, for the benefit of themselves or the secured parties under the Prepetition 2012 Credit Documents, Prepetition Term Loan Credit Documents or the Prepetition Second Lien Indenture Documents, and modify any liens and claims granted pursuant to this Interim Order.

17. Collateral Rights. Except as expressly permitted in this Interim Order or the DIP Documents, in the event that any person or entity that holds a lien on or security interest in Collateral of the Obligors’ estates, or Prepetition Collateral that is junior and/or subordinate to the DIP Liens or Prepetition Liens in such Collateral or Prepetition Collateral receives or is paid the proceeds of such Collateral or Prepetition Collateral, or receives any other payment with respect thereto from any other source, prior to indefeasible payment in full in cash and the complete satisfaction of all Secured Obligations under the DIP Documents and the Prepetition Secured Obligations under the Prepetition Secured Debt Documents, and termination of the Revolving Credit Commitments in accordance with the DIP Documents and the Prepetition Secured Debt Documents, such junior or subordinate lienholder shall be deemed to have received, and shall hold, the proceeds of any such Collateral of the Obligors’ estates, in trust for the DIP Lenders, and shall immediately turnover such proceeds to the DIP Agent for application in accordance with the DIP Documents and this Interim Order.

18. Prohibition on Additional Liens. Except as provided in the DIP Documents and/or this Interim Order, the Obligors shall be enjoined and prohibited from, at any time during the Chapter 11 Cases until such time as the Secured Obligations have been indefeasibly paid in full, granting liens on or security interests in the Collateral or any portion thereof to any other entities, pursuant to section 364(d) of the Bankruptcy Code or otherwise, which liens are junior to, senior to, or pari passu with the DIP Liens, the Adequate Protection Liens, and the Prepetition Liens.

19. No Waiver. This Interim Order shall not be construed in any way as a waiver or relinquishment of any rights that any of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders may have to bring or be heard on any matter brought before this Court.

20. Sale/Conversion/Dismissal/Plan. (a) No order providing for either the sale of the ownership of the stock of the Obligors or their affiliates or the sale of all or substantially all of the assets of the Obligors under section 363 of the Bankruptcy Code shall be entered by the Court unless, in connection and concurrently with any such event, (i) the proceeds of such sale shall be used to satisfy, in cash the Secured Obligations in accordance with and to the extent provided for under the DIP Documents; (ii) such sale is expressly permitted under the DIP Documents; or (iii) the DIP Lenders, the DIP Agent, or the required Lenders otherwise consent.

(b) If an order dismissing or converting any of these cases under sections 305 or 1112 of the Bankruptcy Code or otherwise or an order appointing a chapter 11 trustee or an examiner with expanded powers is at any time entered, and unless otherwise agreed to by the DIP Agent with the consent of the Required Lenders, such order shall provide that, in each case subject to the Carve-Out, (i) the DIP Liens, the DIP Lender Superpriority Claim, and the Adequate Protection Obligations granted hereunder and in the DIP Documents shall continue in full force and effect, remain binding on all parties-in-interest, and maintain their priorities as provided in this Interim Order until all Secured Obligations and Adequate Protection Obligations are indefeasibly paid in full in cash and completely satisfied and the commitments under the DIP Documents are terminated in accordance with the DIP Documents, (ii) to the extent permitted by applicable law, this Court shall retain jurisdiction, notwithstanding such dismissal, for purposes of enforcing the DIP Liens, the Adequate Protection Liens, the DIP Lender Superpriority Claim, and the Adequate Protection Obligations, and (iii) all postpetition indebtedness, obligation or liability incurred by any of the Obligors to the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders prior to the date of such order, including, without limitation, the Secured Obligations, shall be governed in all respects by the original provisions of this Interim Order unless the Final Order has been entered, in which case the Final Order shall govern, and the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit

Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders shall be entitled to all the rights, remedies, privileges, and benefits granted herein and in the DIP Documents with respect to all such indebtedness, obligations or liability.

21. Priority of Terms. To the extent of any conflict between or among (a) the express terms or provisions of any of the DIP Documents, the Motion, any other order of this Court, or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “as defined in” or “as more fully described in” the DIP Documents or words of similar import, the terms and provisions of this Interim Order shall govern.

22. No Third Party Beneficiary. Except as explicitly set forth herein, no rights are created hereunder for the benefit of any third party, any creditor or any direct, indirect or incidental beneficiary.

23. Rights Under Sections 363(k) and 1129(b). Subject to entry of the Final Order, the full amount of the Secured Obligations and, subject to entry of the Final Order, the Prepetition Secured Obligations may be used to “credit bid” for the assets and property of the Obligors as provided for in section 363(k) of the Bankruptcy Code, in accordance with the terms of the DIP Documents and Prepetition Secured Debt Documents without the need for further Court order authorizing the same and whether such sale is effectuated through section 363(k) and/or section 1129(b) of the Bankruptcy Code or otherwise because, among other things, the denial of such rights would result in the Prepetition Secured Obligations not receiving the indubitable equivalent of their claims.

24. Proofs of Claim. Notwithstanding anything to the contrary contained in any prior or subsequent order of the Court, none of the Prepetition 2012 Credit Agreement

Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders shall be required to file any proof of claim with respect to any of the Prepetition Secured Obligations or any obligations hereunder, all of which shall be due and payable in accordance with the Prepetition Secured Debt Documents or this Interim Order, as applicable, without the necessity of filing any such proof of claim, and the failure to file any such proof of claim shall not affect the validity or enforceability of any of the Prepetition Secured Debt Documents, this Interim Order, the Prepetition Secured Obligations or any other obligations hereunder, or prejudice or otherwise adversely affect the rights, remedies, powers, or privileges of the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders under the Prepetition Secured Debt Documents or this Interim Order; provided, further, that, for the avoidance of doubt, the filing of any proof of claim by the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders shall not in any way prejudice or otherwise adversely affect such parties’ rights, remedies, powers, or privileges under the Prepetition Secured Debt Documents or this Interim Order.

25. Best Efforts. If requested to do so by the DIP Agent, the Debtors shall use their best efforts (subject to applicable law, including, without limitation, the Debtors’ fiduciary duties thereunder) to assist and cooperate with the sale of the Collateral.

26. Incurrence of Indebtedness. Except as expressly provided by the DIP Documents, the Debtors shall not incur, create, assume, or permit to exist, directly or indirectly, any Indebtedness.

27. Exit Facilities Arrangements. The Borrower is hereby authorized to enter into, and perform under, the Exit Facility Engagement Letter and related Exit Facility Fee Letter in each case with J.P. Morgan Securities LLC, as Exit Arranger, and to consummate the transactions contemplated thereby. Pursuant to the Exit Facility Engagement Letter, the Exit Arranger will agree to continue syndication of the Exit Facilities, and the Borrower will, among other things, agree to indemnify the Exit Arranger and its affiliates as set forth thereunder. The Borrower is hereby authorized to pay to the Exit Arranger (for the benefit of the Exit Arranger) the arrangement fee and (for the benefit of the lenders that have made commitments under the Exit Facilities) the ticking fees on the terms set forth in the Exit Facilities Term Sheet, in each case, as set forth in the Exit Facility Fee Letter. The Borrower is authorized to enter into agency fee letters with the administrative agents for the first-lien revolving portion of the Exit Facilities and the second-lien term portion of the Exit Facilities and pay the administrative agency fees as set forth in each such letter. All of the amounts due and payable under the Exit Facility Engagement Letter and Exit Facility Fee Letter, including fees, expenses and other amounts due and owing incurred by the Engagement Parties (as defined in the Exit Facility Engagement Letter) in connection with the Transactions (as defined in the Exit Facility Engagement Letter) and reimburseable under the Exit Facility Engagement Letter shall be entitled (to the extent of any amounts then due and payable) to priority as administrative expense claims under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, whether or not the Exit Facilities are entered into or funded but subject to the provisions of this Interim Order.

28. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

29. Final Hearing Date. The Final Hearing to consider the entry of the Final Order approving the relief sought in the Motion shall be held on April [ - ], 2013 at [ - ] a/p.m. (ET) before the Honorable [ - ] at the United States Bankruptcy Court for the District of New Jersey, [ - ].

30. No Consent. No action, inaction or acquiescence by the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders, including funding the Obligors’ ongoing operations under this Interim Order, shall be deemed to be or shall be considered as evidence of any alleged consent by the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders to a charge against the Collateral pursuant to sections 506(c), 552(b) or 105(a) of the Bankruptcy Code. None of the DIP Secured Parties shall (and subject to the Final Order, none of the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders shall) be subject in any way whatsoever to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral. Subject to entry of the Final Order, the “equities of the case” exception of section 552(b) of the Bankruptcy Code shall not apply to the

Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, or the Prepetition Second Lien Noteholders with respect to the Prepetition Secured Debt Documents and/or the Collateral.

31. Waiver. Effective upon entry of the Final Order, no person or entity shall be entitled, directly or indirectly, to, except as expressly provided by paragraph 4 of this Interim Order with respect to the Carve-Out, charge or recover from the Collateral, whether by operation of section 506(c) of Bankruptcy Code, sections 105 or 552(b) of the Bankruptcy Code, or otherwise, or direct the exercise of remedies or seek (whether by order of this Court or otherwise) to marshal or otherwise control the disposition of Collateral or Property after an Event of Default under the DIP Documents, or termination or breach under the DIP Documents or this Interim Order.

32. Adequate Notice. The notice given by the Obligors of the Interim Hearing was given in accordance with Bankruptcy Rules 2002 and 4001(c)(2), and the Local Bankruptcy Rules. Under the circumstances, no further notice of the request for the relief granted at the Interim Hearing is required. The Obligors shall promptly mail copies of this Interim Order and notice of the Final Hearing to (i) the Notice Parties (as defined herein); (ii) the top thirty (30) unsecured creditors of the Debtors (on a consolidated basis); (iii) [ - ]; and (iv) any other entity requesting notice under Bankruptcy Rule 2002 after the Interim Order Entry Date. Any objection to the relief sought at the Final Hearing shall be made in writing setting forth with particularity the grounds thereof, and filed with the Court and served so as to be actually received no later than seven (7) days prior to the Final Hearing by the following: (i) counsel to the DIP Agent, Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, Attn: John Rapisardi and Michael J. Cohen and Duane Morris LLP, One

Riverfront Plaza, 1037 Raymond Boulevard, Suite 1800, Newark, New Jersey 07102-5429, Attn: William S. Katchen; (iii) counsel to the Steering Committee, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, Attn: Andrew Rosenberg and Elizabeth McColm; (iv) counsel to the Debtors, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Marc Kieselstein, Leonard Klingbaum, and Nicole Greenblatt; (v) co-counsel to the Debtors, Klehr Harrison Harvey Branzburg LLP, 457 Haddonfield Road, Suite 510, Cherry Hill, New Jersey 08002, Attn: Carol Ann Slocum; and (vi) any counsel to the Creditors’ Committee, if one has been appointed (collectively, the “Notice Parties”).

33. Binding Effect Successors and Assigns. The DIP Documents and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties-in-interest in these Chapter 11 Cases, including, without limitation, the Obligors, the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, the Prepetition Second Lien Noteholders, any Creditors’ Committee or examiner appointed in these Chapter 11 Cases, and the Obligors, and their respective successors and assigns (including any trustee or fiduciary hereinafter appointed as a legal representative of the Obligors or with respect to the property of the estates of the Obligors) whether in these Chapter 11 Cases, in any Successor Cases, or upon any dismissal of any such chapter 11 or chapter 7 case and shall inure to the benefit of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, the Prepetition Second Lien Noteholders, and the Obligors, and their respective successors and assigns, provided, however, that the consent of the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders to permit the use of Cash Collateral hereunder and the agreement of the DIP Secured Parties to extend financing under the DIP Documents shall terminate upon the appointment of any chapter 7 or 11 trustee, examiner with expanded powers, or similar responsible person appointed for the estates of the Obligors. In determining to make any loan (whether under the DIP Loan Agreement, a promissory note, or otherwise), to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Documents, the DIP Secured Parties, the Prepetition 2012 Credit Agreement Agent, the Prepetition 2012 Credit Agreement Lenders, the Prepetition Term Loan Credit Agreement Agent, the Prepetition Term Loan Credit Agreement Lenders, the Prepetition Second Lien Trustee, and the Prepetition Second Lien Noteholders shall not (i) subject to entry of the Final Order, be deemed to be in control of the operations of the Obligors, or (ii) owe any fiduciary duty to the Obligors, their respective creditors, shareholders, or estates. Each stipulation, admission and agreement contained in this Interim Order shall also be binding upon all persons and entities under all circumstances and for all purposes.

34. Retention of Jurisdiction. This Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Dated:	_[ - ], New Jersey
March , 2013

THE HONORABLE [ - ]
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT M

[Form of]

CASH FLOW FORECAST

[Attached]

M-1

Revel AC, Inc.

DIP Cash Flow Forecast

($, unless noted otherwise)

Week (Start Date / End Date)
	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Total Period
	03/25/13	04/01/13	04/08/13	04/15/13	04/22/13	04/29/13	05/06/13	05/13/13
	03/31/13	04/07/13	04/14/13	04/21/13	04/28/13	05/05/13	05/12/13	05/19/13

Total Gaming Deposits
Total Non-Gaming Deposits

Total Revenue / Deposits

Accounts Payable Disbursements
Day Club CapEx
Amenities CapEx
Contract Entertainment Payments
Payroll (Salaries / Wages & Benefits)
Marketing Expense
Gross Gaming Revenue Tax
Parking Fees & Other Taxes
Utilities Payment / Deposits
Insurance Costs
Real Estate Taxes
Restructuring Fees / Retainers
DIP Interest
2012 CA Interest Expense
Other

Total Expenses / Disbursements

Net Cash Flow

Cash-on-Hand
Beginning Cash Balance
Cash Flow Surplus / (Deficit)

Subtotal (Before Revolving Credit Facility)
Plus: Revolver/DIP Draw/(Repayment)

Ending Cash Balance

DIP Facility - Revolver (excl. LOC)
Beginning DIP Balance - Revolver (excl. LOC)
Plus: DIP Draw/(Repayment) - Revolver

Ending DIP Balance - Revolver (excl. LOC)

DIP Facility - Revolver (incl. LOC)
Ending DIP Balance - Revolver (excl. LOC)
Ending LOC Balance

Ending DIP Balance - Revolver (incl. LOC)

Letters of Credit
Beginning LOC Balance
Plus: LOC Draw/(Repayment)

Ending LOC Balance

Available Liquidity
Total Availability (Maximum Capacity)
Less: Minimum Liquidity Covenant
Less: Revolver/DIP Balance (incl. LOC)

Available Capacity
Plus: Ending Cash Balance

Net Liquidity